SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

IF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Merger Proposal – Your Vote is Very Important

December 19, 2025

Dear Shareholder:

You are cordially invited to attend the special meeting of the shareholders of IF Bancorp, Inc., a Maryland corporation and registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “Company”). The meeting will be held on Tuesday, February 3, 2026 at 2:00 p.m., local time, at the administrative office of Iroquois Federal Savings and Loan Association, a federal savings and loan association and wholly owned subsidiary of the Company (the “Bank”), 204 East Cherry Street, Watseka, Illinois.

On October 29, 2025, ServBanc Holdco, Inc., an Arizona corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Parent”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (1) the Company will merge with and into SBHI Holdings, Inc., a newly formed Maryland corporation and wholly-owned subsidiary of Parent with the Company as the surviving corporation (the “Merger”), (2) the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Second Merger”), and (3) the Bank will merge with and into Servbank, National Association, a national banking association and wholly owned subsidiary of Parent (“Servbank”), with Servbank as the surviving entity (the “Bank Merger”). If the Merger is completed, upon closing of the Merger, your shares of Company common stock will be converted into the right to receive $27.20 in cash for each share, subject to adjustment as provided in the Merger Agreement (the “Per Share Merger Consideration”). Upon completion of the Merger, and following payment of the aforementioned Per Share Merger Consideration, you will no longer own any stock or have any other interest in the Company.

At the special meeting, you will be asked to vote upon proposals to: (1) approve the Merger Agreement and the Merger; (2) approve a non-binding advisory proposal regarding the compensation to be paid to the named executive officers of the Company in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation”); and (3) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger. The notice of special meeting and the proxy statement appearing on the following pages describe the Merger Agreement, the Merger and the other formal business to be transacted at the meeting and includes, as Annex A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the Merger. Our directors and officers will be present at the special meeting to respond to appropriate questions from shareholders.

The completion of the Merger is subject to certain conditions, including (1) the approval of the Merger Agreement and Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, and (2) the approval or receipt of waivers from various bank regulatory authorities. We urge you to read the attached proxy statement carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Annex A.

Our board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” approval of the Merger Agreement and the Merger, “FOR” the Merger-Related Compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

The receipt of cash in exchange for your Company common stock in the Merger generally will be a taxable transaction for United States federal income tax purposes. We urge you to consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Your Vote Is Very Important!

Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided or vote via telephone or the Internet. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. Failing to vote will have the same effect as voting “AGAINST” the Merger Agreement and the Merger.

If you have any questions concerning the merger or need assistance in voting, please contact the Company’s proxy solicitor, Laurel Hill Advisory Group, LLC. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely,

Walter H. Hasselbring, III
Chief Executive Officer

This proxy statement and the enclosed proxy card are being first mailed to shareholders of record on or about December 30, 2025.

IF Bancorp, Inc.

201 East Cherry Street

Watseka, Illinois

(815) 432-2476

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, February 3, 2026 at 2:00 p.m. local time.

PLACE	The administrative office of Iroquois Federal Savings and Loan Association, a wholly owned subsidiary of the Company (the “Bank”), 204 East Cherry Street, Watseka, Illinois.

ITEMS OF BUSINESS	(1) The approval of the Agreement and Plan of Merger, dated as of October 29, 2025 (the “Merger Agreement”), by and between ServBanc Holdco, Inc. (“Parent”) and IF Bancorp, Inc. (the “Company”), pursuant to which (i) the Company will merge with and SBHI Holdings, Inc., a newly formed subsidiary of Parent, with the Company as the surviving corporation (the “Merger”), (ii) the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Second Merger”), and (iii) the Bank, a wholly owned subsidiary of the Company, will merge with and into Servbank, National Association, a wholly owned subsidiary of Parent (“Servbank”), with Servbank as the surviving entity (the “Bank Merger”).

(2) A proposal to approve a non-binding advisory proposal regarding the compensation to be paid to the named executive officers of the Company in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation”).

(3) A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

RECORD DATE	To vote, you must have been a shareholder at the close of business on December 18, 2025.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting. We cannot complete the Merger unless shareholders of the Company holding a majority of the outstanding shares of the Company common stock approve the Merger Agreement and the Merger. You can vote your shares via the Internet, by telephone or by completing and returning the proxy card sent to you. Voting instructions are printed on your proxy card. Failure to vote will have the same effect as voting “AGAINST” the Merger Agreement and the Merger.

The enclosed document provides a detailed description of the Merger, the Merger Agreement and related matters. We urge you to carefully read the document, and its appendices in their entirety. If you have any questions concerning the Merger, the Merger Agreement or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Monday through Friday from 9:00 a.m. to 5:00 p.m., Central Time

Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888)742-1305.

The board of directors of the Company unanimously recommends that you vote “FOR” the approval of the Merger Agreement and Merger, “FOR” the Merger-Related Compensation proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

Whether or not you plan to attend the special meeting, please vote via the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors

Ashtyn Barrett
Corporate Secretary

December 19, 2025

i

SUMMARY

This summary highlights selected information regarding the Merger from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed Merger, we urge you to carefully read the entire document and the other documents to which we refer, including the Merger Agreement, attached as Annex A.

THE COMPANIES

IF Bancorp, Inc. Iroquois Federal Savings and Loan Association 201 East Cherry Street Watseka, Illinois 60970 (815) 432-2476

IF Bancorp, Inc. (Nasdaq: IROQ) (the “Company”) is a Maryland corporation and registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), and is the parent company of Iroquois Federal Savings and Loan Association, a federal savings and loan association (the “Bank”). The Company and the Bank are sometimes collectively referred to as “Iroquois” herein. As of September 30, 2025, on a consolidated basis, the Company had total assets of $862.3 million, total loans of $619.3 million, total deposits of $680.3 million and total shareholders’ equity of $84.5 million.

The Bank is a federal savings and loan association that has served the banking needs of its customers since 1883. It operates from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.

ServBanc Holdco, Inc. SBHI Holdings, Inc. Servbank, National Association 3138 East Elwood Street Phoenix, Arizona 85034 (631) 449-7037

ServBanc Holdco, Inc. (“Parent’) is an Arizona corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA Act”).

Parent is the holding company for Servbank, National Association (“Servbank”) which is a national banking association originally founded in 1994 and with its office in Oswego, Illinois. As of September 30, 2025, on a consolidated basis, Parent had total assets of $1.1 billion, total loans of $467.0 million, total deposits of $671.6 million and total equity of $202.9 million.

THE SPECIAL MEETING

Place, Date and Time	The special meeting of our shareholders will be held at the administrative office of the Bank, 204 East Cherry Street, Watseka, Illinois on Tuesday, February 3, 2026 at 2:00 p.m., local time.

Purpose of the Meeting

At the special meeting, our shareholders will be asked to approve and adopt the Agreement and Plan of Merger by and between Parent and the Company, dated as of October 29, 2025 (the “Merger

Agreement”) pursuant to which, among other things, SBHI Holdings, Inc., a newly formed subsidiary of Parent (the “Merger Sub”), will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), as well as the other proposals set forth in the enclosed notice of special meeting.

Who Can Vote at the Meeting	You can vote at the special meeting if you owned our common stock at the close of business on December 18, 2025. You will be able to cast one vote for each share of our common stock you owned on that date. As of December 18, 2025 there were 3,351,526 shares of our common stock outstanding.

What Vote is Required for Approval of the Merger Agreement	The approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. You can vote your shares by attending the special meeting and voting in person, via the Internet, by telephone or by completing and mailing the enclosed proxy card.

Shares held by Directors and Officers; Voting Agreements

As of the record date for the special meeting, the directors and executive officers of the Company owned, in the aggregate, shares of Company common stock having the power to cast approximately 11.7% of the total votes eligible to be cast at the special meeting.

Each of our directors and executive officers have entered into voting agreements requiring each to vote all of the shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement. Accordingly, shares of Company stock having the power to cast approximately 11.6% of the total votes eligible to be cast at the special meeting are subject to the voting agreements.

THE MERGER

Overview of the Transaction	We propose a business combination in which (1) the Company will merge with and into the Merger Sub with the Company as the surviving corporation, (2) the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Second

Merger”), and (3) the Bank will merge with and into Servbank, with Servbank the surviving entity (the “Bank Merger”).

Each Share of Company Common Stock Will Be Exchanged for Total Cash Consideration	As a Company shareholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive an amount equal to the quotient of (A) $89.8 million (the “Total Cash Consideration”), divided by (B) the number of shares of Company Stock outstanding immediately prior to the Effective Time, rounded down to the nearest cent and adjusted based on the Company’s tangible common equity at closing. This will result in approximately $27.20 per share of the merger consideration (the “Merger Consideration”), subject to the aforementioned tangible common equity based adjustment.

How to Receive Cash in Exchange for Your Company Stock Certificates	To receive the Merger Consideration in exchange for your shares of Company common stock, you will need to surrender your Company stock certificates. You should not return your Company stock certificates with the enclosed proxy, and you should not send your stock certificates to the exchange agent until you receive the letter of transmittal. Parent’s paying agent will send you written instructions for surrendering your Company stock certificates as promptly as practicable following the closing of the Merger. If your shares of Company common stock are held in “street” name, your broker, bank or nominee will process the exchange on your behalf.

Company Stock Price	Our common stock trades on the Nasdaq Capital Market under the symbol “IROQ.” On October 29, 2025, which was the last trading day before we announced the Merger, our common stock closed at $25.30 per share. On December 19, 2025, which was the last practicable trading day before the printing of this proxy statement, our common stock closed at $26.96 per share.

Tax Consequences of the Merger	The receipt of the Merger Consideration in exchange for shares of Company common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize any gain or loss equal to the difference between the amount of cash you receive in the Merger and the adjusted tax basis of your shares of Company common stock. See “Proposal 1— Approval of the Merger Agreement — The Merger — Material Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all shareholders. Determining the actual tax consequences of the Merger to you can be complicated. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

The Company’s Board of Directors Recommends That Shareholders Approve the Merger	Our board of directors believes that the Merger is fair and in our shareholders’ best interests, and unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger. For a discussion of the circumstances surrounding the Merger and the factors considered by our board of directors in approving the Merger Agreement, see “Proposal 1— Approval of the Merger Agreement —The Merger — The Company’s Reasons for the Merger.”

The Opinion of the Company’s Financial Advisor in connection with the Merger	In connection with the Merger, the Company’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 29, 2025, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company common stock of the Total Cash Consideration of $89.8 million to be received by such shareholders in the Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement. The opinion was for the information of, and was directed to, the Company’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of the Company to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Company’s board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of the Company’s common stock as to how to vote or act in connection with the Merger or any other matter.

Interests of Company’s Directors and Officers in the Merger That Differ From Your Interests	Certain of our directors and officers have interests in the Merger that are different from, or are in addition to, their interests as shareholders in the Company. The members of our board of directors knew about these additional interests, and considered them, when they approved the Merger. These include, payments made by the Company to certain executive officers pursuant to their change in control agreement, which will result in lump sum cash payments being made to such executive officers.

Regulatory Approval Needed to Complete the Merger	We cannot complete the Merger unless the required regulatory approvals or waivers have been received. Parent filed an application with the OCC on November 24, 2025 and requested a waiver from filing an application with the Board of Governors of the Federal Reserve System (the “FRB”) on November 24, 2025. All approvals and the waiver from filing an application are pending.

No Dissenters’ or Appraisal Rights	Shareholders of the Company do not have dissenters’ or appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

A copy of the Merger Agreement is provided as Annex A to this proxy statement. Please read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Conditions to Completing the Merger	The completion of the Merger depends on a number of conditions being met. These conditions include, among other items:

•

Parent’s and Company’s respective representations and warranties must be true and correct, subject in certain instances to a materiality standard. Each party will receive a certificate, dated as of the closing date, signed on behalf of the other party by an appropriate executive officer to the foregoing effect.

•

Parent and Company must have performed, in all material respects, all obligations each is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of the applicable party must have provided a written certificate to that effect.

• Receipt of Company shareholder approval.

• Receipt of all regulatory approvals and any third-party consents necessary to complete the Merger.

• No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

• Since June 30, 2025, there has been no material adverse change with respect to, or material liability of Parent.

• Since June 30, 2025, there has been no material adverse change on the Company.

• Parent’s delivery of the Total Cash Consideration to the exchange agent.

• The existing employment agreements, as defined in the Merger Agreement, have been terminated prior to the Effective Time.

•

The Company will have taken all action necessary to terminate the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”), and paid all termination fees, or accrued for same, if any, associated with the termination and repaid all outstanding ESOP loans.

• No authorization of appraisal rights for Company shareholders.

See “The Merger Agreement—Conditions to Completing the Merger” below for a discussion of all of the conditions to completing the Merger. We cannot be certain when or if the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Regarding the required regulatory approvals, Parent filed an application with the OCC on November 24, 2025 and requested a waiver from filing an application with the FRB on November 24, 2025. All approvals and the waiver from filing an application are pending.

Agreement Not to Solicit Other Proposals	Between the signing of the Merger Agreement and the completion of the Merger or the termination of the Merger Agreement, the Company and its officers, directors, employees and representatives must not engage in any discussions regarding or soliciting any further offers for a competing merger proposal, subject to the “fiduciary-out” provisions contained in the Merger Agreement relating to an unsolicited third-party acquisition proposal. The board of directors of the Company may consider such an acquisition proposal, but only after following specific procedures detailed in the Merger Agreement, including notifying Parent of its determination regarding the acquisition proposal and allowing Parent the opportunity to match the offer submitted.

Notwithstanding the above, if, prior to the receipt of Company shareholders’ approval of the Merger Agreement and the Merger, the Company receives an unsolicited bona fide written acquisition proposal that the board of directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) constitutes or is reasonably likely to lead to a superior proposal, the Company may take the following actions:

•

furnish nonpublic information with respect to the Company and its Subsidiaries to the person making such acquisition proposal, but only if (i) prior to so furnishing such information, the Company has entered into a customary confidentiality agreement with such person, and (ii) all such information has previously been provided to Parent or is provided to Parent prior to or contemporaneously with the time it is provided to the person making such superior proposal or such person’s representatives; and

•

engage or participate in any discussions or negotiations with such person with respect to the superior proposal. Company must promptly (and in any event within 48 hours) advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an acquisition proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an acquisition proposal. The Company will keep Parent informed on a reasonably current basis (and in any event at least once every two business days) of the status of any such acquisition proposal (including any material change to its terms)

See “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of what constitutes an “acquisition proposal” and a “superior proposal.”

We May Amend the Terms of the Merger and Waive Some Conditions	The Company and Parent may agree to amend the Merger Agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement that are beneficial to the waiving party.

Terminating the Merger Agreement	The Company and Parent may mutually agree at any time to terminate the Merger Agreement. In addition, either we or Parent may decide, without the consent of the other, to terminate the Merger Agreement:

1.  if the conditions to closing for such party have not been met or waived by August 31, 2026; provided, however, that if such conditions to closing have not been met or waived solely because approval to consummate the transactions contemplated by the Merger Agreement has not been received from a governmental entity, then this outside date may be extended by either party without the consent of the other parties to the Merger Agreement for a period not to exceed 60 days;

2. if any of the transactions contemplated by the Merger Agreement do not receive required regulatory approval or if any court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the transactions contemplated in the Merger Agreement;

3. if there has been any material adverse change, as such concept is explained further in the Merger Agreement, with respect to the other party; or

4. if the Merger Agreement and Merger are not approved by the required vote of shareholders of the Company at the special meeting, or at any adjournment or postponement of the special meeting.

Parent may also terminate the Merger Agreement if (i) there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the Merger Agreement on the part of the Company or any other agreement contemplated by the Merger Agreement (subject to the applicable materiality standard), or (ii) the board of directors of the Company has changed its recommendation regarding approval of the Merger Agreement and the Merger (a “Company Adverse Recommendation Change”) or willfully breached of certain obligations regarding the special meeting, the proxy statement or the non-solicitation provisions of the Merger Agreement in any material respect.

We may also terminate the Merger Agreement if (i) there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the Merger Agreement on the part of Parent or any other agreement contemplated by the Merger Agreement (subject to the applicable materiality standard), or (ii) in order to accept a superior third-party proposal.

Termination Fee	Under certain circumstances described in the Merger Agreement, in connection with a termination of the Merger Agreement, we may be required to pay Parent (i) a fee of $2,694,000, plus the total amount of any documented costs incurred by Parent in connection with the transactions contemplated by the Merger Agreement (capped at $898,000), or (ii) the total amount of any documented costs reasonably incurred by Parent in connection with the transactions contemplated by the Merger Agreement (capped at $400,000).

See “Summary—The Merger Agreement—Termination Fees” and “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of situations requiring the Company’s payment of a termination fee to Parent.

QUESTIONS AND ANSWERS ABOUT THE MERGER

What am I being asked to vote on and how does the board of directors recommend that I vote?

You are being asked to vote “FOR” the approval of the Merger Agreement and the Merger, “FOR” the approval of a non-binding advisory proposal regarding the compensation to be paid to the named executive officers of the Company in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation”) and “FOR” a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger (the “Adjournment Proposal”). The Company’s board of directors has determined that the proposed Merger is in the best interests of the shareholders of the Company, has approved the Merger Agreement and unanimously recommends that shareholders vote “FOR” the approval of the Merger Agreement and the Merger, “FOR” the Merger-Related Compensation proposal and “FOR” the Adjournment Proposal.

What is the vote required to approve the matters to be considered at the special meeting?

Approval of the Merger Agreement and the Merger required the affirmative vote of a majority of the outstanding shares of the Company’s common stock as of the close of business of December 18, 2025 the record date for the special meeting. Failing to vote will have the same effect as voting “AGAINST” the Merger Agreement and the Merger.

Approval of the Merger-Related Compensation proposal and the Adjournment Proposal required the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals.

Why are the Company’s shareholders being asked to approve, on a non-binding basis, the Merger-Related Compensation?

Approval of the Merger-Related Compensation pursuant to which certain named executive officers of the Company may receive compensation in connection with the Merger, if consummated, is not a condition to the completion of the Merger. The vote with respect to the Merger-Related Compensation is an advisory vote required by the rules of the Securities and Exchange Commission and will not be binding on the Company. Therefore, if the Merger Agreement and the Merger are approved by the Company’s stockholders and the Merger is consummated, the compensation will still be paid pursuant to the Merger-Related Compensation to the Company’s named executive officers, subject to any regulatory restrictions, even if this proposal is not approved.

What will happen if the Company’s shareholders do not approve the Merger-Related Compensation proposal at the special meeting?

Approval of the Merger-Related Compensation pursuant to which certain named executive officers of the Company may receive compensation in connection with the Merger, if consummated, is not a condition to the completion of the Merger. The vote with respect to the Merger-Related Compensation is an advisory vote required by the rules of the Securities and Exchange Commission and will not be binding on the Company. Therefore, if the Merger Agreement and the Merger are approved by the Company’s shareholders and the Merger is consummated, the compensation will still be paid pursuant to the Merger-Related Compensation to the named executive officers of the Company, subject to any regulatory restrictions, even if this proposal is not approved.

What will I receive in the Merger?

As a Company shareholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive an amount in cash equal to approximately $27.20 per share, subject to adjustment based on the Company’s tangible common equity at closing.

What are the tax consequences of the Merger to me?

Company shareholders will generally recognize a gain or loss for federal income tax purposes on each share of Company common stock exchanged for the merger consideration in an amount equal to the difference between the adjusted tax basis in each share of Company common stock and the value of the per share merger consideration received in connection with the Merger. Company shareholders are urged to consult their own tax advisor for a full understanding of the tax consequences of the Merger.

How do I exchange my Company stock certificates?

Please do not send in your stock certificates at this time. You will receive instructions on where and how to surrender your Company stock certificates from Parent’s exchange agent after the Merger is completed. In any event, you should not forward your Company stock certificates with your proxy card.

Will I have the right to have my shares appraised if I dissent from the Merger?

No. Under our Articles of Incorporation, Company shareholders are not entitled to exercise any rights of an objecting shareholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the board of directors determines that such rights apply with respect to a transaction. The board of directors has not made such a determination with respect to the Merger. Accordingly, the shareholders of the Company do not have appraisal rights with respect to the Merger.

What should I do now?

After you have carefully read this document, please vote.

You may vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or you may vote at the special meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your proxy card. You should complete and return the proxy card accompanying this document, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

If you do not return a properly executed proxy card or vote via telephone or the Internet and do not vote at the special meeting, this will have the same effect as a vote against the Merger Agreement. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the Merger Agreement and the Merger, in favor of approval of the Merger-Related Compensation proposal, and in favor of approval of the Adjournment Proposal. You may change your vote or revoke your proxy before the special meeting by filing with the Company’s Corporate Secretary a duly executed revocation of proxy, submitting a new proxy card with a later date, voting again via telephone or the Internet or at the special meeting.

If my shares are held in “street name” by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

No. Your broker, bank or nominee will not be able to vote your shares of Company common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the Merger Agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or Internet voting.

What if I abstain from voting or fail to instruct my broker?

If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Agreement and the Merger. However, abstentions and broker non-votes will be counted toward a quorum at the special meeting. Abstentions and broker non-votes will not affect the outcome of the Merger-Related Compensation proposal or the Adjournment Proposal.

Can I attend the special meeting and vote my shares in person?

Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

What happens if I sell my shares of common stock before the special meeting?

The record date for the special meeting will be earlier than the effective time of the Merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will not be entitled to receive the Merger Consideration for such shares. You will be entitled to receive the Merger Consideration only if the Merger is completed and only if you own shares of our common stock at the time the Merger is completed.

Should I send in my stock certificates or other evidence of ownership now?

No. Instructions for surrendering your shares of Company common stock in exchange for the cash purchase price will be sent to you later. If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to receive the cash purchase price. Please do not send any stock certificates with your proxy card.

What do I do if I have lost my stock certificates?

You should review the letter of transmittal for instructions on how to proceed if you have lost your Company stock certificates. If your Company stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and, if required by the exchange agent or Parent, you may have to post a bond in such amount as the exchange agent may direct as indemnity against any claim that may be made against it, the Company, or another party with respect to such certificate, before you receive any payment for the shares represented by that certificate.

Who can help answer my questions?

If you want additional copies of this document, or if you want to ask any questions about the Merger or how to submit your proxy, you should contact:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Monday through Friday from 9:00 a.m. to 5:00 p.m., Central Time

Banks and brokers can call (516) 933-1305, and all others can call, toll-free, (888) 742-1305.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. The Bank intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the Bank’s future expectations, contain projections of the Bank’s future results of operations or financial condition, or other “forward-looking” information.

Such forward-looking statements are necessarily estimates reflecting the judgment of our management and are subject to numerous assumptions, risks and uncertainties, which change over time and could cause our actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability to satisfy closing conditions to the Merger, including approval by our shareholders and members, if required, on the expected terms and schedule;

•	delays in closing the Merger;

•	the possibility that the required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction;

•

disruptions and uncertainty, including diversion of management attention, resulting from the Merger, which may make it more difficult for us to maintain relationships with our customers, employees or suppliers, and may cause our business to suffer;

•	the restrictions on our conduct before closing contained in the Merger Agreement, which may have a negative effect on our flexibility and our business operations;

•	the possibility that alternative acquisition proposals will or will not be made;

•	the outcome of any legal proceedings that may be instituted against us or Parent and others related to the Merger Agreement;

•	the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts;

•	increased competitive pressures;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates, securities markets and inflation;

•	changes in general economic conditions, including potential recessionary conditions;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	changes in the competitive environment in which we operate; and

•	the impact, extent and timing of technological changes, capital management activities, and legislative and regulatory actions and reforms.

Each forward-looking statement contained in this proxy statement speaks only as of the date the statement is made, and we undertake no obligation to publicly update or revise forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date any forward-looking statements are made. You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur. You are cautioned not to place undue reliance on these statements.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of the Company to be used at the special meeting of shareholders.

Place, Date and Time

The special meeting will be held at the administrative office of the Bank, 204 East Cherry Street, Watseka, Illinois on Tuesday, February 3, 2026 at 2:00 p.m., local time.

Purpose of the Meeting

The purpose of the meeting is to consider and vote upon proposals to: (1) approve the Merger Agreement and the Merger; (2) approve the Merger-Related Compensation proposal; and (3) approve the Adjournment Proposal.

Who Can Vote at the Meeting; Record Date

You are entitled to vote your Company common stock only if the records of the Company show that you held your shares as of the close of business on December 18, 2025. You are entitled to one vote at the special meeting for each share of the Company’s common stock that you owned on the record date. The number of shares you own (and may vote) is listed on your proxy card.

Our Charter provides that record holders of our common stock who beneficially own, either directly or indirectly, more than 10% of our outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit.

As of the close of business on December 18, 2025, 3,351,526 shares of Company common stock were outstanding.

Ownership of Shares

You may own your shares of Company common stock in one or more of the following ways:

•	Directly in your name as the shareholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”; or

•	Indirectly through the Iroquois Federal Savings and Loan Association 401(k) Savings Plan (the “401(k) Plan”) or the ESOP.

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us to vote at the annual meeting or you may vote in person at the annual meeting.

If you hold your shares in “street name,” you are considered the beneficial owner of your shares and your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form provided by your broker, bank or other holder of record that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Refer to the voting instruction form that accompanies your proxy materials. If you want to vote your shares of common stock held in street name in person at the annual meeting, you must obtain a written proxy in your name from the broker, bank or other holder who is the record holder of your shares.

If you own shares of common stock indirectly through the 401(k) Plan or are a participant in the ESOP, see “Participants in the ESOP and 401(k) Plan” below.

Attending the Meeting

Shareholders are invited to attend the special meeting. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.

Quorum and Vote Required

Quorum. The special meeting will be held only if there is a quorum present. We will have a quorum and will be able to conduct the business of the special meeting if a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, are present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum present, even if you abstain from voting. Broker non-votes, if any, will also be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes occur when there are both routine and non-routine proposals at a meeting. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum.

Votes Required.

Proposal 1. The approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “Against” the approval of the Merger Agreement and the Merger.

Proposals 2 and 3. The Merger-Related Compensation proposal and the Adjournment Proposal each require the affirmative vote of the holders of at least a majority of votes cast at the special meeting. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on either proposal.

Shares Held by Directors and Officers of the Company; Voting Agreements

Each of our directors and executive officers entered into a voting agreement requiring him or her to vote all of his or her shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement. As of the record date for the special meeting, directors and executive officers of the Company beneficially owned, in the aggregate, 392,458 shares, or 11.7% of the outstanding shares of the Company’s common stock. Therefore, 390,458 shares of Company stock having the power to cast approximately 11.6% of the total votes eligible to be cast at the special meeting are subject to the voting agreements.

See “— Votes Required” above for more information.

Voting by Proxy

The board of directors of the Company is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. You may also vote your shares via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 1:00 a.m., Central Time on February 3, 2026.

If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors. The board of directors unanimously recommends a vote “FOR” the approval of the Merger Agreement and the Merger; “FOR” the Merger-Related Compensation proposal; and “FOR” the Adjournment Proposal.

If the special meeting is postponed or adjourned, Company common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that accompanies this proxy statement.

Voting via the Internet or by Telephone

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is 1:00 a.m., Central Time, on February 3, 2026.

How to Revoke Your Proxy

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before the vote is taken at the special meeting, deliver a later dated proxy card, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

The Company’s Corporate Secretary can be reached at the following address:

Ashtyn Barrett

Corporate Secretary

IF Bancorp, Inc.

201 East Cherry Street

Watseka, Illinois 60970

(815) 432-2476

Participants in the ESOP and the 401(k) Plan

If you are a participant in the ESOP, you will receive a voting instruction card that reflects all the shares that you may direct the ESOP trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but you may direct the trustee how to vote the shares of Company common stock allocated to your ESOP account. The ESOP trustee will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to vote the shares credited to his or her 401(k) Plan account. Shares for which no voting instructions are given or for which instructions were not timely received may be voted by the 401(k) Plan trustee in the same proportion as shares for which voting instructions were received.

The deadline for returning your voting instruction cards to the ESOP trustee is January 27, 2026.

Proxy Solicitation Costs

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the special meeting. The Company will pay Laurel Hill Advisory Group, LLC, a fee of $7,500, plus reasonable out of pocket expenses and additional fees for any necessary shareholder phone calls, for these services. Additionally, directors, officers and employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. None of these persons will receive additional or special compensation for soliciting proxies. The Company will reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL 1:

APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The following discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

General

As soon as possible after the conditions to consummation of the merger described herein have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed herein, the Merger Sub will merge with and into the Company, with the Company as the surviving corporation, and, at the closing, each of the outstanding shares of the Company common stock will be converted into the right to receive $27.20 in cash, subject to adjustment based on the Company’s tangible common equity at closing.

If the Company’s tangible common equity is less than $77.8 million (the “Minimum Equity”), then the Total Cash Consideration will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the Minimum Equity and the Company’s tangible common equity. If the Company’s tangible common equity exceeds the Minimum Equity, the Company will pay a cash dividend (the “Special Dividend”) for each outstanding share of Company Stock equal to the quotient of (a) the amount that the tangible common equity exceeds the Minimum Equity at closing, divided by (b) the total number of shares of Company stock outstanding as of the record date of such dividend.

In the Merger Agreement, tangible common equity is defined as the amount equal to the Company’s tangible common equity on a consolidated basis calculated in accordance with generally accepted accounting principles of the United States (“GAAP”) as of the last day of the month ended prior to the closing of the Merger, which includes (A) the Company’s good faith estimate of all income and expenses through the closing of the Merger and (B) unrealized losses in the consolidated securities portfolio, minus (1) transaction costs (as defined in the Merger Agreement), that have not been paid or accrued prior to the calculation date (as defined in the Merger Agreement), and plus (2) any costs or expenses related to claims, demands or actions regarding the Merger, including but not limited to attorney fees, pre-litigation or litigation expenses or any related insurance deductible, in each case calculated in accordance with GAAP.

IF Bancorp, Inc. The Company (Nasdaq: “IROQ”) is a Maryland corporation and registered savings and loan holding company under the HOLA and is the parent company of the Iroquois Federal Savings and Loan Association. As of September 30, 2025, on a consolidated basis, the Company had total assets of $862.3 million, total loans of $619.3 million, total deposits of $680.3 million and total shareholders’ equity of $84.5 million.

Iroquois Federal Savings and Loan Association. Iroquois Federal Savings and Loan Association is a federal savings and loan association that has served the banking needs of its customers since 1883. It operates from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.

ServBanc Holdco, Inc. ServBanc Holdco, Inc. is an Arizona corporation and registered bank holding company under the BHCA and is the holding company for Servbank. As of September 30, 2025, on a consolidated basis, Parent had total assets of $1.1 billion, total loans of $467.0 million, total deposits of $671.6 million and total equity of $202.9 million.

Servbank, National Association. Servbank, National Association is a national banking association originally founded in 1994 and with its office in Oswego, Illinois.

Form of the Merger and Merger Consideration

The boards of directors of the Company and Parent have each unanimously approved the Merger Agreement and the transactions contemplated under the Merger Agreement. Upon completion of the Merger, each share of Company common stock will automatically be converted into the right to receive the Merger Consideration, subject to adjustment based on the Company’s tangible common equity at closing.

As soon as possible after the conditions to consummation of the Merger have been satisfied or waived, and unless the Merger Agreement has been terminated or an alternative structure is used, the transactions contemplated under the Merger Agreement will be effected as follows:

•	The Company will merge with and into the Merger Sub with the Company as the surviving corporation;

•	the Company will then be merged with and into Parent, with Parent surviving; and

•	the Bank will then be merged with and into Servbank with Servbank the surviving entity.

Company Common Stock Price

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “IROQ.” On October 29, 2025, which was the last trading day before we announced the Merger, our common stock closed at $25.30 per share. On December 19, 2025, which is the last practicable trading day before the printing of this proxy statement, our common stock closed at $26.96 per share.

Procedures for Surrendering Your Certificates

Before the closing of the Merger, Parent will deposit with its exchange agent, Computershare Trust Company, N.A., an amount of cash equal to the Total Cash Consideration. Continental Stock Transfer and Trust Company will act as exchange agent for the benefit of the holders of Company common stock. Each holder of Company common stock who properly surrenders his, hers, or its Company shares to the exchange agent will be entitled to receive the Merger Consideration.

As soon as reasonably practicable after the closing of the Merger, but in no event later than five business days after the closing of the Merger, the exchange agent will send a letter of transmittal that will contain detailed instructions for surrendering certificates of Company common stock. If you hold your Company common stock in “street name,” your broker, bank or nominee will process the exchange on your behalf.

You should not return your Company common stock certificates with the enclosed proxy, and you should not send your stock certificates to the paying agent until you receive the letter of transmittal.

If your Company stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and, if required by the paying agent or Parent, you may have to post a bond in such amount as the paying agent may direct as indemnity against any claim that may be made against it, the Company, or another party with respect to such certificate, before you receive any payment for the shares represented by that certificate.

Neither Parent nor any other person involved in the Merger will be liable to any former holder of Company common stock for any amount properly delivered to a public official under applicable abandoned property or escheat laws.

Material Federal Income Tax Consequences of the Merger and the Special Dividend

Tax matters are complicated, and the tax consequences of the Merger and the Special Dividend depend upon the particular circumstances of each U.S. holder. Accordingly, each shareholder should seek advice with respect to the potential tax consequences based on his, her or its particular circumstances from an independent tax advisor.

The following is a general discussion of certain material United States federal income tax consequences of the Merger and the Special Dividend to U.S. holders (as defined below) of Company common stock. This discussion applies only to shareholders that hold their shares of Company common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including: banks, trusts; tax-exempt organizations; insurance companies; real estate investment trusts; regulated investment companies; controlled foreign corporations; passive foreign investment companies; dealers in securities or foreign currency; persons whose functional currency is not the U.S. dollar; U.S. expatriates; traders in securities who elect to apply a mark-to-market method of accounting; mutual funds; partnerships; S corporations or other pass-through entities and investors in such entities; foreign persons; shareholders who received their shares of Company common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; shareholders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and shareholders subject to the alternative minimum tax provisions of the Code.

This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations that could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws are not addressed in this document.

Determining the actual tax consequences of the Merger and the Special Dividend to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger and the Special Dividend in your circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions, or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Company common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for United States federal income tax purposes that is the beneficial owner of Company common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Merger to them.

Neither the Company nor Parent has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Company shareholders of the Merger or the Special Dividend, and no opinion of counsel has been or will be rendered to Company shareholders with respect to any of the tax effects of the Merger or the Special Dividend to the Company or Company shareholders.

The receipt of the Merger Consideration by a U.S. holder in exchange for Company common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company common stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between:

•	the per share cash Merger Consideration received by the U.S. holder in exchange for such Company common stock; and

•	the U.S. holder’s adjusted tax basis in such Company common stock.

Such gain or loss will be a capital gain or loss if such shares were held as capital assets by the U.S. holder at the effective time of the Merger. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year at the effective time of the Merger; otherwise, the capital gain or loss will be short-term. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. Additionally, a 3.8% Net Investment Income Tax (or Medicare Tax) may apply to all or a portion of the gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels.

If the Company’s tangible common equity exceeds the Minimum Equity, the Company may pay the Special Dividend to the Company shareholders. Although the tax treatment of this Special Dividend is not entirely clear, we intend to report the Special Dividend as a distribution with respect to Company common stock for U.S. federal income tax purposes. Assuming that this characterization applies, the amount of this distribution would be treated first as a taxable dividend to the extent of each Company shareholder’s pro rata share of current and accumulated earnings and profits of the Company (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of a U.S. holder’s basis in our common stock, and finally as capital gain from the sale or exchange of Company common stock. Assuming that the Special Dividend will be treated as a distribution with respect to Company common stock for U.S. federal income tax purposes, non-corporate U.S. holders generally should be taxed on the Special Dividend at rates applicable to long-term capital gains so long as certain holding period and other requirements are met. Corporate U.S. holders may be entitled to a dividends-received deduction with respect to distributions treated as dividends if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and certain other requirements. A dividend may be considered an “extraordinary dividend” under U.S. federal income tax rules depending on the facts and circumstances of the U.S. holder. Treatment of a dividend as an extraordinary dividend may affect a corporate U.S. holder’s basis in its shares of Company common stock, or, with respect to non -corporate U.S. holder, may affect the tax characterization of a sale of his, her or its shares of Company common stock. U.S. holders should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code in light of their particular circumstances.

It is possible that the Internal Revenue Service could disagree with the characterization of the Special Dividend as a distribution with respect to Company common stock for U.S. federal income tax purposes and, instead, seek to characterize the Special Dividend as additional cash received in connection with the Merger. If this characterization were to be sustained, the Special Dividend would instead be treated as additional Merger Consideration, with a corresponding adjustment to the gain or loss recognized by a U.S. older in the Merger.

Under the Code, a U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger or pursuant to the Special Dividend unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 24%) with respect to the amount of cash received in the Merger or pursuant to the Special Dividend, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax liability and any amount withheld under the backup withholding rules may generally be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing discussion does not claim to be a complete discussion of the potential tax consequences of the Merger or the Special Dividend. Company shareholders should consult their tax advisors as to the specific tax consequences to them of the Merger and the Special Dividend, including the applicability and effect of U.S. federal, state, local and foreign income, estate, gift and other tax laws in their circumstances. Nothing in this discussion is intended to be, or should be construed as, tax advice.

Background of the Merger

The Company was formed as part of the mutual-to-stock conversion of the Bank in July 2011. Since that time, the Company has managed its capital through stock repurchases, cash dividends and organic growth. Over time, the Company’s board of directors has considered various strategic alternatives to enhance stockholder value, including potential acquisitions of other financial institutions, strategic partnerships and merger transactions. From time to time, the consideration of these various strategic alternatives has involved discussions with representatives of KBW, a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other strategic matters. KBW has provided financial advisory services to the Company since 2011.

On May 28, 2024, the Company received a non-binding shareholder proposal for consideration at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) recommending that the Company’s board of directors take all necessary steps to promptly effectuate a sale of the Company (the “Shareholder Proposal”), which proposal the Company’s shareholders voted in favor of at the 2024 Annual Meeting held on November 25, 2024.

On February 12, 2025, at a meeting of the Company’s board of directors, with representatives of KBW and the Company’s outside legal counsel, Luse Gorman, PC (“Luse Gorman”), in attendance, the board of directors discussed the results of the shareholder vote at the 2024 Annual Meeting, with particular emphasis on the Shareholder Proposal, and the strategic direction of the Company going forward. The board of directors reviewed various items, including information with respect to trends in the banking industry and an overview of the mergers and acquisitions market. The board of directors also discussed various topics, including the risks and challenges associated with continued independence and addressing upcoming changes. More specifically, the board of directors discussed opportunities for a strategic business combination of the Company with another financial institution, either in the form of a merger or a sale of the Company. Upon further consideration, and in light of its considered analysis, the board concluded it would not immediately engage in a sudden and unplanned sale of the Company, but would instead continue monitoring developments in the mergers and acquisitions space while preparing the Company for a potential sale process later in the year.

At meetings held on March 20, 2025 and April 17, 2025, the board of directors discussed general strategic matters and reviewed various updates to the information regarding the mergers and acquisitions space provided at its previous meeting regarding the strategic direction of the Company in February 2025. In May 2025, the board of directors of the Company, after considering the outlook for the mergers and acquisition market, unanimously approved the engagement of KBW as the Company’s financial advisor in connection with a sale process, which began with evaluating potential transaction structures and identifying potential transaction partners for the Company with KBW’s assistance. From June to August 2025, KBW, acting as the Company’s financial advisor, contacted 16 banks in accordance with the Company’s directives. The contacted institutions were identified based on the potential of their interest in acquiring the Company and/or the Bank and the relative strength of their apparent financial capacity to consummate a strategic transaction. During this period of time, KBW was also in regular contact with advisors who routinely work with credit unions on strategic transactions. With the Company’s approval, KBW inquired with these advisors about potential interest from a credit union in engaging in a strategic transaction with the Company and/or the Bank. KBW was informed there would likely be little interest from credit unions, due in part to the relatively large asset size of the Company when compared to the typical institution acquired by credit unions. In the course of the Company’s sale process, no credit union contacted the Company or KBW to express interest in considering a transaction with the Company and/or the Bank.

Of the 16 banking institutions contacted by representatives of KBW, six institutions executed a mutual confidentiality agreement. The remaining institutions declined to execute such an agreement. Each executed agreement contained mutual non-solicitation provisions and customary standstill provisions that would require the Company’s counterparty to refrain from pursuing actions related to the acquisition of control of the Company. These non-solicitation provisions would cease to apply if the Company entered into a definitive business combination agreement with a third party (i.e., the agreements did not contain “don’t ask, don’t waive” provisions). The six parties that executed a confidentiality agreement (i) received a confidential information memorandum, (ii) were given access to the virtual data room to conduct preliminary due diligence; and (iii) were invited to submit a preliminary indication of interest regarding a merger transaction by August 28, 2025.

During July and August 2025, KBW provided periodic updates on the status of the outreach to potential strategic partners on the Company’s behalf to management and the board of directors of the Company.

During August 2025, executives of the Company met with executives of one of the banking institutions that had signed a mutual confidentiality agreement (“Company A”) to discuss their respective strategic plans and the potential benefits and strategic rationale for a business combination. Company A is headquartered in the Midwest United States.

On August 21, 2025, another one of the banking institutions, headquartered in the Midwest United States, that had signed a mutual confidentiality agreement (“Company B”), submitted a non-binding indication of interest with proposed 100% stock consideration. The indication of interest did not provide an exact offer price and did not provide the additional material terms requested by the Company’s bid request. Rather, Company B’s indication of interest contemplated a valuation of each of Company B and the Company based upon their respective earnings per share, with Company B’s shares being valued at a premium to tangible book value and the Company’s shares being valued at an unspecified discount to tangible book value. The indication of interest did not discuss the subject of representation on Company B’s board of directors. The indication of interest described the need for an exclusivity period for negotiations between the Company and Company B but did not provide a set number of days for such exclusivity period.

On August 27, 2025, Company A submitted a non-binding indication of interest with an implied value ranging from $19.00 to $20.00 in cash for each share of Company common stock. The indication of interest did not offer representation on the board of directors for any Company director. The indication of interest did not specifically propose an exclusivity period for negotiations between the Company and Company B but did indicate that Company A believed that due diligence would be completed within 30 days of receiving the requested items.

On August 28, 2025, Parent submitted a non-binding indication of interest with an implied value of $27.16 in cash for each share of Company common stock, subject to adjustment based on the Company’s tangible common equity at closing. Parent’s indication of interest offered representation on the board of directors of Servbank for one Company director and provided for an initial 60-day period for exclusive negotiations between the Company and Parent.

No other banking institution that has entered into a mutual confidentiality agreement with the Company submitted an indication of interest by the August 28, 2025 deadline or thereafter.

Management for the Company and the Company’s outside advisors requested that Parent provide a revised indication of interest addressing in greater detail, among other things, (i) the potential adjustment to the purchase price based on the Company’s tangible common equity at closing and (ii) certain items related to employee and executive compensation and benefits. On September 5, 2025, Parent submitted a revised indication of interest with an implied value of $27.50 in cash for each share of Company common stock, subject to adjustment based on the Company’s tangible common equity at closing.

On September 8, 2025, at a special meeting held with representatives of KBW present, the Company’s board of directors reviewed a summary of the proposals received from Parent, Company A and Company B and discussed the information necessary to evaluate the proposals. The information reviewed included a summary of the outreach process and indications of interest received, the potential financial impact of the proposed transactions to the respective interested parties, a comparison to recent regional and nationwide bank mergers and acquisitions, financial matters related to the Company, and market and financial information for the respective buyers. The board of directors also discussed with Luse Gorman, PC (“Luse Gorman”), its outside corporate legal counsel, the directors’ duties in general, as well as in the context of a merger or similar strategic transaction, including a transaction involving all cash merger consideration.

Following this review and discussion, the Company’s board of directors expressed a belief that the economic terms provided in Parent’s indication of interest were generally superior to those provided by the indications of interest of Company A and Company B and instructed management and KBW to move forward with further negotiations with Parent. The board of directors also authorized Mr. Hasselbring to execute an indication of interest with Parent on substantially similar terms to those presented to the board of directors.

On September 9, 2025, Parent submitted a revised indication of interest with changes to clarify (1) which Company expenses related to the transaction were to be excluded from the calculation of the Company’s tangible common equity at closing for purposes of the minimum equity capital threshold included in all version of Parent’s indication of interest and (2) the severance that would be available to the Bank’s non-executive employees if terminated after closing. The revised indication of interest had an unchanged implied value of $27.50 in cash for each share of Company common stock, subject to adjustment based on the Company’s tangible common equity at closing. This indication of interest, with a 45-day exclusivity period, was executed by the Company and Parent on September 10, 2025.

During September and October, each party conducted extensive due diligence of the other, which included meetings between the management teams of both companies and several discussions regarding the merger, the operations and business of the two companies and certain logistical issues, such as pending vendor contract renewals.

On October 3, 2025, Hunton Andrews Kurth LLP (“Hunton Andrews”), legal counsel for Parent, provided Luse Gorman with a draft of the Merger Agreement, which was provided to the Company. Thereafter and continuing through October 29, 2025, the parties, with the assistance of their respective legal counsel and financial advisors, continued to review and negotiate the Merger Agreement along with various other ancillary documents.

Following additional due diligence conducted by Parent with regard to the Company, and further discussions regarding the costs associated with terminating certain of the Company’s vendor contracts in conjunction with the Merger and other transaction-related costs, Parent submitted final pricing for the transaction with an implied value of $27.20 in cash for each share of Company common stock, subject to adjustment based on the Company’s tangible common equity at closing.

On October 23, 2025, a meeting of the Company’s board of directors was convened. Representatives of the Company’s senior management and legal and financial advisors participated in the meeting. A copy of the Merger Agreement that had been negotiated to date (and reflected the revised purchase price of $27.20 in cash for each share of Company common stock), as well as certain ancillary documents, had been provided to the members of the board of directors prior to the meeting. Representatives of Luse Gorman began the meeting by summarizing the fiduciary duties of each director, with an emphasis on the role of the Board in a merger or similar strategic transaction, including a transaction involving all cash merger consideration. The Luse Gorman representatives reviewed in detail the terms of the Merger Agreement and the voting, support and release agreements to be entered into by the directors and senior management. KBW provided a summary of the process to date.

On October 24, 2025, the Company and Parent signed an agreement to extend the exclusivity period that was provided for in the indication of interest to run through November 1, 2025 to allow for the conclusion of negotiations of definitive merger agreement between the parties.

On October 29, 2025, a meeting of the Company’s board of directors was convened. Representatives of the Company’s senior management and legal and financial advisors participated in the meeting. A copy of materials related to the Merger, including a copy of the Merger Agreement and a summary thereof, and the financial presentation materials prepared by KBW had been provided to the members of the board of directors prior to the meeting. Representatives of Luse Gorman began the meeting by again summarizing the fiduciary duties of each director. The Luse Gorman representatives reviewed the terms of the Merger Agreement and noted that no material changes to the economic terms of the Merger Agreement had been made since the draft that was discussed with the Board on October 23, 2025. Representatives of Luse Gorman also discussed the proposed resolutions that the Board would be requested to approve in connection with the merger. KBW reviewed the financial aspects of the proposed Merger with the Company’s board of directors and rendered to the Company’s board of directors an opinion, initially rendered verbally and confirmed in a written opinion dated October 29, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Total Cash Consideration of $89.8 million to be received by the holders of Company common stock in the Merger was fair, from a financial point of view, the holders of Company common stock, collectively as a group. The questions posed by the directors were answered by management, representatives of KBW or Luse Gorman, as appropriate. After further discussion, the board of directors voted unanimously to approve the Merger Agreement in substantially the form presented, to recommend that the Company’s shareholders vote to approve the Merger Agreement and the Merger, and to authorize management, with the assistance of counsel, to finalize and execute the Merger Agreement and all related documents.

On October 29, 2025, the Company and Parent executed the Merger Agreement and, before the opening of the stock market the following day, October 30, 2025, issued a joint press release to publicly announce the execution of the Merger Agreement.

The Company’s Reasons for the Merger

The Company’s board of directors evaluated the Merger in connection with management and the Company’s financial and legal advisors in unanimously determining that the proposed merger is in the best interests of the Company’s shareholders. The Company’s board of directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of the Company. The material factors considered by the board of directors included:

•	The business strategy and strategic plan of the Company, its prospects for the future, and its projected financial results.

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The understanding of the Company’s board of directors of the strategic options available to the Company and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by the Company of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for the Company’s shareholders than the value to be paid by Parent.

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The challenges facing the Company’s management to grow the Company’s franchise and enhance shareholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margins from the current interest rate environment and competition.

•	The Total Cash Consideration equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent ability to consummate an acquisition of the Company.

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The financial presentation of KBW to the Company’s board of directors and the opinion, dated October 29, 2025, of KBW to the Company’s board of directors as to the fairness, from a financial point of view, to the holders of Company common stock, collectively as a group, of the Total Cash Consideration of $89.8 million to be received by such shareholders in the proposed Merger, as more fully described below under “—Opinion of the Company’s Financial Advisor.”

•	The form and amount of consideration to be paid by Parent pursuant to the Merger Agreement, including the reduced volatility provided by cash consideration.

•	The ability of Parent to execute a merger transaction from a financial and regulatory perspective.

•	The prospects for the Company’s employees within the combined company.

•	The synergies between the two organizations, along with a greater legal lending limit and more products and services that could benefit the Company’s customers.

•	Parent’s emphasis on customer service and its commitment to its communities.

•	Parent’s historically strong financial condition and results of operations.

•	That the merger would combine two established banking franchises to create a well-positioned community bank with approximately $1.79 billion in total assets.

•	The effects of the merger on the Bank’s customers.

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

•	The likelihood of successful integration and operation of the combined company.

•	The likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

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The analyses presented by Luse Gorman, PC as to the structure of the Merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that the Company (including its board of directors) followed in considering potential strategic alternatives, including the Merger.

•	The results of the thorough solicitation process conducted by the Company, with the advice and assistance of the Company’s advisors.

•	Certain structural protections included in the Merger Agreement, including:

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that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to the Company and that, under certain circumstances more fully described under “—Agreement Not to Solicit Other Proposals,” the Company may furnish non-public information to and enter into discussions with such a third party regarding an acquisition proposal;

•	the ability of the Company’s board of directors to withdraw, modify or amend its recommendation to shareholders regarding approval of the Merger Agreement and the Merger; and

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the ability of the Company to terminate the Merger Agreement to enter into a definitive agreement with a third party provided that certain requirements are met, including the payment of a termination fee by the Company of $2,694,000, plus the total amount of any documented costs incurred by Parent in connection with the transactions contemplated by the Merger Agreement (capped at $898,000), an amount that was negotiated at arm’s-length and was determined by the Company board of directors to be reasonable.

The Company’s board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the Merger, including, without limitation, the following:

•	The potential risk of diverting management attention and resources from the operation of the Company’s business and towards the completion of the merger.

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The restrictions on the conduct of the Company’s business before the completion of the Merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending Merger.

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That the interests of certain of the Company’s directors and executive officers may be different from, or in addition to, the interests of the Company’s other shareholders as described under the heading “—Interests of Directors and Officers in the Merger that are Different from Your Interests.”

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The risk that the conditions to the parties’ obligations to complete the Merger Agreement may not be satisfied, including the risk that necessary regulatory approvals or the Company shareholder approval might not be obtained and, as a result, the Merger may not be consummated.

•	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger.

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That: (1) the Company would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (2) the Company would be obligated to pay to Parent a termination fee if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with the Company from pursuing such a transaction.

•	The challenges of integrating the Company’s business, operations and employees with those of Parent.

•	The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

•	The possibility of litigation in connection with the merger.

The board of directors evaluated the factors described above and reached a unanimous determination that the Merger was in the best interests of the Company and its shareholders. In reaching its determination to approve and recommend the Merger, the Company’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The board of directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the Merger, and considered the benefits of the Merger overall to be favorable and outweigh the potential risks, uncertainties and disadvantages of the Merger. It should be noted that this explanation of the board of directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Information.” The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but constitutes the material factors considered by the board of directors. The terms of the Merger Agreement were the product of arm’s-length negotiations between representatives of the Company and Parent.

The Company’s board of directors unanimously recommends that the Company’s shareholders vote “FOR” the adoption of the Merger Agreement and the Merger, “FOR” the Merger-Related Compensation proposal; and “FOR” the Adjournment Proposal.

Opinion of the Company’s Financial Advisor

The Company engaged KBW to render financial advisory and investment banking services to the Company, including an opinion to the Company board of directors as to the fairness, from a financial point of view, to the holders of Company common stock, collectively as a group, of the aggregate consideration to be received by such shareholders in the proposed Merger. The Company selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed Merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking enterprises.

As part of its engagement, representatives of KBW attended the meeting of the Company board of directors held on October 29, 2025, at which the Company board of directors evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the Company board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Total Cash Consideration of $89.8 million to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to the holders of Company common stock, collectively as a group. The Company board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Company board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Total Cash Consideration of $89.8 million to be received by the holders of Company common stock, collectively as a group, in connection with the Merger. It did not address the underlying business decision to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Company board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Company common stock as to how to vote in connection with the Merger, or to any holder of Company common stock or any stockholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ or similar agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company and bearing upon the merger, including among other things:

•	a draft of the merger agreement dated October 28, 2025 (the most recent draft made available to KBW);

•	the audited financial statements and Annual Reports of the Company on Form 10-K for the three fiscal years ended June 30, 2025;

•	certain preliminary and unaudited financial results of the Company (provided by the Company) for the fiscal quarter ended September 30, 2025;

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certain regulatory filings of the Company and its subsidiaries, including, as applicable, the semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended June 30, 2025;

•	certain other interim reports and other communications of the Company to its shareholders; and

•	other financial information concerning the business and operations of the Company that was furnished to KBW by the Company or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of the Company;

•	the assets and liabilities of the Company;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for the Company with similar information for certain other companies the securities of which were publicly traded; and

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financial and operating forecasts and projections of the Company that were prepared by Company management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Company board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by the Company, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with the Company.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections of the Company referred to above (and the assumptions and bases therefor) and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management.

It is understood that the forecasts and projections provided to KBW and used and relied upon by it were not prepared with the expectation of public disclosure and that such information was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. KBW assumed, based on discussions with Company management and with the consent of the Company board of directors, that the forecasts and projections of the Company that were prepared and provided to KBW by the Company management provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses, and KBW assumed, without independent verification and with the Company’s consent, that the aggregate allowances for credit losses for the Company are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of the Company, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of the Company or Parent under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by the Company of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the financial statements of the Company, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed that, in all respects material to its analyses:

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the Merger and any related transactions would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW referred to above) with no adjustments to the aggregate merger consideration and with no other payments in respect of Company common stock;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the Merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the Merger or the future results of operations or financial condition of the Company.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by the Company that the Company relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Parent, Merger Sub, the Merger and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters. KBW assumed, at the direction of the Company and without independent verification, that, on the Calculation Date (as defined in the Merger Agreement), the Company’s tangible common equity (as defined in the Merger Agreement) would not be less than the minimum equity (as defined in the Merger Agreement). Furthermore, with the Company’s consent, KBW gave no regard for purposes of its opinion to the Special Dividend, if any.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of Company common stock, collectively as a group, of the Total Cash Consideration of $89.8 million to be received by such holders in the Merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the actions relating to the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan to be taken on or before the Effective Time), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to the Company, its shareholders, its creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, release, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of the Company to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by the Company or the Company board of directors;

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the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of the Company common stock;

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the effect of the Merger or any related transaction on, or the fairness of any consideration to be received by, holders of any class of securities of the Company (other than the holders of Company common stock (solely with respect to the Total Cash Consideration of $89.8 million, as described in KBW’s opinion and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the Merger Agreement;

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whether Parent has sufficient cash, available lines of credit or other sources of funds to enable the aggregate merger consideration to be paid to the holders of Company common stock at the closing of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to the Company or its shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, the Company and Parent. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Company board of directors in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Company board of directors with respect to the fairness of the Total Cash Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Company and Parent, and the decision of the Company to enter into the Merger Agreement was solely that of the Company board of directors.

The following is a summary of the material financial analyses presented by KBW to the Company board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Company board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of the Company to 10 major exchange-traded banks headquartered in the Midwest region of the United States (defined by S&P Capital IQ Pro as Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, South Dakota and Wisconsin) with total assets between $200 million and $1.75 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

Citizens Community Bancorp, Inc.	First Capital, Inc.
Landmark Bancorp, Inc.	United Bancorp, Inc.
Ohio Valley Banc Corp.	Central Plains Bancshares, Inc.
Richmond Mutual Bancorporation, Inc.	NSTS Bancorp, Inc.
SB Financial Group, Inc.	Marathon Bancorp, Inc

To perform this analysis, KBW used profitability data and other financial information for the latest 12 months (“LTM”) available or as of the end of such period and market pricing data as of October 28, 2025. Where consolidated holding company level financial data was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in the Company’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of the Company and the selected companies:

			Selected Companies
	IF Bancorp, Inc. 6/30/2025(3)	IF Bancorp, Inc. 9/30/2025(4)	Average	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	0.49%	0.57%	0.73%	0.83%	0.73%	1.06%
LTM Core Return on Average Tangible Common Equity (1)	5.6%	6.4%	8.7%	10.6%	6.3%	12.1%
LTM Net Interest Margin	2.47%	2.63%	3.29%	3.33%	2.97%	3.57%
LTM Fee Income / Revenue Ratio(2)	19.4%	17.4%	18.0%	17.2%	14.2%	22.2%
LTM Efficiency Ratio	79.6%	78.3%	75.2%	71.4%	75.1%	66.1%

(1)	Based on core income after taxes and before extraordinary items, excluding gain / (loss) on sale of securities, amortization of intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.
(2)	Excluded gain/(loss) on sale of securities.
(3)	Based on financial information of the Company for the 12-month period ended June 30, 2025.
(4)	Based on preliminary financial information of the Company for the 12-month period ended September 30, 2025 (provided by the Company).

KBW’s analysis also showed the following concerning the financial condition of the Company and the selected companies:

			Selected Companies
	IF Bancorp, Inc. 6/30/2025(1)	IF Bancorp, Inc. 9/30/2025(2)	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.2%	9.8%	12.3%	9.3%	7.7%	15.2%
Leverage Ratio	10.0%	n/a	12.5%	10.8%	10.2%	13.4%
Loans / Deposits	88.8%	92.0%	88.2%	87.6%	79.6%	99.7%
Loan Loss Reserve / Loans	1.04%	1.04%	1.20%	1.27%	0.90%	1.40%
Nonperforming Assets / Loans + OREO	0.03%	n/a	0.67%	0.54%	0.91%	0.44%
LTM Net Charge-offs / Average Loans	0.03%	n/a	0.06%	0.03%	0.12%	0.01%

(1)	Based on financial information of the Company as of or for the 12-month period ended June 30, 2025.
(2)	Based on preliminary financial information of the Company as of or for the 12-month period ended September 30, 2025 (provided by the Company).

In addition, KBW’s analysis showed the following concerning the market performance of the Company and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were less than 0.0x or greater than 30.0x):

					Selected Companies
	IF Bancorp, Inc.		IF Bancorp, Inc. 9/30/2025(3)		Average		Median		25th Percentile		75th Percentile
One-Year Stock Price Change	15.8%		—		19.1%		14.3%		(0.2%)		30.5%
One-Year Total Return	18.8%		—		22.0%		15.6%		6.1%		34.8%
Year-To-Date Stock Price Change	8.6%		—		7.4%		2.9%		(5.6%)		7.1%
Price / Tangible Book Value Per Share	1.04	x(2)	1.00	x	1.03	x	1.04	x	0.85	x	1.21	x
Price / LTM EPS	18.5	x(2)	16.2	x	11.5	x	11.2	x	10.1	x	12.3	x
Dividend Yield(1)	1.6%		—		3.5%		3.1%		2.8%		3.9%
LTM Dividend Payout Ratio(1)	29.2	%(2)	25.6%		37.9%		30.7%		29.0%		44.7%

(1)	Three of the selected companies did not pay dividends.
(2)	Based on financial information of the Company as of or for the 12-month period ended June 30, 2025.
(3)	Based on preliminary financial information of the Company as of or for the 12-month period ended September 30, 2025 (provided by the Company).

No company used in the above selected companies analysis is identical to the Company. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to eight selected bank transactions in the Midwest region of the United States announced since January 1, 2022 with announced deal values between $40 million and $150 million and acquired company LTM return on average assets of less than 0.80%.

The selected transactions were as follows:

Acquiror	Acquired Company

First Financial Bancorp	BankFinancial Corporation

First Commonwealth Financial Corporation	CenterGroup Financial, Inc.

Alerus Financial Corporation	HMN Financial, Inc.

Beacon Credit Union	Mid-Southern Savings Bank, F.S.B.

Equity Bancshares, Inc.	Rockhold Bancorp

LCNB Corp.	Cincinnati Bancorp, Inc.

Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.

Civista Bancshares, Inc.	Comunibanc Corp.

For each selected transaction, KBW derived the following implied transaction statistics to the extent publicly available, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective selected transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of any selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•

Price per common share to LTM EPS of the acquired company (in the case of any selected transaction involving a private acquired company, this transaction statistic was calculated as total transaction consideration to LTM earnings).

The above transaction statistics for the selected transactions were compared with the corresponding transaction multiples for the proposed merger based on the Total Cash Consideration of $89.8 million and using historical financial information for the Company as of or for the 12-month period ended September 30, 2025 or as of June 30, 2025.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 35.0x):

			Selected Transactions
	IF Bancorp, Inc.		75th Percentile		Average		Median		25th Percentile
Price / Tangible Book Value	1.06	x (1)	1.56	x	1.33	x	1.40	x	1.08	x
Core Deposit Premium	1.4	% (2)	8.1%		4.9%		5.5%		2.2%
Price / LTM EPS	17.7	x (1)	28.6	x	24.4	x	23.1	x	20.6	x

(1)	Based on preliminary financial information of the Company as of or for the 12-month period ended September 30, 2025 (provided by the Company).
(2)	Based on financial information of the Company as of June 30, 2025.

No company or transaction used in the selected transaction analysis is identical to the Company or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of the Company. In this analysis, KBW used financial forecasts and projections relating to the earnings, the assets and the accumulated other comprehensive income of the Company provided by the Company management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was determined by adding (i) the present value of the implied future excess capital available for dividends that the Company could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company and (ii) the present value of the Company’s implied terminal values at the end of such period. KBW assumed that the Company would maintain a tangible common equity / tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the Company, KBW applied a range of 1.00x to 1.20x to the Company’s estimated December 31, 2029 tangible common equity. This dividend discount model analysis resulted in a range of implied equity values of the Company of approximately $74.2 million to $96.0 million, as compared to the Total Cash Consideration of $89.8 million.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company.

Miscellaneous. KBW acted as financial advisor to the Company and not as an advisor to or agent of any other person. As part of KBW’s investment banking business, KBW is continually engaged in the valuation of banking company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time-to-time purchase securities from, and sell securities to, the Company and Parent and their respective affiliates. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company.

Pursuant to the KBW engagement agreement, the Company has agreed to pay KBW a cash fee equal to 1.50% of the aggregate merger consideration, $200,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Merger. The Company also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to the Company. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Parent. KBW may in the future provide investment banking and financial advisory services to the Company or Parent and receive compensation for such services.

Interests of Directors and Officers in the Merger that are Different from Your Interests

As described below, some of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company’s Board of Directors was aware of these interests and considered them in approving the Merger Agreement.

Restricted Stock Awards

Each outstanding Company time-based share of restricted stock, including those held by the directors and executive officers of the Company and the Bank, will automatically vest in full and all restrictions on those shares of restricted stock will lapse, as of the effective time of the Merger. Each share of restricted stock that vests will be converted into the right to receive the same merger consideration as other holders of Company common stock pursuant to the terms of the Merger Agreement. The following table sets forth the number of unvested shares of restricted stock held by each director and each named executive officer of the Company as of October 29, 2025, the date the Merger Agreement was executed, that would become vested as a result of the Merger. The estimated value of the shares of restricted stock is based on an assumed merger consideration of $27.20 per share, multiplied by the number of shares subject to each restricted stock award.

Name	Unvested Shares of Restricted Stock	Aggregate Value of Unvested Shares of Restricted Stock
Gary Martin	800	$21,700
Joseph A. Cowan	800	$21,760
Wayne A. Lehmann	800	$21,760
Alan D. Martin	800	$21,760
Richard S. Stenzinger	800	$21,760
Dennis C. Wittenborn	800	$21,760
Rodney E. Yergler	800	$21,760
Walter H. Hasselbring, III	1,800	$48,960
Pamela J. Verkler	1,400	$38,080
Thomas J. Chamberlain	1,400	$38,080

Employment Agreement

The Company and the Bank each have entered into an employment agreement with Mr. Walter H. Hasselbring, III, our Chief Executive Officer. The agreements each have a term of three years. Although the agreements are substantially similar and each requires payments to the executive under certain circumstances, there will be no duplication of benefits. Any payment made under the Iroquois Federal agreement will be subtracted from the same payment required under the Company agreement. If there is a change in control followed within 24 months by Mr. Hasselbring’s dismissal or resignation due to a demotion, loss of title, office or significant authority, reduction in compensation or benefits, or relocation by more than 35 miles, he is entitled to the greater of (i) the sum of base salary, the highest annual bonus during the prior three years and the value of all employee benefits that would have been provided to him for the 36-month period following his termination or (ii) three times his average annual compensation (as defined in the employment agreements) over the last five years ending before the year in which the change in control occurs, payable in a lump sum, plus, continued

welfare benefits either provided under the Iroquois Federal plans for a period of up to 36 months, or by payment of a cash lump sum payment equal to the cost of providing such benefits for up to 36 months. In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement. A portion of Mr. Hasselbring’s payments will be in consideration for his agreement to adhere to certain post-employment covenants, including covenants not to solicit employees or customers and a covenant not to compete with the resulting institution for a period of time. The total estimated value of the severance benefits and the consideration for the post-employment covenants due to Mr. Hasslebring under the employment agreement is $2,352,639.

Change in Control Agreements

The Bank has entered into change in control agreements with Ms. Verkler and Mr. Chamberlain. Each of the agreements provides for a 24-month term. If, within 12 months after a change in control, either executive’s employment terminates without cause or if either executive terminates voluntarily under specified circumstances that constitute good reason, including a material diminution in authority, duties or responsibilities, a material diminution in base salary, a relocation that increases the executive’s commute by more than 35 miles, that executive is entitled to a lump sum cash payment equal to two times the executive’s base salary and the highest rate of bonus paid to the executive during the three years prior to termination, payable in a single lump sum within ten days following the termination of employment. In addition, the executive will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to the executive’s termination of employment. Such coverage will cease 24 months after the executive’s termination. In the event the provision or payment of such benefit would subject Iroquois Federal to excise taxes or penalties, Iroquois Federal will pay to the executive a cash lump sum payment equal to the cost of providing such benefits. The estimated value of the severance benefits due to Ms. Verkler and Mr. Chamberlain under their respective change in control agreement is $1,056,374 and $989,090, respectively.

Employee Stock Ownership Plan and Supplemental Employee Stock Ownership Plan

The Bank sponsors an employee stock ownership plan (the “ESOP”) for eligible employees, including Messrs. Hasselbring and Chamberlain and Ms. Verkler. The ESOP holds unallocated shares of Company stock that the trustee purchased in connection with the public stock offering of the Company, which was funded with a loan from the Company. Prior to the closing date of the Merger, the Bank will make a pro rata contribution to the ESOP and then terminate the ESOP. Any outstanding ESOP indebtedness will be repaid from any cash remaining in the ESOP suspense account and unallocated ESOP shares. All remaining unallocated ESOP shares will be allocated among the accounts of the ESOP participants in proportion to the balances credited to their accounts as of the end of the immediately previous plan year. Each share of Company common stock held in the ESOP will be converted into the right to receive the merger consideration.

Approvals Needed to Complete the Merger

In addition to the approval of the Merger Agreement by the shareholders of the Company, completion of the Merger and the transactions contemplated by the Merger Agreement are subject to the prior approval, or waiver, of the OCC and the FRB. Parent filed an application with the OCC on November 24, 2025 and requested a waiver from filing an application with the FRB on November 24, 2025. All approvals and the waiver from filing an application are pending.

The Merger cannot proceed in the absence of the requisite regulatory approvals or waivers. See “The Merger Agreement—Conditions to Completing the Merger” and “The Merger Agreement — Other Provisions of the Merger Agreement —Terminating the Merger Agreement.” There can be no assurance as to if and when the requisite regulatory approvals and waivers will be obtained. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval and does not include review of the Merger from the standpoint of the adequacy of the consideration to be received by shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated in this proxy statement by reference. This summary may not contain all of the information about the Merger Agreement that is important to you. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Except for the Merger Agreement’s status as a contractual document that establishes and governs the legal relations of the parties thereto with respect to the Merger and the other transactions contemplated thereby, we do not intend for its text to be a source of factual, business or operational information about the parties to the Merger Agreement. The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the disclosure schedules referenced in the Merger Agreement that were delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material by our shareholders. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties should not be relied upon as statements of factual information. Company shareholders are not third-party beneficiaries under the Merger Agreement and, therefore, may not directly enforce or rely on its terms and conditions and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Structure of the Merger

The Merger Agreement provides that (1) the Company will merge with and into Merger Sub with the Company as the surviving corporation, (2) the Company will be merged with and into Parent with Parent as the surviving corporation, and (3) the Bank, will merge with and into Servbank with Servbank as the surviving entity.

Closing of the Merger

The closing of the Merger will occur on a date mutually acceptable to Parent and the Company within 30 days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods. On the closing date, the parties will conduct an electronic exchange of documents and, if all conditions in Articles VII and VIII of the Merger Agreement are either met or waived, then the parties will execute the documents necessary to effect the Merger and other transactions contemplated by the Merger Agreement.

The Company and Parent expect to complete the Merger in the latter portion of the first quarter of 2026. However, neither the Company nor Parent can guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Approvals Needed to Complete the Merger.”

Conditions to Completing the Merger

Among other conditions, the respective obligations of the Company and Parent to effect the Merger are subject to the satisfaction or waiver of the following conditions specified in the Merger Agreement:

Unless waived by the Company, the Company’s obligations to close the Merger are subject to the following provisions:

•

Parent’s representations and warranties must be true and correct, subject to the applicable materiality standard. The Company will receive a certificate, dated as of the closing date, signed on behalf of Parent by an appropriate executive officer of Parent to the foregoing effect.

•

Parent has performed, in all material respects, all obligations it is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of Parent has provided a written certificate to that effect.

•	Receipt of Company shareholder approval.

•	Receipt of all regulatory approvals.

•	No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

•	Since June 30, 2025, there has been no material adverse change with respect to, or material liability of Parent.

•	Parent’s delivery of the Total Cash Consideration to the exchange agent.

Unless waived by the Parent, Parent’s obligations to close the Merger are subject to the following provisions:

•

The Company’s representations and warranties must be true and correct, subject to the applicable materiality standard. Parent will receive a certificate, dated as of the closing date, signed on behalf of the Company by an appropriate executive officer of the Company to the foregoing effect.

•

The Company has performed, in all material respects, all obligations it is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of the Company has provided a written certificate to that effect.

•	Receipt of Company shareholder approval.

•	Receipt of all regulatory approvals and any third-party consents necessary to complete the Merger.

•	No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

•	Since June 30, 2025, there has been no material adverse change to the Company.

•	The Company will have procured and paid for the directors and officers tail insurance coverage.

•	The existing employment agreements, as defined in the Merger Agreement, have been terminated prior to the effective time of the Merger.

•	Each of the Director Support Agreements, as defined in the Merger Agreement must remain in full force and effect.

•	Each of the Releases signed by directors and officers of the Company must remain in full force and effect.

•	Receipt of resignations from the Company’s directors.

•	The Company having taken all action necessary to terminate the ESOP, and paid all termination fees, or accrued for same, if any, associated with the termination and repaid all outstanding ESOP loans.

•	The Company having taken all action necessary to terminate the Specified Employee Plans, as defined in the Merger Agreement.

•	The Company’s board of directors will not have authorized appraisal rights for Company shareholders.

Under the Merger Agreement, a material adverse change means with respect to any party, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, including without limitation, with respect to the Company, a decrease in the Bank’s year-to-date earnings (excluding Transaction Costs, as defined in the Merger Agreement) of 15% or more as compared to the average earnings over the same period of time during the three fiscal years of the Company ended June 30, 2025, 2024 and 2023, a decrease in the Bank’s loans by 15% or more compared to June 30, 2025, or a decrease in the Bank’s noninterest bearing deposits and savings, NOW and money market accounts by 15% or more, taken as a whole (subject to the exclusion of certain accounts agreed to by the parties), compared to June 30, 2025, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following will constitute a material adverse change for purposes of the Merger Agreement: (i) any changes in laws or interpretations thereof generally applicable to the banking or savings industries; (ii) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (iii) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism) or general economic or market conditions in the United States or the State of Illinois, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) general changes in the credit markets or general downgrades in the credit markets; or (v) changes proximately caused by the public disclosure or consummation of the transactions contemplated by the Merger Agreement or actions or omissions of a party taken as required by the Merger Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the Merger Agreement; provided, that, with respect to clauses (i) through (iv) such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

You can find the details of the conditions to the Merger in Article VII and VIII of the Merger Agreement. Neither party to the Merger Agreement can guarantee that all of the conditions to completing the Merger will be satisfied or waived.

Other Provisions of the Merger Agreement

Although the completion of the Merger requires shareholder approval, many provisions of the Merger Agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of the Company.

Representations and Warranties. The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Parent and the Company, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between Parent and the Company rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Parent, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Parent to the Company. The representations and warranties and other provisions of the Merger

Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

The Merger Agreement contains customary representations and warranties of Parent and the Company relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

The representations and warranties made by the Company to Parent relate to a number of matters, including the following:

•	corporate matters, including the due organization of the Company and the Bank;

•	authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	capitalization;

•	the filing of reports with the Securities and Exchange Commission and regulatory authorities, financial statements and internal controls over financial reporting;

•	the books and records of the Company and the Bank;

•	title to properties;

•	loan matters, including the allowance for credit losses;

•	the absence of undisclosed liabilities and material adverse changes to the Company or the Bank;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	compliance with applicable laws;

•	the absence of certain legal proceedings and agreements with regulatory authorities;

•	the absence of certain changes or events;

•	properties, contracts and other agreements and employee benefit plans;

•	the absence of defaults on contracts;

•	insurance;

•	compliance with environmental laws;

•	employee matters;

•	indemnification;

•	insider interests;

•	broker’s fees payable in connection with the Merger;

•	no known delays in obtaining regulatory approval of the Merger; and

•	the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators.

The representations and warranties made by Parent to the Company relate to a number of matters, including the following:

•	corporate matters, including the due organization of Parent and Servbank;

•	authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators;

•	no known delays in obtaining regulatory approval of the merger;

•	the filing of reports with regulatory authorities;

•	the books and records of Parent and Servbank;

•	compliance with applicable laws;

•	legal proceedings;

•	availability of funds to pay the merger consideration; and

•	employee benefit plans.

Because the Merger is an all-cash transaction, the scope of Parent’s representations and warranties as the buyer, is not as broad as the scope of those representations and warranties of the Company, as the seller.

Cooperation and Conduct of Business.

Under the Merger Agreement, the Company has agreed that, other than as expressly contemplated or permitted by the Merger Agreement or required by law, regulation or any governmental entity during the period from the date of the Merger Agreement to the effective time of the Merger, the Company will not, nor will the Company permit any of its subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned:

•

change the Company’s or any of its Subsidiaries’ charter, articles of incorporation or bylaws, increase the number of shares of Company Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus;

•

engage in any transaction with any affiliated person or allow such persons to acquire any assets from the Company or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the employee plans currently in effect, (ii) any deposit (in any amount) made by an officer, director or employee or (iii) loans or extension of credit;

•

other than with respect to (i) the Special Dividend and (ii) regular semi-annual dividends, with similar timing and per share amounts to prior declarations, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

•

discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except (i) in the ordinary course of business consistent with past practices, (ii) for liabilities incurred in connection with the transactions contemplated by the Merger Agreement and (iii) for liens, obligations or liabilities reflected on the Company’s financial statements;

•

issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•

accelerate the vesting of pension or other benefits in favor of employees of the Company or any of its Subsidiaries except as provided by the Company’s applicable employee plans or as otherwise contemplated by the Merger Agreement or as required by applicable law;

•

acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•

mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances (as defined in the Merger Agreement), (ii) Federal Home Loan Bank advances, (iii) loans from the Federal Reserve Bank, and (iv) pledges of assets to secure public funds deposits;

•

except as otherwise provided for in the Merger Agreement, (i) enter into, adopt, amend (except for such amendments as may be required by applicable law or as provided under the Merger Agreement) or terminate any Company employee plan, or any agreement, arrangement, plan or policy between the Company or its subsidiaries and one or more of its directors or executive officers, (ii) except for normal pay increases other than to key employees or nonexecutive officers in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date of the Merger Agreement, materially increase in any manner the compensation or benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of the Company under the terms of any agreement existing as of the date of the Merger Agreement;

•

make any material change in the rate of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past practices to its employees and officers;

•

enter into any employment or consulting contract (other than as contemplated by the terms of the Company’s employee plans or the Merger Agreement) or other agreement with any current or proposed director, executive officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the Merger Agreement;

•

make any capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate, except for such capital expenditures or capital additions that are consistent with the Company’s fixed asset and capital expenditures policy, or that are necessary to prevent substantial deterioration of the condition of a property;

•

sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•

make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, other than changes consistent with past practice or to comply with recommendations, guidance, pronouncements or requirements of any applicable regulatory agency, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as consistent with past practice, as required by changes in GAAP as concurred in by the Company’s independent auditors, or as recommended or required by any applicable regulatory agency, or (iv) tax election, change in taxable year, accounting methods for tax purposes, amendment of a tax return, restriction on any assessment period relating to taxes, settlement of any tax claim or assessment relating to the Company or any of its subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

•	implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP, or at the written direction of a governmental entity;

•	enter into, materially amend, modify, terminate or waive any material provision of, any material contract or lease other than renewals in the ordinary course of business consistent with past practice;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its subsidiaries or directors or executive officers is a party or becomes a party after the date of the Merger Agreement, which settlement or agreement involves payment by Company or any of its subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its subsidiaries, provided that, in connection with any settlement or agreement, the determination of aggregate amounts will be exclusive of any amount of proceeds indirectly paid under any insurance policy but inclusive of any amount of proceeds paid by Company or any of its subsidiaries as a deductible or retention, and provided further, that any settlement or similar agreement will include an unconditional release of the Company, its subsidiaries or any director or executive officer who is or becomes a party from all liability on claims that are the subject matter of such proceeding;

•

enter into any new material line of business or change or amend in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable saw imposed by any governmental entity;

•	enter into any derivative transaction other than in the ordinary course of business consistent with past practice;

•

sell (but payment at maturity is not a sale) or purchase any debt or investment security, including any asset designated as “held to maturity” or something similar, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a maturity of one year or less;

•	make any changes to deposit pricing that are not in the ordinary course of business consistent with past practice;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

•	enter into any acquisitions or leases, as lessee, of real property, including new leases and lease extensions, other than equipment leases and other real estate owned;

•

make, change or revoke any entity classification election or other tax election, change any income or other material tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to taxes, request any ruling from a governmental entity with respect to taxes, enter into any tax sharing agreement, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•

commit any act or omission which constitutes a material breach or default by Company under any agreement with any governmental entity or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

•

except for foreclosures in process as of the date of the Merger Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an environmental site assessment of the property, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of any recognized environmental condition or any other material environmental issue;

•

take any action or fail to take (which omission would reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by the Merger Agreement, (ii) any material impediment to Company’s ability to consummate the Merger or the other transactions contemplated by the Merger Agreement, or (iii) any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied, except, in each case, as may be required by applicable law or GAAP or as specifically provided for otherwise under the Merger Agreement;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

except as required by law or otherwise expressly contemplated by the Merger Agreement, apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility;

•

compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with the Bank’s current policies and procedures and past practice, or (ii) unless Parent, first consents in writing;

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing;

•

make, renew, renegotiate, increase, extend or modify any (i) unsecured loan involving a commitment of more than $100,000, (ii) loan involving a commitment of more than $100,000 that is not fully secured by collateral on a first lien position, (iii) loan in excess of regulatory guidelines relating to loan to value ratios, (iv) secured loan involving a commitment of more than $750,000, unless any such loan or extension of credit has been expressly consented to in writing by Parent, or (v) loan involving a commitment of more than $500,000 if aggregate exposure to the borrower or borrowing entity and its affiliates is greater than or equal to $5,000,000; provided, however, that (i)-(v) above will not apply to loans or extensions of credit approved and/or committed to by the Bank loan committee as reflected on its Directors Loan Committee approvals since June 30, 2025, loans made under the Bank’s mortgage programs, and if otherwise required by law;

•

(i) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified or, in the exercise of reasonable diligence by the Bank or any governmental authority with supervisory jurisdiction over the Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons, in excess of $50,000, or (ii) make or commit to make a loan in excess of $50,000 to any borrower with an outstanding loan agreement, note or borrowing arrangement with the Bank which has been classified or, in the exercise of reasonable diligence by the Bank or any governmental authority with supervisory jurisdiction over the Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons;

•

(a) renew, extend the maturity of, or alter any of the material terms of any loan to or contract with a cannabis business; (b) enter into any contract or other arrangement with any cannabis business; or (c) materially change, restructure or expand its policies or procedures, or its investment or other activity in respect of any cannabis business;

•	enter into, renew, extend the maturity of, or alter any of the material terms of any loan to or contract with any current or former employee of the Company; or

•	enter into, renew, extend the maturity of, or alter any of the material terms of any loan with an interest rate lower than the then-current Secured Overnight Financing Rate plus 100 basis points.

Agreement Not to Solicit Other Proposals. Between the signing of the Merger Agreement and the completion of the Merger, the Company and its officers, directors, employees and representatives must not engage in any discussions regarding or soliciting any further offers for a competing merger proposal, subject to the “fiduciary-out” provisions contained in the Merger Agreement relating to an unsolicited third-part acquisition proposal. The board of directors of the Company may consider such an acquisition proposal, but only after following specific procedures detailed in the Merger Agreement, including notifying Parent of its determination regarding the acquisition proposal and allowing Parent the opportunity to match the offer submitted. Notwithstanding the foregoing, if, prior to the time Company shareholder approval of the Merger is obtained, the Company receives an unsolicited bona fide written acquisition proposal that the board of directors of the Company concludes in good faith constitutes or is reasonably likely to lead to a superior proposal, the Company may take the following actions:

•

furnish nonpublic information with respect to the Company and its subsidiaries to the person making such acquisition proposal, but only if (i) prior to so furnishing such information, the Company has entered into a customary confidentiality agreement with such person, and (ii) all such information has previously been provided to Parent or is provided to Parent prior to or contemporaneously with the time it is provided to the person making such superior proposal or such person’s representatives; and

•

engage or participate in any discussions or negotiations with such person with respect to the superior proposal. The Company promptly (and in any event within 48 hours) must advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an acquisition proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to the Company or any of its subsidiaries other than requests for information not reasonably likely to be related to an acquisition proposal. The Company must keep Parent informed on a reasonably current basis (and in any event at least once every two business days) of the status of any such acquisition proposal (including any material change to its terms).

Employee Matters. Following the closing date, Parent may choose to maintain any or all of the Company’s employee plans in its sole discretion. For any Company employee plan terminated for which there is a comparable Parent or Servbank benefit plan of general applicability, any current or former employee of the Company who remains in the active employment of Parent or Servbank after the closing date will be entitled to participate in such Parent benefit plan (excluding any severance, defined benefit pension, deferred compensation, equity-based, change in control, retention and/or transaction-based plans, programs or arrangements) to the same extent as similarly situated employees of Parent or Servbank.

Company employees continuing with Parent after the Merger (other than employees who are parties to an employment, changing of control, retention or other similar type of agreement) whose employment is terminated by Parent (absent termination for cause) within two years of the effective time of the Merger will receive severance in accordance with the Bank’s change in control severance plan.

Compensation Agreements. The Company will take all action necessary to terminate certain employment agreements and change in control agreements to which it or the Bank is a party, effective immediately before the effective time of the Merger. The Company and Parent will also use their commercially reasonable efforts to cause certain employees of the Company to enter into a retention or similar agreement effective as of the effective time of the Merger.

If a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code is expected to be paid in connection with the Merger, the Company will take reasonable efforts to eliminate or reduce any taxes that may be imposed under Section 4999 of the Code, including relying on a report of an independent valuation appraiser that all or any portion of such payments or benefits constitute “reasonable compensation.” For these purposes, the Company and Parent have agreed to cooperate to the extent necessary to restructure any such benefits or payments as may be reasonably necessary to satisfy the conditions of such regulation.

For additional information on the interests of certain of the Company’s directors and executive officers that may be different from, or in addition to, the interests of the Company’s other shareholders, please see “—Interests of Directors and Officers in the Merger that are Different from Your Interests.”

ESOP. Effective as of the business day immediately before closing, the ESOP will be terminated. The Company or its subsidiaries will direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of suspense shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to, except as otherwise required, be valued at the Merger Consideration or, if necessary for fiduciary purposes, a valuation of the Company Stock. All remaining unallocated shares as of the effective time of the Merger held by the ESOP will be allocated among the accounts of the ESOP participants with undistributed account balances at the effective time of the Merger who are employed by the Bank at the effective time of the Merger, and in proportion to the balances credited to their accounts as of the end of the previous plan year.

Continuing Director. Effective as of the effective time of the Merger, Parent will cause Servbank to appoint at least one director of the Company to the board of directors of Servbank to serve until the next annual meeting of Servbank’s shareholders.

Indemnification and Insurance. For six years after the Effective Time, Parent will indemnify the Company’s directors, officers and employees to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by the Company’s Articles of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date on which the Merger Agreement was executed for any losses incurred by them as a result of their service with the Company. The Company will procure “tail coverage” for its directors and officers for six years after the closing of the Merger that is no less advantageous than the coverage currently provided for the Company’s directors and officers, subject to the requirement that such tail coverage, in the aggregate, not exceed more than 250% of the cost of the current annual premium for such insurance. The total premium for the tail coverage will be paid or accrued by the Company on or prior to the close of business on the fifth Business Day immediately preceding closing and will be included in the calculation of the Company’s Transaction Costs, as defined in the Merger Agreement.

Terminating the Merger Agreement. The Company and Parent may mutually agree at any time to terminate the Merger Agreement. In addition, either the Company or Parent may decide, without the consent of the other, to terminate the Merger Agreement:

•

if the conditions to closing for such parties have not been met or waived by August 31, 2026, provided the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, and provided further, that if such conditions to closing have not been met or waived solely because approval to consummate the transactions contemplated by the Merger Agreement has not been received from a governmental entity, then this outside date may be extended by either party without the consent of the other for a period not to exceed 60 days;

•

if any of the transactions contemplated by the Merger Agreement are disapproved by a regulatory agency whose approval is required to complete such transactions or if any court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the transactions contemplated in the Merger Agreement, provided however that the party seeking to terminate the Merger Agreement must have used its commercially reasonable efforts to contest, appeal and remove such disapproval, order, decree, ruling or other action;

•	if there has been any material adverse change, as such term is defined in the Merger Agreement, with respect to the other party; or

•

if the Merger Agreement and Merger are not approved by the required vote of shareholders of the Company at the special meeting, or at any adjournment or postponement of the special meeting; provided, however, that neither the Company nor Parent may terminate the Merger Agreement if such party has breached in any material respect any of its obligations under the Merger Agreement, in the Company’s case, in a manner that caused the failure to obtain the approval of the Company shareholders at the special meeting, or at any adjournment or postponement of the special meeting.

Parent may also terminate the Merger Agreement if (i) there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the Merger Agreement on the part of the Company or any other agreement contemplated by the Merger Agreement (subject to the applicable materiality standard); provided, that the right to terminate the Merger Agreement will not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or (ii) the Company’s board of directors has effected a Company Adverse Recommendation Change or willfully breached certain of its obligations regarding the special meeting, the proxy statement and the non-solicitation provisions of the Merger Agreement in any material respect.

The Company may also terminate the Merger Agreement (i) if there has been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the Merger Agreement on the part of Parent or any other agreement contemplated by the Merger Agreement; provided, that the right to terminate the Merger Agreement will not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or (ii), if terminated prior to obtaining shareholder approval of the Merger, to accept a superior third-party proposal.

Termination Fee. Under certain circumstances, the Company may be required to pay Parent a fee of $2,694,000, plus the total amount of any documented costs incurred by Parent in connection with the transactions contemplated by the Merger Agreement, capped at $898,000 (the “Termination Fee”). Specifically, the Company must pay the Termination Fee to Parent if:

•

the Merger Agreement is terminated by Parent due to a Company Adverse Recommendation Change or a willful breach by the Company of certain obligations regarding the special meeting, the proxy statement or the non-solicitation provisions of the Merger Agreement in any material respect;

•

in the event that, after the date of the Merger Agreement and prior to the termination of the Merger Agreement, the Company receives a third-party acquisition proposal and thereafter the Merger Agreement is terminated:

•

by either Parent or the Company, if the conditions to closing for such parties have not been met or waived by August 31, 2026, provided the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, and provided further, that if such conditions to closing have not been met or waived solely because approval to consummate the transactions contemplated by the Merger Agreement has not been received from a governmental entity, then this outside date maybe extended by either party without the consent of the other for a period not to exceed 60 days;

•

by Parent due to a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true and correct) set forth in the Merger Agreement on the part of the Company or any other agreement contemplated by the Merger Agreement (subject to the applicable materiality standard); or

•

by either party, if the Merger Agreement and Merger are not approved by the required vote of shareholders of the Company at the special meeting, or at any adjournment or postponement of the special meeting; and

prior to the date that is 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to such third-party acquisition proposal.

If the Merger Agreement is terminated by either party because the Merger Agreement and Merger are not approved at the special meeting, or at any adjournment or postponement of the special meeting, then the Company must pay to Parent the total amount of any documented costs reasonably incurred by Parent in connection with the transactions contemplated by the Merger Agreement, capped at $400,000 (the “Expense Reimbursement”) (provided, in no event will the Company be required to pay both the Termination Fee and the Expense Reimbursement).

Expenses. Except as otherwise provided in the Merger Agreement, the Company and Parent will pay their own costs and expenses incurred in connection with the Merger, whether or not the Merger is completed.

Changing the Terms of the Merger Agreement. Before the effective time of the Merger, the Company and Parent may agree to waive any provision of the Merger Agreement to the extent the provisions being waived are in the waiving party’s benefit. The Merger Agreement may be amended by written agreement signed by each of the parties.

PROPOSAL 2:

MERGER-RELATED COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company board is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the completion of the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of Directors and Officers in the Merger that are Different from Your Interests,” and the related table and narratives.

Accordingly, at the special meeting, the Company is asking its shareholders to approve, on a non-binding advisory basis, the following resolution:

“RESOLVED, that the compensation that will be paid or may become payable to the Company named executive officers in connection with the Merger, as disclosed in the table under the caption “The Merger — Interests of Directors and Officers in the Merger that are Different from Your Interests” in the proxy statement in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The advisory vote on the Merger-Related Compensation proposal is a vote separate and distinct from the vote on the Merger Agreement and the Merger. Because the vote is advisory in nature only, it will not be binding on the Company, regardless of whether the Merger Agreement is approved. Accordingly, as the compensation to be paid in connection with the Merger is a contractual obligation to the named executive officers of the Company, regardless of the outcome of this advisory vote, such compensation will be payable if the Merger Agreement is approved and the Merger is completed, subject only to the contractual conditions applicable to such payment.

Approval of the Merger-Related Compensation proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast on the proposal at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

The Company board unanimously recommends that the Company shareholders vote “FOR” the Merger-Related Compensation proposal.

Merger-Related Executive Compensation for the Company’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of certain Merger-Related Compensation. The Merger-Related Compensation payable to these individuals is the subject of a non-binding advisory vote of the Company’s shareholders, as described above in “Proposal No. 2 — Merger-Related Compensation Proposal.”

The following table sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the Merger, assuming: (i) that the closing date of the Merger was December 19, 2025, the last practicable date prior to the date of this proxy statement; (ii) a per share price of Company common stock of $27.20, the per share merger consideration value; and (iii) each named executive officer experiences a qualifying termination of employment on December 19, 2025. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Executive	Cash ($)(1)	Equity ($) (2)	Total ($)
Walter H. Hasselbring, III	2,352,639	48,960	2,401,599
Pamela J. Verkler	1,056,374	38,080	1,094,454
Thomas J. Chamberlain	989,090	38,080	1,027,170

(1)

Mr. Hasselbring is a party to an employment agreement with each of the Company and the Bank. Mr. Hasselbring will not receive a duplication of payments under the employment agreements. Any payment made under one agreement would offset payments under the other agreement. Under the employment agreements, Mr. Hasselbring is entitled to a severance payment equal to three times his average annual compensation (as defined in the employment agreements) over the last five years ending before the year in which the change in control occurs, payable in a lump sum, plus, continued welfare benefits either provided under the Bank’s plans for a period of up to 36 months, or by payment of a cash lump sum payment equal to the cost of providing such benefits for up to 36 months. In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement. A portion of Mr. Hasselbring’s payments will be in consideration for his agreement to adhere to certain post-employment covenants, including covenants not to solicit employees or customers and a covenant not to compete with the resulting institution for a period of time. The total estimated value of the severance benefits and the consideration for the post-employment covenants to Mr. Hasselbring in connection with his termination of employment is $2,352,703.

Each of Ms. Verkler and Mr. Chamberlain are parties to a change in control agreement with the Bank. Under their change in control agreements, each of Ms. Verkler and Mr. Chamberlain are entitled to a severance payment equal to two times his or her base salary and highest rate of bonus paid to him or her during the three years prior to termination, payable in a single lump sum within ten days following his or her termination of employment. In addition, Ms. Verkler and Mr. Chamberlain will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to his or her termination of employment. The coverage will cease 24 months after his or her termination. In the event the provision or payment of such benefit would subject the Bank to excise taxes or penalties, the Bank will pay to the applicable executive a cash lump sum payment equal to the cost of providing such benefits. The estimated value of the severance and welfare benefits due to Ms. Verkler and Mr. Chamberlain is $1,056,726 and $989,131, respectively.

(2)

Each outstanding Company share of restricted stock will automatically vest in full and all restrictions on those shares of restricted stock shall lapse, effective as of the effective time of the Merger. Each share of restricted stock that vests will be converted into the right to receive the same merger consideration as other holders of the Company common stock pursuant to the terms of the Merger Agreement. The following table sets forth the number of unvested shares of restricted stock held by each named executive officer of the Company as of October 29, 2025, the date the Merger Agreement was executed, that will become vested as a result of the Merger. The estimated value of the shares of restricted stock is based on a per share merger consideration value of $27.20, multiplied by the total number of shares subject to each unvested restricted stock award.

Name	Shares of Restricted Stock (#)	Value of Restricted Stock ($)
Walter H. Hasselbring, III	1,800	48,960
Pamela J. Verkler	1,400	38,080
Thomas J. Chamberlain	1,400	38,080

PROPOSAL 3:

ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement and the Merger by the time of the special meeting. In that event, we would need to adjourn the special meeting to solicit additional proxies. The Adjournment Proposal relates only to an adjournment of the special meeting to solicit additional proxies to obtain the requisite shareholder approval to approve the Merger Agreement and the Merger. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The Company’s board of directors recommends that you vote “FOR” the Adjournment Proposal so that proxies may be used for the purpose described above, should it become necessary.

Properly executed proxies will be voted “FOR” the Adjournment Proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned to solicit additional proxies to approve the Merger Agreement and the Merger, we are not required to give notice of the time and place of the adjourned meeting (other than announcement at the special meeting) unless the meeting is adjourned for more than thirty days.

The Adjournment Proposal relates only to an adjournment of the special meeting occurring to solicit additional proxies for the proposal to approve of the Merger Agreement and the Merger if there are insufficient votes to approve that proposal. The Company’s board of directors retains full authority to the extent set forth in our bylaws to postpone the special meeting before it is convened, without the consent of any of our shareholders.

STOCK OWNERSHIP

The following table provides information as of December 18, 2025 about the beneficial owners known to the Company that own more than 5% of our outstanding common stock. Percentages are based on 3,351,526 shares of Company common stock issued and outstanding as of December 18, 2025.

Name and Address	Number of Shares Owned	Percent of Common Stock Owned
Iroquois Federal Savings and Loan Association (1) Employee Stock Ownership Plan 201 East Cherry Street Watseka, Illinois 60970	314,213	9.38%
Iroquois Federal Foundation, Inc. (2) 201 East Cherry Street Watseka, Illinois 60970	197,255	5.89%
Gary S. Schwab (3) 218 S. 5th Street, Apt G Springfield, Illinois 62701-1415	277,427	8.28%
Joseph Stilwell (4) 200 Calle del Santo Cristo Segundo Piso San Juan, Puerto Rico 00901	297,399	8.87%
Jeffrey L. Gendell (5) 1 Sound Shore Drive, Suite 340 Greenwich, Connecticut 06830-7251	326,179	9.73%

(1)

Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts (179,498 shares at December 18, 2025) in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(2)

The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock are voted on all proposals considered by shareholders of the Company.

(3)	In a Schedule 13G/A filed on January 26, 2024, Gary S. Schwab reported sole voting and dispositive power with respect to 277,427 shares of the Company’s common stock.
(4)

In a Schedule 13D/A filed on August 26, 2025, Joseph Stilwell, through limited partnership and limited liability companies for which he serves as managing member, reported shared voting and dispositive power with respect to 297,399 shares of the company’s common stock.

(5)

In a Schedule 13F filed on August 14, 2025, Jeffrey L. Gendell, through limited liability companies for which he serves as managing member, reported shared voting and dispositive power with respect to 326,179 shares of the Company’s common stock.

The following table provides information as of December 18, 2025, about the shares of the Company’s common stock that may be considered to be beneficially owned by each director, each named executive officer and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 3,351,526 shares of Company common stock issued and outstanding as of December 18, 2025.

Name	Number of Shares Owned		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding
Directors
Alan D. Martin	45,093	(1)	—	45,093	1.35%
Joseph A. Cowan	27,800	(2)	—	27,800	*
Wayne A. Lehmann	21,800	(2)	—	21,800	*
Richard S. Stenzinger	4,500	(2)	—	4,500	*
Dennis C. Wittenborn	57,409	(3)	—	57,409	1.71%
Rodney E. Yergler	34,298	(4)	—	34,298	1.02%
Walter H. Hasselbring, III	69,771	(5)	—	69,771	2.08%
Pamela J. Verkler	50,791	(6)	—	50,791	1.52%
Scott J. Dworschak	—		—	—	—
Named Executive Officers Who Are Not Also Directors
Thomas J. Chamberlain	68,243	(7)	—	68,243	2.04%
All directors and executive officers as a group (11 persons)	392,458		—	392,458	11.71%

*	Less than 1%.
(1)	Includes 10,000 shares held in an IRA account, 3,000 shares held by Mr. Alan Martin’s spouse in her IRA account and 800 shares of unvested restricted stock.
(2)	Includes 800 shares of unvested restricted stock.
(3)	Includes 17,750 shares held by a corporation owned by Mr. Wittenborn and 800 shares of unvested restricted stock.
(4)	Includes 10,000 shares held by Mr. Yergler’s spouse in her IRA account, and 800 shares of unvested restricted stock.
(5)

Includes 16,613 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 1,500 shares held by Mr. Hasselbring’s spouse in her IRA account, 1,800 shares of unvested restricted stock, and 9,659 shares held through the ESOP.

(6)	Includes 12,500 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 1,400 shares of unvested restricted stock, and 12,292 shares held through the ESOP.
(7)

Includes 19,552 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 16,778 shares in an IRA account, 1,400 shares of unvested restricted stock, and 8,519 shares held through the ESOP.

SHAREHOLDER PROPOSALS

The Company does not intend to hold an annual meeting of shareholders if the Merger is completed as currently expected. If the Merger is not completed within the expected timeframe or at all, the Company may hold an annual meeting of shareholders (the “Annual Meeting”).

If an Annual Meeting were to be held, the date of such Annual Meeting would be more than 30 calendar days from the anniversary date of last year’s annual meeting of shareholders. As such, a shareholder proposal would need to be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting, were it to occur. Any shareholder proposals would be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Under Securities and Exchange Commission Rule 14a-19, a shareholder intending to engage in a director election contest with respect to an Annual Meeting, were one to occur, must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information by the later of 60 calendar days before the Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the Annual Meeting is first made by the Company.

The Company’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before an annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 80 days and no more than 90 days before the date of such annual meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of such annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SERVBANC HOLDCO, INC.

AND

IF BANCORP, INC.

Dated as of October 29, 2025

A-i

(Continued)

A-ii

(Continued)

A-iii

(Continued)

A-iv

EXHIBITS

Exhibit “A”	Form of Second Merger Agreement
Exhibit “B”	Form of Bank Merger Agreement
Exhibit “C”	Form of Voting Agreement
Exhibit “D”	Form of Director Support Agreement
Exhibit “E”	Form of Release for Directors/Officers

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of October 29, 2025, by and between ServBanc Holdco, Inc. (“Parent”), an Arizona corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and IF Bancorp, Inc. (the “Company”), a Maryland corporation and registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”).

RECITALS

WHEREAS, Parent owns all of the outstanding common stock of Servbank, National Association, a national banking association with its principal office in Oswego, Illinois (“Servbank”), and the Company owns all of the outstanding common stock of Iroquois Federal Savings and Loan Association, a federal savings and loan association with its principal office in Watseka, Illinois (the “Bank”);

WHEREAS, Parent desires to acquire all of the outstanding shares of capital stock of the Company in exchange for the Merger Consideration (as defined below) through the merger of a to-be-formed Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”), which shall be made party to this Agreement prior to the Effective Time (as defined below), with and into the Company, with the Company surviving (the “Merger”), pursuant to this Agreement;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger, by and between the Company and Parent, substantially in the form attached hereto as Exhibit “A” (the “Second Merger Agreement”), the Company shall be merged with and into Parent, with Parent surviving the merger (the “Second Merger”);

WHEREAS, immediately following the Second Merger, at the election of Parent, and pursuant to a separate agreement and plan of merger, by and between Servbank and the Bank, substantially in the form attached hereto as Exhibit “B”, the Bank shall be merged with and into Servbank, with Servbank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for Parent to enter into this Agreement, (i) each member of the Company Board (as defined below) and board of directors of the Bank, each executive officer of the Company and the Bank who is also a shareholder of the Company have entered into a Voting Agreement in the form attached hereto as Exhibit “C” (the “Voting Agreement”), whereby such shareholders of the Company have agreed to vote the shares of Company Stock (as defined below) beneficially owned by such person in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) each of the directors of the Company and the Bank who is not party to an employment, retention or other similar agreement has entered into a Director Support Agreement in the form attached hereto as Exhibit “D” (the “Director Support Agreement”), and (iii) each of the directors and executive officers of the Company and the Bank set forth on Confidential Schedule 8.10(b) has executed an instrument releasing the Company and its Subsidiaries (as defined below) from any and all claims of such persons (except to certain matters described therein) in the form attached hereto as Exhibit “E” (each, a “Release”); and

WHEREAS, the respective boards of directors of Parent (“Parent Board”) and the Company (“Company Board”) have unanimously approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into the Company. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.01), Parent shall cause Merger Sub to merge with and into the Company in accordance with the provisions of Section 3-105 of the Maryland General Corporation Law (the “MGCL”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the MGCL.

Section 1.02 Effects of the Merger. The Merger shall have the effects set forth in the MGCL. The name of the Surviving Corporation shall be “IF Bancorp, Inc.” All rights, franchises and interests of the Company and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.03 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation (the “Articles of Incorporation”) and bylaws (“Bylaws”) of the Company, as in effect immediately before the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers.

(a) The directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and shall serve from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub or any holder of record of the following securities:

(a) Each share of common stock, no par value per share, of Parent (“Parent Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of common stock of Merger Sub, par value $0.01 per share, outstanding prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation.

(c) Each share of common stock, par value $0.01 per share, of the Company (“Company Stock”) that is issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall cease to be outstanding and shall automatically be cancelled and converted into and become the right to receive the Per Share Merger Consideration (as defined in Section 1.06(a)(v)) in cash, without interest (in the aggregate for all holders of Company Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(d) Each share of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Stock and the holders of shares of Company Stock designated by a book-entry representing a non-certificate share of Company Stock (a “Book-Entry Share”) shall cease to have any rights with respect to such shares of Company Stock, except the right to receive following the Effective Time, the Per Share Merger Consideration for such shares in accordance with this Section 1.05.

(e) Any shares of Company Stock that are owned immediately prior to the Effective Time by the Company, Parent or their respective Subsidiaries (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

Section 1.06 Calculation of Merger Consideration.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Tangible Common Equity” means the amount equal to the Company’s tangible common equity on a consolidated basis calculated in accordance with generally accepted accounting principles of the United States (“GAAP”) as of the last day of the month ended prior to Closing, which shall, for the avoidance of doubt, include (A) the Company’s good faith estimate of all income and expenses through the Closing and (B) unrealized losses in the consolidated securities portfolio, minus (1) Transaction Costs, on an after-tax basis, that have not been paid or accrued prior to the Calculation Date, and plus (2) the costs or expenses related to claims, demands or actions regarding the Merger, including but not limited to attorney fees, pre-litigation or litigation expenses or any related insurance deductible, in each case calculated in accordance with GAAP. The calculation of the Tangible Common Equity shall be prepared and presented in the same manner as those calculations set forth in Confidential Schedule 1.06(a)(i).

(ii) “Transaction Costs” means (A) the cost of terminating any employment-related agreements and obligations (including any non-competition agreements, option agreements or equity based plans) or any employee benefit plan, including any employee retirement benefit plan or welfare benefit plan (for the avoidance of doubt, any costs of the Company related to severance received by employees of the Company who are not subject to an employment or change in control agreement pursuant to the Company’s severance plan shall not be considered Transaction Costs for purposes of the Tangible Common Equity calculation); (B) accruals for expenses not paid, prorated for a partial year for the year in which the Merger closes, (C) any transaction costs, fees, expenses and commissions (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by the Company in connection with the Agreement and the transactions contemplated hereby; (D) the accrual through the Closing Date in accordance with GAAP of any future benefit payments due under any salary continuation, deferred compensation, severance or change in control payments or other similar agreements of the Company or the Bank (all of which are set forth on Confidential Schedule 1.06(a)(ii)(D) including the name of the recipient and the amount of such payment); (E) any accruals through the Closing Date for contributions made to the ESOP in satisfaction of any ESOP loan (for the avoidance of doubt, not to include those accruals and contributions made to the ESOP in the ordinary course and consistent with prior business practice); (F) the costs of any retention or stay-pay bonus arrangements (other than the retention payments contemplated by Section 5.12(b) that will be paid by Parent after Closing and any retention or stay-pay bonus that Parent requests the Company or the Bank enter into at or prior to Closing); (G) premiums or additional costs in connection with procuring the Tail Coverage described in Section 5.19; (H) all Taxes of the Company or its Subsidiaries due with respect to any taxable periods (or portions thereof) ending on or before the Effective Time; (I) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by the Company in connection with any contract termination required pursuant to this Agreement; (J) the (i) costs, fees, contract payments, penalties and liquidated damages paid or accrued in connection with the termination of its data processing contracts and core processing contracts, including all reasonable estimated deconversion fees, and (ii) costs, fees, contract payments, penalties and liquidated damages paid or accrued in connection with the termination of the Company or its Subsidiaries’ online banking contracts, technology or software services contracts, and other third-party contracts identified on Confidential Schedule 1.06(a)(ii)(J), assuming all such contracts shall terminate on June 30, 2026, such date being the date expected for the core systems conversion of the Bank (the “Conversion Date”), (K) all costs, fees and expenses related to negotiation, litigation or otherwise related to shareholder actions or proposals, including proxy solicitations and proposals, and (L) all other expenses incurred by the Company or its Subsidiaries related to the Merger, this Agreement and the actions and transactions contemplated hereby and such other amounts as may be agreed upon by the parties. For the avoidance of doubt, if the calculation of the Company’s Tangible Common Equity reflects any of the items listed herein, such items shall not be deducted from the Company’s Tangible Common Equity a second time. For purposes of the calculation of Tangible Common Equity, the amount of the Tangible Common Equity shall reflect the after-tax amount of the foregoing adjustments calculated in accordance with GAAP, regardless of whether or not such foregoing adjustments are required by GAAP.

(iii) “Calculation Date” means the close of business on the fifth (5th) Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(iv) “Minimum Equity” means $77,800,000.

(v) “Per Share Merger Consideration” means cash in an amount equal to the quotient of (A) Total Cash Consideration, divided by (B) the number of shares of Company Stock outstanding immediately prior to the Effective Time, rounded down to the nearest cent.

(vi) “Total Cash Consideration” means $89,800,000, as adjusted pursuant to this Agreement.

(b) On the Calculation Date, the Company shall provide Parent with a preliminary calculation of the Tangible Common Equity for Parent’s review and approval. If Parent disagrees with such calculation of the Tangible Common Equity, the Company and Parent shall meet to resolve any such disagreement. If the Company and Parent cannot resolve any such disagreement, then Forvis Mazars, LLP, an independent registered public accounting firm (the “Accounting Firm”) shall resolve any such disagreement prior to the Closing Date which resolution shall be final and binding upon the Company and Parent and the cost of such resolution by the Accounting Firm shall be split equally between Parent and the Company.

Section 1.07 Adjustment to Merger Consideration.

(a) If on the Calculation Date, the Company’s Tangible Common Equity is less than the Minimum Equity, then the Total Cash Consideration to be paid by Parent shall be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the Minimum Equity and the Company’s Tangible Common Equity.

(b) If on the Calculation Date, the Company’s Tangible Common Equity exceeds the Minimum Equity, after the Calculation Date and prior to the Effective Time, the Company shall declare and pay to each holder of record of shares of Company Stock as of the record date determined by the board of directors of the Company a cash dividend for each outstanding share of Company Stock equal to the quotient of (a) the amount that the Tangible Common Equity exceeds the Minimum Equity at Closing, divided by (b) the total number of shares of Company Stock outstanding as of the record date of such dividend, rounded down to the nearest cent (the “Special Dividend”).

Section 1.08 Payment Procedures.

(a) Prior to the Effective Time, Parent shall appoint, at Parent’s expense, Computershare Trust Company, N.A. to act as the payment agent hereunder (the “Exchange Agent”). On or prior to the Closing

Date, the Parent shall deposit with or make available to the Exchange Agent for exchange in accordance with the terms of this Section 1.08 immediately available funds equal to the Total Cash Consideration (the “Exchange Fund”).

(b) After the Calculation Date and prior to the Effective Time, the Company shall pay, and the Exchange Agent shall distribute to, the holders of Company Stock entitled to receive the Special Dividend pursuant to Section 1.07(b), if any, the amount of the Special Dividend calculated in accordance with Section 1.07(b).

(c) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of shares of Company Stock entitled to receive the Per Share Merger Consideration pursuant to Section 1.05 (collectively, the “Holders”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Share(s) shall pass, only upon delivery of Certificate(s) or instructions relating to the Book-Entry Share(s) (or affidavits of loss in lieu of any Certificate(s)) to the Exchange Agent and shall be substantially in such form as shall be prescribed by the Exchange Agent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration upon surrender of any Certificate. Parent shall cause the Exchange Agent to provide Company a reasonable opportunity to review and comment upon the Letter of Transmittal and other transfer documents, or any amendments or supplements thereto, prior to disseminating the Letter of Transmittal and other transfer documents to the Holders, and Parent shall consider in good faith and shall cause the Exchange Agent to consider in good faith any comments proposed by Company.

(d) Upon proper surrender by the Holder to the Exchange Agent of its Certificate(s) or instructions relating to the Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall pay and distribute to such Holder the Per Share Merger Consideration in respect of the shares of Company Stock represented by its Certificate(s) or Book-Entry Share(s), as applicable, the amount of which shall be deducted from the Exchange Fund. Until so surrendered, each such Certificate or Book-Entry Share(s) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration, and any dividends or distributions to which such Holder is entitled, pursuant to this Article I.

(e) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Stock that is not registered in the stock transfer records of Company, the Per Share Merger Consideration shall be delivered pursuant to Section 1.08(c) in exchange therefor to a Person other than the Person in whose name the Company Stock so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Stock shall be properly endorsed, if a Certificate, or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Per Share Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Per Share Merger Consideration to a Person other than the registered Holder of Company Stock with respect to which such payment is made) shall be borne and paid out of the Exchange Fund by the Exchange Agent or the Parent, as the case may be. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Stock that occurred prior to the Effective Time. If, after the Effective Time, any Company Stock is presented for transfer to the Exchange Agent, it shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.06 and the procedures set forth in this Article I.

(g) Any portion of the Exchange Fund that remains unclaimed by the Holders as of the first anniversary of the Effective Time shall be provided to Parent; provided, that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be provided to Parent. Any former shareholders of Company who have not theretofore complied with this Article I shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event that any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i) Subject to the terms of the agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), the Exchange Agent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and compliance by any Holder with the procedures and instructions set forth herein and therein; provided, however, the Exchange Agent shall be consulted prior to such determinations, and the Exchange Agent shall consider the input from the Parent, both parties acting reasonably.

Section 1.09 Treatment of Restricted Stock. Notwithstanding anything in the IF Bancorp, Inc. 2022 Equity Incentive Plan, IF Bancorp, Inc. 2012 Equity Incentive Plan or restricted stock agreement with the Company (collectively, the “Equity Plans”) to the contrary, immediately prior to the Calculation Date, each award in respect of a share of Company Stock subject to vesting, repurchase or other lapse of restrictions granted under the Equity Plans that is outstanding and unvested shall automatically vest in full and shall be considered outstanding shares of Company Stock entitled to receive the Merger Consideration.

Section 1.10 Second Merger. In the Second Merger, Company shall be merged with and into Parent immediately following the Merger, with Parent continuing as the surviving entity and succeeding to and assuming all rights and obligations of Company in accordance with the applicable Laws of Arizona and Maryland. Following the Second Merger, the separate corporate existence of Company shall cease. Simultaneously with entering into this Agreement and prior to Closing, Parent and Company shall enter into the Second Merger Agreement in the form of Exhibit “A”. At the request of Parent, Company shall execute such articles or articles of merger and such other documents and certificates as are necessary to make the Second Merger effective immediately following the Effective Time of the Merger.

Section 1.11 Bank Merger. In the Bank Merger and at the election of Parent, the Bank shall be merged with and into Servbank immediately following the Second Merger, with Servbank continuing as the surviving entity and succeeding to and assuming all rights and obligations of the Bank in accordance with the applicable Laws of the United States of America. Following the Bank Merger, the separate corporate existence of the Bank shall cease. Simultaneously with the execution of this Agreement, Servbank and the Bank shall enter into the Bank Merger Agreement in the form of Exhibit “B”. At the written request of Parent, the Company shall cause the Bank to execute such articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Second Merger.

Section 1.12 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal or state income tax consequences to the shareholders of the Company as a result of such modification, (ii) the Merger Consideration to be paid to the shareholders of the Company is not changed in kind or reduced in amount, and (iii) such modification shall not be likely to delay or jeopardize receipt of any required regulatory approvals or the Closing.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to Parent and the Company within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end, or otherwise, in the event the parties so agree, an electronic exchange of documents shall take place in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the articles of merger, reflecting the Merger, filed with the Department of Assessments and Taxation of the State of Maryland in accordance with the MGCL (the “Effective Time”). The parties shall use commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event shall the Effective Time occur more than one (1) day after the Closing Date.

Section 2.02 Actions to be Taken at the Closing by the Company. At the Closing, the Company shall execute and acknowledge, or cause to be executed and acknowledged, and deliver to Parent such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Parent to close hereunder):

(a) True, correct and complete copies of the Company’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

(b) True, correct and complete copies of the Bank’s “charter and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”);

(c) True, correct and complete copies of LCI’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Illinois;

(d) A certificate of good standing from the Department of Assessments and Taxation of the State of Maryland, duly certifying as of a recent date as to the good standing of the Company under the Laws of the State of Maryland;

(e) A certificate of good standing from the OCC, duly certifying as of a recent date as to the good standing of the Bank under the Laws of the United States;

(f) A certificate of good standing from the Secretary of State of the State of Illinois, duly certifying as of a recent date as to the good standing of LCI under the Laws of the State of Illinois;

(g) A screen print of the Institution Details page from the BankFind Suite website of the Federal Deposit Insurance Corporation (the “FDIC”) with respect to the Bank, indicating that, as of a recent date, the Bank is “FDIC Insured” under the Federal Deposit Insurance Act, as amended (the “FDIA”);

(h) A Certification of Licensure from the IDFPR, duly certifying as of a recent date as to the good standing of LCI under the Laws of the State of Illinois;

(i) (i) a notice to the IRS conforming to the requirements of Treasury Regulation § 1.897-2(h)(2), in form and substance satisfactory to Parent, dated as of the Closing Date and executed by the Company, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status pursuant to Treasury Regulations §§ 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to Parent, dated of the Closing Date and executed by the Company;

(j) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Company, pursuant to which such officer shall certify: (i) the due adoption by the Company Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Second Merger Agreement and the Bank Merger Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of the Company of this Agreement; (iii) the incumbency and true signatures of those officers of the Company duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement, the Second Merger Agreement, the Bank Merger Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of the Company attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Company Stock as of the Closing Date;

(k) A certificate, dated as of the Closing Date, signed by the appropriate executive officer of the Company, pursuant to which the Company shall certify that the Company has satisfied the conditions set forth in Sections 8.01 and 8.02;

(l) All consents from third parties required to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(l); and

(m) All other documents required to be delivered to Parent under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Parent or its counsel.

Section 2.03 Actions to be Taken at the Closing by Parent. At the Closing, Parent shall execute and acknowledge, or cause to be executed and acknowledged, and deliver to the Company such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of the Company to close hereunder):

(a) True, correct and complete copies of Parent’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Arizona;

(b) True, correct and complete copies of Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

(c) A certificate of the Secretary of State of the State of Arizona, dated as of a recent date, duly certifying as to the existence of Parent under the laws of the State of Arizona;

(d) A certificate of the Department of Assessments and Taxation of the State of Maryland, dated as of a recent date, duly certifying as to the existence of Merger Sub under the laws of the State of Maryland;

(e) A certificate, dated as of the Closing Date, signed by the appropriate executive officer of Parent, pursuant to which such officer shall certify (i) the due adoption by the Parent Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement, the Second Merger Agreement, the Bank Merger Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Parent duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement, the Second Merger Agreement, the Bank Merger Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Parent, and (iii) that the copy of the Bylaws of Parent attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, signed by the appropriate executive officer of Parent, pursuant to which Parent shall certify that Parent has satisfied the conditions set forth in Sections 7.01 and 7.02;

(g) A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Merger Sub, pursuant to which Merger Sub shall certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of the Agreement and the other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, the Agreement and the transactions contemplated by hereby and thereby; (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver the Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and

(h) All other documents required to be delivered to the Company by Parent under this Agreement, and all other documents, certificates and instruments as are reasonably requested by the Company or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the confidential schedules delivered by the Company to Parent prior to the execution hereof (collectively, the “Company Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) (i) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Company with the SEC since June 30, 2025, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements”

disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

Section 3.01 Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Maryland and is a savings and loan holding company registered under the HOLA. The Company has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, certified by the Secretary of the Company, have been made available to Parent. The Company does not own or control any Affiliate or Subsidiary, other than the Bank and LCI. The nature of the business of the Company and its activities do not require it to be qualified to do business in any jurisdiction other than the States of Maryland, Illinois and Missouri. The Company has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Company has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Company other than the Bank and LCI.

(b) The Bank is a federal savings and loan association, duly organized and validly existing under the Laws of the United States of America and in good standing under all Laws of the United States. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the charter and bylaws of the Bank, as amended to date, have been made available to Parent. The Bank is an insured bank as defined in the FDIA. The Bank does not own or control any Affiliate or Subsidiary other than LCI. The Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except when the failure to be so licensed or qualified would not be material. The Bank is a member in good standing of the Federal Home Loan Bank of Chicago (“FHLB”). Except for LCI, the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

(c) The Bank’s wholly-owned subsidiary, L.C.I. Service Corporation (“LCI”) is an Illinois insurance agency duly organized and validly existing under the laws of the State of Illinois and in good standing under all laws, rules, and regulations of the State of Illinois. LCI has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of LCI, as amended to date, have been delivered to the Parent. LCI does not own or control any Affiliate or Subsidiary. The nature of the business of LCI does not require it to be qualified to do business in any jurisdiction other than the State of Illinois. LCI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The business carried on by LCI has not been conducted through any other direct or indirect Subsidiary or Affiliate of LCI.

Section 3.02 Authority; Execution and Delivery. The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders with a recommendation from the Company Board in favor of approval (the “Company Recommendation”) and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the holders of at least a majority of the Company Stock outstanding as of the record date for the Shareholders’ Meeting (the “Requisite Company Approval”), the Company has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing shall be, duly executed by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.

(a) The entire authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Stock, of which 3,351,526 shares are issued and outstanding and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. Except as set forth on Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company, obligating the Company to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Company Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Company Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Company Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of (i) 10,000,000 shares of common stock, par value $0.01 per share, of the Bank (“Bank Stock”) of which 100 shares are issued and outstanding and no shares are held as treasury stock (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable (except as provided under 12 U.S.C. § 55), and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) The entire authorized capital stock of LCI consists solely of 100,000 shares of common stock, par value $1.00 per share, of LCI (“LCI Stock”) of which 50,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, LCI to purchase or otherwise acquire any security of or equity interest in LCI, obligating LCI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of LCI Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of LCI Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of LCI Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of LCI Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) The Company and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it under this Agreement to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the Articles of Incorporation of the Company or any of its Subsidiaries or the Bylaws or other governing documents of the Company or any of its Subsidiaries (collectively, the “Company Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to the Company, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to the Company or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) The Company and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution (collectively, “Banking Laws”). The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last three (3) years. The Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to the Bank that are designed to properly monitor transaction activity (including wire transfers).

Section 3.05 Financial Statements.

(a) The Company has furnished to Parent true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025 (the “Most Recent Balance Sheet Date”), June 30, 2024 and June 30, 2023, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors for the years ended as of such dates (collectively, “Company Financial Statements”). The Company Financial Statements

(including the related notes) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC (except in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of the Company and the Bank, as applicable, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Company Financial Statements accurately and fairly reflect in all material respects the transactions of the Company. The Company Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) The Company has furnished Parent with true and complete copies of the Reports of Condition and Income as of June 30, 2025, June 30, 2024 and June 30, 2023 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for credit losses (“ACL”) in accordance with (i) regulatory accounting principles (“RAP”) as applied to banking institutions, (ii) the Interagency Policy Statement on the Allowance for Credit Losses and (iii) all applicable rules and regulations.

(c) Since June 30, 2025, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after June 30, 2025, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after June 30, 2025, by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or officer of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

Section 3.06 Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended June 30, 2025, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2025, in amounts consistent with past practice (including such liabilities contained in the Company Financial Statements or Company Reports); (iii) liabilities that have been discharged or paid in full before the Effective Time; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Change with respect to Company.

Section 3.07 Litigation.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, nor to the Knowledge of the Company, is there any basis for any proceeding, claim or any action against the Company or any of its Subsidiaries. There is no Order imposed upon the Company or any of its Subsidiaries, or their respective assets or property, that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to the Company and its Subsidiaries, taken as a whole.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals; No Defaults.

(a) Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve, the OCC, the Illinois Department of Insurance (“IDOI”), and the approval of such applications, filings and notices, as necessary, (b) approval of the Company’s shareholders, (c) the filing with the Securities and Exchange Commission (“SEC”) of any filings under applicable requirements of the Exchange Act, and (d) the filing of the articles of merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the requirements of the MGCL, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the transactions contemplated by this Agreement. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and the Company has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and the Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and shall not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or privacy obligation applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change with respect to Company.

Section 3.09 Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by the Company or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which the Company or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). The Company or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Company Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by the Company or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (except for Permitted Encumbrances).

Section 3.10 Absence of Certain Changes or Events. Since June 30, 2025, (a) the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Change on the Company and its Subsidiaries, and (c) there has not been (i) any action or event of the type that would have required the consent of Parent under Sections 5.04 and 5.05, or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets the Company or any of its Subsidiaries (whether or not covered by insurance).

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing of all material contracts to which the Company or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relates to real property used by the Company or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relates in any way to the assets or operations of the Company or any of its Subsidiaries and involves payments to or by the Company or any of its Subsidiaries of $100,000 or more during the term thereof;

(iii) contains any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger shall restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a savings and loan holding company may lawfully engage;

(v) obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of the Company or any of its Subsidiaries;

(viii) provides for potential indemnification payments by the Company or any of its Subsidiaries;

(ix) the potential obligation of the Company or any of its Subsidiaries to repurchase loans and involves payments to or by the Company or any of its Subsidiaries of $100,000 or more during the term thereof;

(x) provides any rights to investors in the Company, including registration, preemptive or antidilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contract, software programming or licensing contract and involves payments to or by the Company or any of its Subsidiaries of $50,000 or more during the term thereof;

(xii) except for the Voting Agreements, is a voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Company Stock;

(xiii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement;

(xiv) is an employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank;

(xv) limits the payment of dividends by the Bank or any other Subsidiary of the Company;

(xvi) is an agreement with any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”); or

(xvii) entitles any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries;

(xviii) provides that the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;

(xix) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of the Company and or its Subsidiaries;

(xx) except as filed with the Company Reports prior to the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(xxi) was otherwise not entered into in the ordinary course of business.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, (viii) deposit liabilities of, (ix) FHLB advances of, (x) Federal Reserve Bank loans of, or (xi) trade payables in the ordinary course of business in amounts of less than $50,000 of, the Company or its Subsidiaries.

(c) Except as set forth on Confidential Schedule 3.11(c), no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to the Company or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True, complete and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to Parent.

(e) All rent and other payments by the Company and each of its Subsidiaries under the Listed Contracts are current, there are no material existing defaults by the Company or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

Section 3.12 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid to the appropriate Governmental Entity. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where neither Company nor any of its Subsidiaries files any Tax Return that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction or required to file a Tax Return with that jurisdiction. Other than Liens for current Taxes that are not yet due and payable, there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and all information returns (including, for the avoidance of doubt, Forms W-2 and Forms 1099) and other material documents required with respect to such withholding and remittances have been properly and timely filed and maintained. The Company and each of its Subsidiaries has correctly classified those individuals performing services to or for the benefit of the Company or its Subsidiaries as common law employees, leased employees, independent contractors or agents, as applicable.

(c) Each of the Company and its Subsidiaries has properly collected and remitted all material sales and similar Taxes with respect to sales or leases made or services provided to customers and have properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(d) Neither the Company nor any of its Subsidiaries has been or is currently the subject of a Tax audit, examination or other administrative or judicial Tax proceeding or action nor has the Company nor any of its Subsidiaries received any written notices or requests from any Governmental Entity indicating an intent to open an audit or other proceeding relating to Taxes, seeking information related to Tax matters or relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its Subsidiaries. No Governmental Entity is asserting as of the date of this Agreement by written notice to the Company or any of its Subsidiaries any deficiency or claim for any amount of additional Taxes, and all deficiencies asserted or assessments made as a result of any Tax proceeding by any Governmental Entity of the Tax Returns of or covering or including the Company or any of its Subsidiaries have been fully paid.

(e) True and complete copies of the federal, state and local income Tax Returns of the Company and each of its Subsidiaries for all open tax years and all examination reports and statements of deficiency pertaining to the Company and each of its Subsidiaries have been furnished to Parent. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f) Neither the Company nor any of its Subsidiaries has ever requested or received a private letter ruling or other similar ruling from any Governmental Entity. Neither the Company nor any of its Subsidiaries has filed, nor does the Company or any of its Subsidiaries have any present intent to file, any ruling requests with any taxing authority, including any request to change any accounting method.

(g) Neither the Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, indemnity, or similar agreement or arrangement (whether or not written), other than such provisions included in agreements the principal purpose of which is not Taxes.

(i) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined, unitary or similar group of corporations or included in a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Parent or the Company). Neither the Company nor any of its Subsidiaries has any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Tax Law), as a transferee or successor, pursuant to any contractual obligation or otherwise for any Taxes of any Person.

(j) Neither the Company nor any of its Subsidiaries has been a party to, or participated in, any “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code.

(l) Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, nor shall the Company or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in the Company’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by the Company or any of its Subsidiaries; (iii) “deferred intercompany gain” or “excess loss account” as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company or any of its Subsidiaries; (v) deferred revenue or prepaid amount received on or prior to the Closing Date by the Company or any of its Subsidiaries; (vi) inclusion under Section 965(a) of the Code or any election under Section 965(h) or Section 965(i) of the Code, (vii) inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in any taxable period (or portion thereof) ending on or before the Closing Date; or (viii) any similar election, action or agreement that would have the effect of deferring any liability for Taxes of the Company or its Subsidiaries from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) ending on or after the Closing Date.

(m) Neither the Company nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) Neither the Company nor any of its Subsidiaries are subject to Tax in any country other than the United States by virtue of having employees, a permanent establishment, a branch, an office or fixed place of business, an agency or other contacts with or in such other country.

(o) Neither the Company or any of its Subsidiaries has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable Law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or its Subsidiaries to any taxing authority, including seeking any employee retention credits.

(p) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of the Company’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(q) The Company and each of its Subsidiaries has included reserves determined in accordance with GAAP in the Company Financial Statements for all accrued Taxes of the Company and its Subsidiaries not yet due and payable as of the Most Recent Balance Sheet Date. The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of the Most Recent Balance Sheet Date, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their respective Tax Returns. Since the Most Recent Balance Sheet Date, the Company has not (x) incurred any liability for Taxes outside the ordinary course of business, or (y) taken any action that may result in Tax or increase the excise Tax base materially as described in Section 4501 of the Code and the Treasury Regulations thereunder, Notice 2023-2 and any subsequent guidance implementing the foregoing.

(r) All related party transactions involving the Company and its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, or non-U.S. Law) and each of the Company and its Subsidiaries has maintained documentation in connection with such related party transactions in accordance with Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law). Neither the Company nor any of its Subsidiaries is a party to any cost-sharing agreement or similar arrangement.

(s) There is no limitation on the utilization by the Company or its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(t) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(u) Each of the Company and each of its Subsidiaries (i) is (and, to the Knowledge of the Company, always has been) taxable as a C corporation for U.S. federal income Tax purposes; (ii) is not, and never has been, taxable as an S corporation for U.S. federal income Tax purposes; and (iii) has comparable status under the applicable Laws of any state or local jurisdiction in which it is required to file any Tax Return.

(v) Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or plan that has resulted in or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (or any corresponding provision of state, local, or non-U.S. Law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or non-U.S. Law).

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance (including any BOLI), relating to the Company and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or, to the Company’s Knowledge, threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. The value of any BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP. Neither the Company nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither the Company nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which the Company or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of the Company and each of its Subsidiaries is insured for an amount deemed adequate by the Company’s management, as applicable, against risks deemed appropriate by Company’s management. There have been no claims under any fidelity bonds of the Company or any of its Subsidiaries within the last three (3) years, and the Company has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 Wealth Management and Related Activities. Except as set forth in Confidential Schedule 3.14, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, employees or authorized representatives is required to be registered, licensed or authorized under the laws issued by any governmental authority or regulatory agency as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, municipal securities dealer, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent, or in any similar capacity with a governmental authority or regulatory agency. Neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither the Company nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to the Company’s Knowledge, threatened, with respect to the Company’s Proprietary Rights. To the Knowledge of the Company, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Excluding deposit liabilities and except as set forth on Confidential Schedule 3.16, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of the Company or any of its Subsidiaries, or any Affiliate thereof, in its operations (other than personal belongings of such officers and directors located in the Company’s or any of its Subsidiaries’ premises and not used in the operations of the Company or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Company’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16, neither the Company nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of the Company or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness.

(a) Confidential Schedule 3.17(a) identifies all loans and other extensions of credit (including commitments to extend credit) (each, a “Loan”) as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, and such Loans are and were originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Law, except for such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries.

(c) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Confidential Schedule 3.17(d) identifies (A) each Loan that as of June 30, 2025 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or the rules of any Regulatory Agency, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) where a specific reserve allocation existed in connection therewith, (B) the aggregate outstanding balance of all Loans in each of the foregoing clauses (i)-(vi) that as of June 30, 2025 had an outstanding balance and/or funded commitment less than $500,000, and (C) each asset of Company or any of its Subsidiaries that as of June 30, 2025 had a book value of over $500,000 and that was classified as OREO or as a repossessed asset to satisfy Loans or assets acquired pursuant to a debt previously contracted in good faith, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Confidential Schedule 3.17(d) sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2025.

(e) Each outstanding material Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, except as may be limited by Bankruptcy Exceptions and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Bankruptcy Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by the Company and each of its Subsidiaries (other than those tangible assets with a book value of less than $10,000) are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Except as set forth on Confidential Schedule 3.18, none of the Company’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Confidential Schedule 3.19(a) sets forth all analyses, surveys, studies, samplings, assessments, investigations or Phase I, II or III environmental reports on or related to any real property owned by the Company and/or the Bank (“Environmental Reports”), and the Company has provided copies of such Environmental Reports to Parent. The Company has provided Parent with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

(b) The Company and each of its Subsidiaries, operations and Properties are in compliance with all Environmental Laws. The Company has no Knowledge of, nor has the Company or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of the Company or any of its Subsidiaries with all Environmental Laws.

(c) The Company and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required of it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and such permits shall not be affected by the transactions contemplated herein.

(d) Except as set forth on Confidential Schedule 3.19(d), no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of the Company have any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment and that would not give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(e) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or pending or, to the Company’s Knowledge, threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither the Company nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has the Company or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(f) To the Company’s Knowledge, none of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by the Company or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) To the Company’s Knowledge, following commercially reasonable investigation and upon advice of the Company’s counsel, the transactions contemplated by this Agreement shall not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither the Company nor any of its Subsidiaries, either expressly or by operation of law, assumed or has undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, the OCC and the IDOI, have been timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and reasonably complete in all material respects. None of the Company or any of its Subsidiaries is or has been within the last four (4) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies. There are no actions or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries. There is no unresolved violation or apparent violation alleged by any Regulatory Agency with respect to any written report or statement relating to any examinations of the Company or the Bank. The Company is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3). The Bank is a “qualified thrift lender” (as that term is defined in 12 U.S.C. § 1467a(m)). The Bank has established and maintains a “liquidation account” in accordance with 12 C.F.R. § 192.450.

Section 3.21 Absence of Certain Business Practices. Neither the Company nor any of its Subsidiaries or any officer, employee or agent of the Company or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject the Company or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of the Company and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of the Company or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. The Company has made, and shall make, available to Parent copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Company and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. The Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents and applicable Law in all material respects. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.

Section 3.25 Guaranties. According to past business practices and in compliance with applicable Law, neither the Company nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Deposits. Except as set forth in Confidential Schedule 3.26, no deposit of the Bank (a) is a “brokered deposit” (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27 Employee Relationships. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and the Company believes that the relationship between the Company and its employees and the employees of each of its Subsidiaries generally is good. To the Knowledge of the Company and except as set forth on Confidential Schedule 3.27, no executive officer or manager of any of the operations of the Company or any of its Subsidiaries or of any group of employees of the Company or any of its Subsidiaries have any present plans, or have had discussions, to terminate their employment with the Company or any of its Subsidiaries, including, without limitation, any executive officer of the Company or the Bank or any member of the senior management team. The Company is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries prior to the National Labor Relations Board and no similar claims pending prior to any similar state or local or foreign agency. To the Knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, except for such noncompliance or labor practice.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other employment, bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, other equity or equity-based compensation, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of the Company or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of (i) the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable, each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), (ii) the most recent summary plan description for each Employee Plan for which a summary plan description is required, together with any summary of material modifications thereto, (iii) the most current determination letter or opinion issued by the Internal Revenue Service, (iv) Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, (v) the results of annual nondiscrimination testing performed for the three most recent plan years, (vi) all correspondence to or from any Governmental Entity relating to any Employee Plan and (vii) Form 1094-C and 1095-C filings for the three most recent plan years have been delivered to Parent and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35), a multiemployer plan (within the meaning of ERISA § 3(37)), a “multiple employer welfare arrangement” (as defined in § 3(40) of ERISA), or a “multiple employer plan” (as defined in Section 413 of the Code) or is otherwise subject to ERISA Title IV, and neither the Company nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code § 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject the Company, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy), except to the extent that the Company, any of its Subsidiaries or any Employee Plan sponsored by the Company or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code § 401(a) has a current favorable determination or opinion letter and has no obligation to adopt any amendments for which the remedial amendment period under Code § 401(b) has expired and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code § 501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code § 511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Company’s Knowledge, none are threatened, except to the extent that the Company, any of its Subsidiaries, or any Employee Plan sponsored by the Company or any of its Subsidiaries is involved in such transaction. Except as identified on Confidential Schedule 3.28(c), no written or oral representations have been made by or on behalf of the Company or any of its Subsidiaries to any employee or former employee of the Company or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code § 4980B). Except as identified on Confidential Schedule 3.28(c), there are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) Except as set forth on Confidential Schedule 3.28(d), the execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and/or the approval of the Company’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not (i) result in severance pay or any increase in severance pay upon any termination of employment, (ii) result in the acceleration of the time of payment or vesting of, or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation with respect to any employee of the Company or any of its Subsidiaries or pursuant to, any Employee Plan, (iii) result in any payments or benefits which would not be deductible pursuant to Code § 280G or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code or with respect to any deferred compensation plan within the meaning of Section 409A of the Code.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by the Company or any of its Subsidiaries on or before the Closing Date have been timely paid (including permissible extensions) to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant or beneficiary of a participant has been denied any benefit due or to become due under any Employee Plan. To the Company’s Knowledge, no person has been misled as to his or her rights under any Employee Plan. All obligations required to be performed by the Company and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan in any material respect. To the Company’s Knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against the Company, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of the Company and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code § 414 (the “Controlled Group Plans”):

(i) Each Controlled Group Plan that is a “group health plan” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) is, and at all times since March 23, 2010, has been, in compliance in all respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject to subject the Company, any of its Subsidiaries or such Controlled Group Plan to penalties or excise taxes under Code §§ 4980D, 4980H or 4980I, or any other provision of the Healthcare Reform Laws; and

(ii) Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which the Company or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given).

(iii) Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), each Employee Plan that provides for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither the Company nor any of its Subsidiaries is liable for self-insuring any such claims.

(i) Except as set forth on Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed (including permissible extensions) or distributed to the extent required by Law.

(j) Except as set forth on Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of the Company or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k) Except as provided in Confidential Schedule 3.28(k), the Company or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due or accrued on or before the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(l) Except as provided in Confidential Schedule 3.28(l), each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code § 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code § 409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code § 409A and all applicable IRS guidance promulgated thereunder. Except as provided in Confidential Schedule 3.28(l), no additional tax under Code § 409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code § 409A(a)(1)(B). No currently outstanding stock option or other right to acquire Company Stock or other equity security of the Company or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of the Company or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by the Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of the Company or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code § 409A).

(m) The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which implements and forms a part of the ESOP is now, and, to the knowledge of the Company, has been at all times since its inception, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.

(n) The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. As of the Closing Date, neither the Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.

(o) Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. Except as provided in Confidential Schedule 3.28(o), neither the Company nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of the Company, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid (including permissible extensions) to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) federal, state, and local withholding and employment Taxes and unemployment compensation and (b) Employee Plans. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by the Company or its Subsidiaries according to GAAP.

Section 3.30 Investments.

(a) The Company has delivered to Parent a complete list, as of June 30, 2025, of all securities, including investment securities (as defined in 12 C.F.R. § 1.2(e)), owned by the Company and its Subsidiaries, and all such securities are owned by the Company or its Subsidiaries (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. All of the securities owned, directly or indirectly, by the

Company are permissible investments for a national banking association and are in material compliance with applicable Law. Other than the Company’s Subsidiaries, there are no entities in which the Company owns 5% or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Company’s securities portfolio. Except for investments in FHLB stock, Federal Reserve Bank of Chicago stock, and the Bank Term Funding Program and pledges to secure FHLB or Federal Reserve Bank of Chicago borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued and reflected on the books of the Company and its Subsidiaries in accordance with GAAP in all material respects.

(c) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

Section 3.31 Interest Rate Risk Management Instruments. Except for interest rate caps and floors contained in loan documents for Loans in the ordinary course of business, neither the Company nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries.

Section 3.32 SEC Documents; Other Reports; Internal Controls.

(a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since June 30, 2022 (the “Company Reports”) and, to the Knowledge of Company, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since June 30, 2022 with any Governmental Entity (other than Company Reports) and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Subject to Section 5.06 of this Agreement, except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company and its Subsidiaries, no Governmental Entity has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since June 30, 2022. Subject to Section 5.06 of this Agreement, there is no material unresolved violation or exception alleged by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, Company or any of its Subsidiaries.

(c) Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Change on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has implemented and maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since June 30, 2022, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.33 Information Technology; Security & Privacy. To the Company’s Knowledge, all information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s and its Subsidiaries businesses (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Company IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Company and its Subsidiaries have commercially reasonable disaster recovery plans, procedures and facilities for their business and have taken commercially reasonable steps to safeguard Company IT Systems. Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither the Company nor its Subsidiaries have experienced since January 1, 2020 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Company IT Systems. The Company has taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries are not in breach of any material contract related to any Company IT Systems. To the Knowledge of the Company, the Company and its Subsidiaries have at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company and its Subsidiaries from time to time with respect to the foregoing. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against the Company or its Subsidiaries nor does the Company have reason to believe that any such claims are likely to be asserted or threatened against the Company or its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable legal requirements, policies or procedures. The consummation of the Merger and the other transactions contemplated hereby shall not breach or otherwise cause any violation of any such applicable legal requirements, policies or procedures. With respect to all personal information described herein, the Company and its Subsidiaries have taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the applicable legal requirements, policies or procedures referred to herein. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

Section 3.34 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (“CRA”) and all regulations issued thereunder. The Bank has a rating of “satisfactory” as of its most recent CRA compliance examination, and the Company has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA. Neither the Company nor the Bank is a party to any agreement relating to CRA matters.

Section 3.35 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including any Illinois usury statutes applicable to the Bank as they are interpreted as of the date of this Agreement, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the United States.

Section 3.36 Fair Housing Act, Home Mortgage Disclosure Act, Equal Credit Opportunity Act and other Banking Laws. The Bank is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and all other laws applicable to its business or employees conducting its business and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor has any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.37 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the “U.S.A. Patriot Act,” and all regulations issued thereunder, and the Bank has properly certified foreign deposit accounts and has made necessary tax withholdings on its deposit accounts; furthermore, the Bank has timely and properly filed and maintained requisite “Currency Transaction Reports” and other related forms, including requisite “Custom Reports” required by any agency of the United States Treasury Department, including the IRS, in all cases in material compliance with the applicable laws and regulations. The

Bank has timely filed Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 3.37 in material compliance with the applicable laws and regulations. The Bank is in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by the Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. The Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.38 Unfair, Deceptive or Abusive Acts or Practices. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which the Company or any of its Subsidiaries is a party that allege, or to the Knowledge of the Company, no Person has threatened to allege, that the Company or any of its Subsidiaries has engaged in any unfair or deceptive acts or practices.

Section 3.39 Agreements Between the Company and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between the Company and any of its Subsidiaries. All past courses of dealings between the Company and each of its Subsidiaries have been conducted in the ordinary course of business, on arm’s-length terms consistent with applicable Law. The Company has no Knowledge of any claims that the Company has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40 Mortgage Loan Matters. Except as set forth on Company Disclosure Schedule 3.40, at all times while Company and its Subsidiaries have been originating and servicing qualified and non-qualified (i.e., not for sale to any public government-sponsored enterprise) residential mortgage loans (collectively, the “Mortgage Loans”), each of the Company and its Subsidiaries:

(a) has had all licenses necessary to carry on its business as conducted and has been licensed, qualified and in good standing in the states where each Mortgaged Property is and has been located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it;

(b) has had in place policies and procedures governing the origination of Mortgage Loans, including, but not limited to, with respect to the ability to repay, analysis of gift letters and evaluation of financial statements from borrowers, use of third party brokers, and independent quality control, and has been in compliance with such policies and procedures in all material respects;

(c) has utilized origination, collection and servicing practices with respect to the Mortgage Loans that have been in all material respects legal, in compliance with all applicable Laws, and customary in the mortgage origination and servicing industry, and the collection and servicing practices have been consistent with Customary Servicing Procedures;

(d) to the Knowledge of the Company, has not been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent audits (if any); and

(e) has had in full force and effect an adequate errors and omissions policy or policies with respect to its origination and servicing operations and a standard mortgage banker’s blanket bond.

Section 3.41 Representations Not Misleading. No representation or warranty by the Company contained in this Agreement, nor any exhibit or schedule furnished to Parent by the Company under and pursuant to this

Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over the Company or its properties of the facts and circumstances upon which they were based.

Section 3.42 State Takeover Laws. The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.43 Company Information. None of the information included by the Company in its Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto shall, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Company Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company in this Section 3.43 with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.

Section 3.44 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or shall be confirmed in a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Total Cash Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Stock, collectively as a group. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.45 Brokerage Fees and Commissions. Except as set forth on Confidential Schedule 3.45, no agent, representative or broker has represented the Company in connection with the transactions described in this Agreement. Parent shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the Company or any shareholder of the Company, and the Company hereby agrees to indemnify and hold Parent harmless for any amounts owed to any agent, representative or broker of the Company or any shareholder of the Company.

Section 3.46 Cannabis-Related Businesses.

(a) Other than in respect of the Bank’s customer relationships with the Persons set forth on Confidential Schedule 3.46(a), to the Company’s Knowledge, the Bank does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in (a) the manufacture, production, distribution, sale, or other dispensation of marijuana, tetrahydrocannabinol (THC), or other cannabis or cannabis-derived products that are Schedule I controlled substances under the Controlled Substances Act (“Marijuana Business”) or (b) the manufacture, processing, sale, or purchase of cannabis or cannabis-derived products, all of which are not controlled substances under the Controlled Substances Act (“Hemp Business” and, together with Marijuana Business, “Cannabis Business”).

(b) To the Company’s Knowledge, no borrower under any Loan (i) is engaged in a Cannabis Business or (ii) leases any Assets to any Person engaged in a Cannabis Business, in each case other than those Cannabis Businesses listed on Confidential Schedule 3.46(b). To the Company’s Knowledge, any Cannabis

Business which the Bank services, (x) is operated in compliance with, applicable Laws (for purposes of the Company representation set forth in this Section 3.46(b), and solely in respect of any Marijuana Business, the term “Laws” being understood to exclude the Controlled Substances Act and any regulations or guidance issued thereunder), and (y) has not received a warning letter from and is not the subject of any compliance action initiated by the Federal Drug Administration, the Federal Trade Commission or any other Governmental Entity. To the Company’s Knowledge, the Bank has timely and properly filed all mandatory Suspicious Activity Reports related to any Cannabis Business and has complied with applicable Law and guidance from any Governmental Entity related to servicing Cannabis Businesses or related entities or customers.

Section 3.47 No Other Representations or Warranties. Except as expressly set forth in Article III of this Agreement, none of the Company, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to the Company or any of its Subsidiaries or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedules delivered by Parent to the Company prior to the execution hereof (the “Parent Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Parent hereby represents and warrants to the Company as follows:

Section 4.01 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Parent has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Parent, as amended to date, have been made available to the Company. Except for Servbank and, upon its formation, Merger Sub, Parent does not own or control any Affiliate or Subsidiary. The nature of the business of Parent and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Arizona. The nature of the business of Parent is duly licensed or qualified to do business in the State of Arizona. Parent has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Parent has not been conducted through any other direct or indirect Subsidiary or Affiliate of Parent.

(b) Servbank is a national banking association, duly formed and validly existing and in good standing under all laws, rules, and regulations of the United States of America. Servbank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the charter and bylaws of Servbank, as amended to date, certified by an officer of Servbank have been made available to the Company. Servbank is an insured bank as defined in the FDIA, the deposit accounts of Servbank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Servbank.

Section 4.02 Authority; Execution and Delivery. Parent has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Parent Board. Parent has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing shall be, duly executed by Parent, and each constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Compliance with Laws, Permits and Instruments.

(a) Each of Parent and Servbank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time shall not be in default) under, or in violation of, (i) any provision of the articles of incorporation or the bylaws of Parent or the charter or bylaws of Servbank (collectively referred to as the “Parent Organizational Documents”); (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Parent, Servbank, or their respective assets, operations, properties or businesses; or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to Parent, Servbank, or their respective assets, operations, properties or businesses.

(b) The execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby shall not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Parent Organizational Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Parent, Servbank, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Servbank, or their respective assets, operations, properties or businesses.

Section 4.04 Litigation. There are no material actions, claims, suits, investigations, reviews or other legal or administrative proceedings of any kind or nature now pending against or affecting Parent or Servbank at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, that in any manner involve Parent or Servbank or any of their properties or capital stock. To Parent’s Knowledge, there are no material actions, claims, suits, investigations, reviews or other legal or administrative proceedings of any kind or nature threatened against Parent or Servbank, and Parent has no Knowledge of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Parent’s Knowledge, threatened against Parent or Servbank that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Parent or Servbank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.05 Consents and Approvals. Except with respect to the receipt of all required regulatory approvals, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Parent or Servbank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Parent or Servbank of the transactions contemplated hereby or thereby.

Section 4.06 Regulatory Compliance.

(a) All reports, records, registrations, statements, notices and other documents or information required to be filed by Parent and its Subsidiaries with any federal or state regulatory authority, including those required to be filed under any administrative action, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

(b) Neither Parent nor any of its Subsidiaries is now or has been within the last five (5) years subject to any administrative action, and to the Knowledge of Parent no such regulatory bodies have any present intent to place Parent or its Subsidiaries under any such administrative action. There (i) is no unresolved violation or apparent violation alleged by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries or any administrative action, and (ii) are no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any regulatory body with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries. Parent and its Subsidiaries have fully reserved for any fines, penalties, restitution or other payments, if any, required under or pursuant to any administrative action.

(c) There are no actions or proceedings pending or threatened against Parent or its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(d) Each of Parent and Servbank is “well capitalized” (as that term is defined in 12 C.F.R. § 6.4(b)(1)), and “well managed” (as that term is defined is 12 C.F.R. § 5.3). Parent has no Knowledge of any fact or circumstance that is reasonably likely to materially delay receipt of, impede or impose a Materially Burdensome Regulatory Condition on any required regulatory approval of the Merger. Notwithstanding the foregoing, Parent and Servbank shall not be required to take any action in this Agreement that would cause it to violate any applicable law or regulation.

Section 4.07 Community Reinvestment Act. Servbank is in material compliance with the CRA and all regulations issued thereunder. Servbank has a rating of “satisfactory” as of its most recent CRA compliance examination, and Parent has no Knowledge of any reason why Servbank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Servbank under the CRA. Neither Parent nor Servbank is a party to any agreement relating to CRA matters.

Section 4.08 Fair Housing Act, Home Mortgage Disclosure Act, Equal Credit Opportunity Act and other Banking Laws. Servbank is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and all other laws applicable to its business or employees conducting its business and all regulations issued thereunder. Servbank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and Servbank has not received any notice of, nor has any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Servbank’s non-compliance with such acts.

Section 4.09 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Servbank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign

Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the “U.S.A. Patriot Act,” and all regulations issued thereunder, and Servbank has properly certified foreign deposit accounts and has made necessary tax withholdings on its deposit accounts; furthermore, Servbank has timely and properly filed and maintained requisite “Currency Transaction Reports” and other related forms, including requisite “Custom Reports” required by any agency of the United States Treasury Department, including the IRS, in all cases in material compliance with the applicable laws and regulations. Servbank has timely filed Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 4.09 in material compliance with the applicable laws and regulations.

Section 4.10 Representations Not Misleading. No representation or warranty by Parent contained in this Agreement, nor any exhibit or schedule furnished to the Company by Parent under and pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Parent or their properties of the facts and circumstances upon which they were based.

Section 4.11 State Takeover Laws. The Parent Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 4.12 Parent Information. None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto shall, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Company Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.12 with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.

Section 4.13 Reserved.

Section 4.14 Vote/Approval Required. No vote or consent of the holders of the Parent Common Stock is necessary to approve this Agreement or the transactions contemplated hereby. The vote or consent of the Parent as the sole shareholder of Merger Sub is the only consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.15 Brokerage Fees and Commissions. Except as set forth in Confidential Schedule 4.15, no agent, representative or broker has represented Parent in connection with the transactions described in this Agreement. The Company shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Parent and Parent hereby agrees to indemnify and hold the Company harmless for any amounts owed to any agent, representative or broker of Parent.

Section 4.16 Financing. Parent and Servbank have, and shall have as of the Closing Date, sufficient financing available for it to pay the Merger Consideration as contemplated hereby, and to satisfy all of its other obligations under this Agreement.

Section 4.17 Benefits. All employee benefit plans of Parent or any of Parent’s Subsidiaries have been established, operated and administered in all material respects accordance with all applicable laws, including the Code and ERISA.

Section 4.18 Financial Statements and Internal Controls. Parent has furnished to the Company true and complete copies of (i) the audited consolidated financial statements of Parent and its Subsidiaries as of December 31, 2024, together with all related notes and schedules thereto, accompanied by the reports thereon of the Parent’s independent auditors for the years ended as of such dates, and (ii) the unaudited interim consolidated financial statements of Parent as of the end of each calendar quarter following December 31, 2024, together with all related notes and schedules thereto (collectively, “Parent Financial Statements”). The Parent Financial Statements (including the related notes) have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries, as applicable, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Parent Financial Statements accurately and fairly reflect in all material respects the transactions of Parent. The Parent Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. Based on its most recent evaluation prior to the date of this Agreement, Parent has not had to disclose to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

Section 4.19 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Parent, its Subsidiaries, or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Parent or any of its Subsidiaries, or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.01 Commercially Reasonable Efforts. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, required by law or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld), the Company shall, and shall cause its Subsidiaries to, (a) conduct their respective businesses in the ordinary course consistent with past practices, (b) use all commercially reasonable efforts to (i) maintain and preserve intact its business organization, (ii) maintain their rights, franchises, licenses and other authorizations by Government Entities (iii) preserve their relationships with directors, executive officers, key employees, customers, suppliers and others having business dealings with them, and (iv) maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.02 Company Shareholders’ Meeting; Proxy Statement.

(a) The Company agrees to take, in accordance with applicable Law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Shareholders’ Meeting”) and, subject to Section 5.16 of this Agreement, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders the Company Recommendation (and including such recommendation in the Proxy Statement) and shall not make a Company Adverse Recommendation Change, except in accordance with this Section 5.02 and Section 5.16. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Requisite Company Approval. Notwithstanding the foregoing or any other provision of this Agreement, but subject to Section 5.16, Section 9.01 and Section 9.03 of this Agreement, as applicable, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to make the Company Recommendation, then, prior to the receipt of the Requisite Company Approval, the Company Board may withhold or withdraw or modify or qualify in a manner adverse to Parent the Company Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 9.01 of this Agreement, Company shall submit this Agreement to its shareholders for their consideration at the Shareholders’ Meeting. In the event that there is present at the Shareholders’ Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Approval, the Company shall not adjourn or postpone the Shareholders’ Meeting unless the Company, after receiving the advice of its outside counsel, determines that failure to do so would reasonably be likely to result in a breach of applicable Law. The Company shall keep Parent updated with respect to the proxy solicitation results in connection with the Shareholders’ Meeting as reasonably requested by Parent. The Company shall adjourn or postpone the Shareholders’ Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Approval, or (z) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company Board has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s shareholders prior to the Shareholders’ Meeting. Company shall only be required to adjourn or postpone the Shareholders’ Meeting one (1) times, for aggregate adjournments or postponements not exceeding thirty (30) calendar days, pursuant to the immediately preceding sentence of this Section 5.02(a) and any further adjournments or postponements of the Shareholders’ Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of Parent. Except with the prior approval of Parent or as required by applicable Law, no other matters shall be submitted for the approval of the shareholders of the Company at the Shareholders’ Meeting.

(b) The Company Board shall (i) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (ii) perform such other acts as may reasonably be requested by Parent to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, but consistent with Section 5.16 and Section 9.01, (iii) cause the Proxy Statement to be filed with the SEC no later than forty-five (45) calendar days after the date hereof, (iv) cause the Proxy Statement to be mailed to the shareholders of the Company as soon as practicable after the date hereof, but in any event, no later than ten (10) days after the date the

SEC approves, clears or otherwise informs the Company that it has no additional comments relating to the Proxy Statement, and (v) cause the Shareholders’ Meeting to occur no later than thirty (30) days after the date the Proxy Statement is mailed to Company shareholders, except in the case of any adjournment or postponement of the Shareholders’ Meeting, as described in Section 5.02(a). Furthermore, the Company Board shall not authorize appraisal rights for holders of Company Stock as provided for under Title 3, Subtitle 2 of the MGCL.

(c) If the Company becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, the Company shall promptly inform Parent thereof and take the necessary steps to correct the Proxy Statement.

(d) Prior to filing the Proxy Statement with the SEC, the Company shall provide Parent drafts of the Proxy Statement and other documents relating to the Proxy Statement for Parent to review and comment upon, and the Company shall use its commercially reasonable efforts to incorporate into the Proxy Statement and other documents any reasonable comments or changes suggested by Parent. Parent shall furnish or cause to be furnished to Company, all information concerning Parent, required for inclusion in the Proxy Statement.

(e) The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. The Company shall promptly notify Parent upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Proxy Statement or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger, or any other filing. Parent and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Proxy Statement. The Company shall provide to Parent and its counsel a copy of all responses to requests for additional information by and replies to comments of the SEC prior to filing them with the SEC and provide Parent and its counsel reasonable opportunity to review and comment on prior to filing with the SEC, and shall provide Parent and its counsel with a copy of all SEC filings made by the Company. If at any time prior to the Shareholders’ Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement, Company shall use its commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders an amendment or supplement.

Section 5.03 Information Furnished by the Company. The Company shall promptly following receipt of a written request from Parent furnish or cause to be furnished to Parent, all information concerning the Company, including but not limited to financial statements, required for inclusion in any notice or application made or filed by Parent to any governmental body in connection with the transactions contemplated by this Agreement or, as reasonably requested by Parent, in connection with any unrelated transactions during the pendency of this Agreement. The Company represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall otherwise reasonably cooperate with Parent in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, the Company shall, and shall cause each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by Parent:

(a) perform, in all material respects, all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Company or any of its Subsidiaries may in good faith reasonably dispute;

(b) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(d) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP;

(e) promptly notify Parent of any Tax proceeding or claim pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries;

(f) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(g) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(h) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Company’s and the Bank’s existing policy and procedures;

(i) on or prior to the Calculation Date, achieve and maintain the ACL account for the Bank in an amount equal to at least 1.04% of the Bank’s total loans and in compliance with applicable regulatory requirements and GAAP; and

(j) pay or accrue all Transaction Costs prior to the Closing Date.

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, the Company shall not, and shall not permit any of its Subsidiaries including the Bank to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as set forth on Confidential Schedule 5.05:

(a) change the Company’s or any of its Subsidiaries’ charter, articles of incorporation or bylaws, increase the number of shares of Company Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(b) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from the Company or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, (ii) any deposit (in any amount) made by an officer, director or employee or (iii) loans or extension of credit;

(c) other than with respect to (i) the Special Dividend and (ii) regular semi-annual dividends, with similar timing and per share amounts to prior declarations, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(d) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except (i) in the ordinary course of business consistent with past practices, (ii) for liabilities incurred in connection with the transactions contemplated hereby and (iii) for Liens, obligations or liabilities reflected on the Company’s Financial Statements;

(e) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(f) accelerate the vesting of pension or other benefits in favor of employees of the Company or any of its Subsidiaries except as provided by the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(g) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(h) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) FHLB advances, (iii) Federal Reserve Bank loans, and (iv) pledges of assets to secure public funds deposits;

(i) except as otherwise provided for in this Agreement, (x) enter into, adopt, amend (except for such amendments as may be required by applicable Law or as provided under this Agreement) or terminate any Employee Plan, or any agreement, arrangement, plan or policy between the Company or its Subsidiaries and one or more of its directors or executive officers, (y) except for normal pay increases other than to key employees or nonexecutive officers in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (z) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of the Company under the terms of any existing agreement;

(j) make any material change in the rate of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past practices to its employees and officers;

(k) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, executive officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(l) make any capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate, except for such capital expenditures or capital additions that are consistent with the Company’s Fixed Asset and Capital Expenditures Policy, or that are necessary to prevent substantial deterioration of the condition of a property;

(m) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(n) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, other than changes consistent with past practice or to comply with recommendations, guidance, pronouncements or requirements of any applicable Regulatory Agency, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as consistent with past practice, as required by changes in GAAP as concurred in by the Company’s independent auditors, or as recommended or required by any applicable Regulatory Agency, or (iv) Tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to the Company or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

(o) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or at the written direction of a Governmental Entity;

(p) enter into, materially amend, modify, terminate or waive any material provision of, any material contract or lease other than renewals in the ordinary course of business consistent with past practice;

(q) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or executive officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries, provided that, in connection with any settlement or agreement, the determination of aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any insurance policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention, and provided further, that any settlement or similar agreement shall include an unconditional release of the Company, its Subsidiaries or any director or executive officer who is or becomes a party from all liability on claims that are the subject matter of such proceeding;

(r) enter into any new material line of business or change or amend in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Entity;

(s) enter into any derivative transaction other than in the ordinary course of business consistent with past practice;

(t) sell (but payment at maturity is not a sale) or purchase any debt or investment security, including any asset designated as “held to maturity” or something similar, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a maturity of one (1) year or less;

(u) make any changes to deposit pricing that are not in the ordinary course of business consistent with past practice;

(v) make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

(w) enter into any acquisitions or leases, as lessee, of real property, including new leases and lease extensions, other than equipment leases and OREO Property;

(x) make, change or revoke any entity classification election or other Tax election, change any income or other material Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into, cancel or modify any closing agreement, settle or compromise any liability with respect to Taxes, request any ruling from a Governmental Entity with respect to Taxes, enter into any Tax sharing agreement, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(y) commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Entity or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits;

(z) except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of any Recognized Environmental Condition (as defined in ASTM 1527-21) or any other material environmental issue;

(aa) take any action or fail to take (which omission would reasonably be likely to result in such consequences), or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) a material delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any material impediment to Company’s ability to consummate the Merger of the transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied, except, in each case, as may be required by applicable Law or GAAP or as specifically provided for otherwise under this Agreement;

(bb) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(cc) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(dd) except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility;

(ee) compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than (i) any loan workout in the ordinary course of business, consistent with the Bank’s current policies and procedures and past practice, or (ii) unless Parent, first consents in writing (provided that Parent shall respond to any such request for consent within (5) Business Days of Company submitting such request, together with reasonable supporting documentation);

(ff) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing;

(gg) make, renew, renegotiate, increase, extend or modify any (i) unsecured loan involving a commitment of more than $100,000, (ii) loan involving a commitment of more than $100,000 that is not fully secured by collateral on a first lien position, (iii) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (iv) secured loan involving a commitment of more than $750,000, unless any such loan or extension of credit has been expressly consented to in writing by Parent, or (v) loan involving a commitment of more than $500,000 if aggregate exposure to the borrower or borrowing entity and its Affiliates is greater than or equal to $5,000,000; provided, however, that (i)-(v) above shall not apply to loans or extensions of credit approved and/or committed to by the Bank loan committee as reflected on its Directors Loan Committee approvals since June 30, 2025 (copies of which have been provided to Parent), loans made under the Bank’s mortgage programs, and if required by Law; provided, further, that Parent will be deemed to have consented to any such proposed loan or extension of credit pursuant to (i)-(v) above if it does not object within a review period of two (2) Business Days following the date of delivery of notice to be delivered via email to Stavros Papastavrou, Ali Vafai, Donald Satiroff, and Jeffrey Green (the “Designated Representatives of Parent”) of such proposed loan or extension of credit; notwithstanding the foregoing, in the event that Parent objects to a proposed loan renewal, renegotiation, extension or modification, then Parent and the Company will communicate and collaborate regarding proposed next steps for a resolution of the loan relationship for a period of up to ninety (90) days; provided, further that if Parent objects to a proposed loan, renewal, renegotiation, increase, extension or modification and such decision results in an existing customer moving its loan and deposit business from the Bank, then such loss of loan and deposit business will not be taken into account for purposes of determining whether or not the Bank has suffered a Material Adverse Change;

(hh) (i) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified or, in the exercise of reasonable diligence by Bank or any governmental authority with supervisory jurisdiction over the Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons, in excess of $50,000, or (ii) make or commit to make a loan in excess of $50,000 to any borrower with an outstanding loan agreement, note or borrowing arrangement with the Bank which has been classified or, in the exercise of reasonable diligence by the Bank or any governmental authority with supervisory jurisdiction over the Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons; provided, that, unless Parent objects to such transaction no later than two (2) Business Days after actual receipt by Designated Representatives of Parent of all information reasonably necessary to the making, renewal or alteration of such Loan (which information will include, as applicable, credit reports, financial statements and Tax Returns of the borrower and appraisals of the collateral), Parent will be deemed to have approved such transaction;

(ii) (a) renew, extend the maturity of, or alter any of the material terms of any Loan to or contract with a Cannabis Business; (b) enter into any contract or other arrangement with any Cannabis Business; or (c) materially change, restructure or expand its policies or procedures, or its investment or other activity in respect of any Cannabis Business;

(jj) enter into, renew, extend the maturity of, or alter any of the material terms of any Loan to or contract with any current or former employee of the Company; or

(kk) enter into, renew, extend the maturity of, or alter any of the material terms of any Loan with an interest rate lower than the then-current Secured Overnight Financing Rate plus 100 basis points.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice, and in no event less than two (2) Business Days, and subject to applicable Laws, the Company shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Parent reasonable access to the properties, books, contracts and records of the Company and each of its Subsidiaries, permit Parent to make such inspections as Parent may require and furnish to Parent during such period all such information concerning the Company, each of its Subsidiaries and its affairs as Parent may reasonably request, in order that Parent may have the opportunity to make such reasonable investigation as it desires to make of the affairs of the Company and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of the Company and each of its Subsidiaries and the satisfaction of the conditions precedent to Parent’s obligations described in Article VIII of this Agreement. Parent shall use its commercially reasonable efforts not to disrupt the normal business operations of the Company or any of its Subsidiaries. The Company agrees at any time, and from time to time, to furnish to Parent as soon as practicable, any additional information that Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 4.32 and § 4.36) or other information where such access or disclosure would violate or prejudice the rights of the Company’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements. During the period from the date of this Agreement to the Effective Time, the Company shall cause one or more of its designated representatives to confer on a regular and frequent basis (not less than biweekly and at months’ end) with representatives of Parent and to report the general status of the Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) the Company agrees to provide to Parent (i) a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity (if permitted by Law) within two (2) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) calendar days after the end of each month, prepared in accordance with the Company’s current financial reporting practices, and (B) the Company shall provide Parent, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment, and provide Parent with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.08 Untrue Representations. The Company shall promptly notify Parent in writing if the Company obtains Knowledge of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Parent or any representation or warranty made in or pursuant to this Agreement or that results in the failure of the Company or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. The Company shall promptly notify Parent in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against the Company or any of its Subsidiaries or affecting any of their properties, and the Company shall promptly notify Parent of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. The Company shall promptly notify Parent in writing if any change or development has occurred or, to the Knowledge of the Company, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on the Company or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(l); provided, however, that the Company and its Subsidiaries shall not be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the consents and approvals of Governmental Entities that would reasonably be expected to have a material and adverse effect on the Parent, Merger Sub, Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, in each case after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

Section 5.12 Employment Agreements; Retention Agreements.

(a) The Company shall take any and all actions that are necessary to terminate immediately prior to the Effective Time those Employment Agreements and Change in Control Agreements set forth in Confidential Schedule 5.12(a) (the “Existing Employment Agreements”).

(b) The Company shall use its commercially reasonable efforts to cause those employees of the Company and/or the Bank set forth on Confidential Schedule 5.12(b) to enter into retention agreements or other employment arrangements (the “Retention Agreements”) to be effective as of the Effective Time; provided that the terms and conditions of the Retention Agreements shall be mutually agreed upon by such employees, the Company and Parent.

Section 5.13 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Company shareholders, the Company and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Parent shall prepare or cause to be prepared all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date.

Section 5.14 Disclosure Schedules. At least ten (10) calendar days prior to the Closing, the Company agrees to provide Parent with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.15 Operational Updates. The executive officers of the Company and the Bank agree to meet with senior officers of Parent once a month, or upon three (3) Business Days’ notice as reasonably determined by Parent and the Company, to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of the Company and the Bank agrees to give reasonable consideration to Parent’s input on such matters, consistent with this Section 5, with the understanding that Parent shall in no event be permitted to exercise control of the Company or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, the Company and the Bank shall have no obligation to act in accordance with Parent’s input.

Section 5.16 No Solicitation.

(a) Subject to the provisions of this Section 5.16, the Company shall not, and shall cause its Subsidiaries not to, and shall cause the Company’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.16(b)); provided, however, that the foregoing shall not prohibit the Company or its Representatives from informing any Person of the restrictions of this Section 5.16 or from contacting any Person who has made an Acquisition Proposal solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.16. The Company shall, and shall cause each of its Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or its Affiliates) conducted before the date of this Agreement with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, and (ii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding Section 5.16(a), if, prior to the time Requisite Company Approval is obtained, the Company receives an unsolicited bona fide written Acquisition Proposal that the board of directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company may take the following actions: (1) furnish nonpublic information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, the Company has entered into a customary confidentiality agreement with such Person, and (B) all such information has previously been provided to Parent or is provided to Parent prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within forty-eight (48) hours) shall advise Parent orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Acquisition Proposal (including any material change to its terms).

(c) Except as set forth in Section 5.16(d) of this Agreement, the Company Board shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Parent and Servbank, its recommendation referred to in Section 5.02 of this Agreement, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.16(d) of this Agreement, the Company shall not, and its board of directors shall not allow the Company to, and the Company shall cause its Subsidiaries and each of their respective directors and officers and instruct each of their agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 5.16(b) of this Agreement) relating to any Superior Proposal. The Company Board shall also not authorize appraisal rights for holders of Company Stock as provided for under Title 3, Subtitle 2 of the MGCL.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of the Company may, prior to the time the Requisite Company Approval is obtained, in response to a Superior Proposal or Intervening Event which did not result from a breach of Section 5.16(a) or (b), make a Company Adverse Recommendation Change, if the board of directors of Company has determines in good faith, after receiving the advice of its outside counsel, that the failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that the board of directors of the Company may not effect a Company Adverse Recommendation Change unless (1) the Company has complied in all material respects with this Section 6, and (2) prior to making a Company Adverse Recommendation Change, Company provides prior written notice to Parent three (3) Business Days in advance (the “Notice Period”) of its intention to take such action, and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal)), and any material modifications to any of the foregoing, (3) prior to taking such action, the Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Parent, during the Notice Period (to the extent Parent desires to so negotiate) any revision to the terms of this Agreement that Parent desires to propose in writing prior to the end of such Notice Period, and (4) after the conclusion of any Notice Period, the board of directors of the Company determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Parent pursuant to sub-clause (3) above, that in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, and in the case of an Acquisition Proposal or Intervening Event, it nevertheless would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to make or continue to make the Company Recommendation. Any material amendment to any Superior Proposal shall be deemed to be a new Superior Proposal for purposes of this Section 5.16(d) and shall require a new Notice Period as referred to in this Section 5.16(d), provided, that such new Notice Period shall be two (2) Business Days.

(e) Nothing contained in Section 5.02 of this Agreement or this Section 6 shall prohibit the Company or its board of directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or, (ii) making any disclosure to the Company’s shareholders if, after consultation with its outside legal counsel, the Company determines that such disclosure is reasonably required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the Company Recommendation in such disclosure and does not recommend that the Company shareholders tender their shares or otherwise support such Acquisition Proposal, or (iii) informing any Person of the existence of the provisions contained in this Section 6.

Section 5.17 Second Merger. Prior to the Effective Time, the Company shall cooperate with Parent and Servbank as necessary in conjunction with all approvals, filings and other steps necessary to enter into the Second Merger Agreement, the form of which is attached hereto as Exhibit “A”, and to cause the consummation of the Second Merger immediately after the Effective Time.

Section 5.18 Bank Merger. Prior to the Effective Time, the Company shall cause the Bank cooperate with Parent and Servbank as necessary in conjunction with all approvals, filings and other steps necessary to enter into the Bank Merger Agreement, the form of which is attached hereto as Exhibit “B”, and to cause the consummation of the Bank Merger immediately after the effective time of the Second Merger.

Section 5.19 Indemnification; Tail Coverage.

(a) For six years after the Effective Time, Parent shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Articles of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries.

(b) Before the Effective Time, the Company shall obtain, and before the Calculation Date, the Company shall fully pay for, or accrue, “tail” insurance policies or a continuance of current policies with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance (or comparable coverage) for the present and former officers and directors of the Company and the Bank and bond coverage (or comparable coverage), with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) (“Tail Coverage”). The Tail Coverage shall contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by the Company and the Bank, provided that in no event will the Company be required to expend more than an amount equal to 250% of the annual premiums paid by the Company as of the Closing Date for such insurance (the “Insurance Amount”) provided, however, that if the cost exceeds such limit, the Company will use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount. The total premium for the Tail Coverage shall be paid or accrued by the Company on or prior to the Calculation Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent, as the case may be, shall assume the obligations set forth in this Section 5.19.

(d) The provisions of this Section 5.19 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.20 Deregistration. Prior to the Closing Date, Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.21 Allowance for Credit Losses. The Company shall cause the Bank to maintain its ACL at a level consistent with the Bank’s historical methodology, past practices, existing policies and in compliance with GAAP and, at a minimum, on the Closing Date, the ACL shall be at least 1.04% of total loans (the “Minimum Allowance Amount”); provided, however, that if the ACL is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the ACL to an amount equal to the Minimum Allowance Amount and any such increase shall be accounted for in the calculation of Transaction Costs.

Section 5.22 Termination of ESOP. Effective as of the Business Day immediately before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”) in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). The Company or its Subsidiaries shall direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of suspense shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at the Merger Consideration or, if necessary for fiduciary purposes, a valuation of the Company Stock. All remaining shares of Company Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the Effective Time shall be allocated among the accounts of the ESOP participants with undistributed account balances at the Effective Time who are employed by Iroquois Federal Savings and Loan Association at the Effective Time, and in proportion to the balances credited to their accounts as of the end of the immediately previous plan year. The Company or its Subsidiaries will adopt such amendments to the ESOP (which shall be provided to Parent at least five (5) Business Days prior to adoption for Parent’s review and approval, such approval not to be unreasonably conditioned, withheld or delayed) to effect the provisions of this Section 5.22. Notwithstanding anything herein to the contrary, Iroquois Federal Savings and Loan Association will continue to accrue and make contributions to the ESOP from the date of this Agreement through the ESOP Termination Date in an amount sufficient for the trustee to make loan payments that become due in the ordinary course on the outstanding loan to the ESOP prior to the termination of the ESOP and shall make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to June 30) through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the ESOP. The Company shall not amend the ESOP (other than as necessary to terminate it or as required by law) between the date of this Agreement and the Effective Time to accelerate the time of any distribution under the ESOP.

Section 5.23 Termination of Specified Employee Plans. The Company will take all action necessary to terminate the Employee Plans listed on Confidential Schedule 5.23 (collectively, the “Specified Employee Plans”) effective immediately before the Effective Time and to pay any amounts provided for under such Specified Employee Plans or as set forth on Confidential Schedule 5.23 as promptly as practicable on or following the Effective Time in accordance with Section 409A of the Code

Section 5.24 Section 280G Covenant. If a “disqualified individual” (within the meaning of Section 280G(c) of the Code) is entitled to receive a payment and/or benefit that is reasonably expected to be a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) in connection with the Merger, the Company shall take such reasonable efforts to eliminate or reduce the Taxes that may be imposed under Section 4999 of the Code, including relying on a report of an independent valuation appraiser (the “280G Valuation”) that all or any portion of such payments or benefits constitute “reasonable compensation” as described in Treasury Regulations s. 1.280G-1, Q&A 42. The 280G Valuation shall be subject to Parent’s review and approval, with such approval not to be unreasonably withheld. For these purposes, the Parties agree to cooperate to the extent necessary to restructure any such benefits or payments as may be reasonably necessary to satisfy the conditions of such regulation.

Section 5.25 Termination of Certain Agreements. The Company shall use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Parent in writing, each contract listed on Confidential Schedule 5.25 shall, if the Merger occurs, be terminated at or after the Effective Time as specified in Confidential Schedule 5.25; provided, however, that until the thirtieth (30th) calendar day prior to Closing, Parent shall have the right to add to Confidential Schedule 5.25 any data processing contracts and contracts related to the provision of electronic banking services of the Company or its Subsidiaries not then listed on Confidential Schedule 5.25 if, and only if, such contract had not been made available to Parent prior to the date of this Agreement; provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by the Company or its Subsidiaries in connection with the termination of any such contract to be terminated shall be accrued or paid by the Company on or prior to the Calculation Date. For the avoidance of doubt, neither Parent nor Servbank shall pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties, termination fees, or liquidated damages in connection with the termination of any contract subject to this Section 5.25. Such notice and actions by the Company and its Subsidiaries shall be in accordance with the terms of such contracts.

Section 5.26 Transition; Informational Systems Conversion. From and after the date of this Agreement, Parent and the Company shall use their commercially reasonable efforts to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Parent, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of the Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by the Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and reasonably appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company shall not be required to take any actions or provide any information pursuant to this Section 5.26 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Parent shall promptly reimburse the Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Parent, any action to facilitate the Information Systems Conversion. The

Company and Parent shall take all actions and execute all further documents that are required to accomplish the foregoing in compliance with all applicable Laws.

Section 5.27 Access to Customers and Suppliers.

(a) Access to Customers. The Company and Parent shall work together to promote good relations between the Bank and its customers and to retain and grow the Bank customer relationships prior to and after the Effective Time. The Company and Parent agree that it may be advisable from and after the date of this Agreement for representatives of the Bank and/or of Servbank to meet with the Bank customers to discuss the business combination and related transactions contemplated by this Agreement with the Bank customers. Meetings with the Bank customers shall only occur with the express, prior permission of the Bank, shall be arranged solely by the Bank representatives, and shall be jointly attended by representatives of both the Bank and Servbank. Company, however, shall not be required to take any actions or provide any information pursuant to this Section 5.27 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 5.27 shall be deemed to prohibit representatives of the Bank and Servbank to meet with and communicate with their respective customers that may also be customers of the other party.

(b) Access to Suppliers. From and after the date of this Agreement, the Company shall, upon Parent’s reasonable request, introduce Parent and its representatives to suppliers of the Company and its Subsidiaries for the purpose of facilitating the integration of the Company and its business into that of Parent. Any interaction between Parent and the Company’s suppliers shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Parent and the Company’s suppliers.

Section 5.28 Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to the Company’s Knowledge, threatened, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall consult with Parent regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall (i) promptly notify Parent of any shareholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company, (ii) keep Parent reasonably informed with respect to the litigation’s status; provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. The Company shall select counsel to represent Company in any such shareholder litigation after consultation with Parent.

Section 5.29 Coordination.

(a) The Company and the Bank shall take any actions Parent may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of the Bank with Servbank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Servbank or the Bank branches or facilities and furnishing information and otherwise cooperating with Parent in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. The Company shall give reasonable consideration to Parent’s input regarding the matters reflected in this Section 5.29. The Company and the Bank shall permit representatives of Servbank to be onsite at the Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Parent’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of the Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent and (ii) the Company shall make such accruals under the Employee Plans as Parent may reasonably request to reflect the benefits payable under such Employee Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.29(b) need be made prior to the receipt of all necessary regulatory approvals and approval by the Company’s shareholders as set forth in this Agreement, and shall be made only in the quarter within which Closing occurs; provided, however, that no modifications, changes, or divestitures of the type described in this Section 5.29(b) shall result in any change to Company’s SEC filings, Consolidated Financial Statements for Bank Holding Companies, or Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.

(c) The Company and the Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Parent’s request internal control procedures which are consistent with Parent’s and Servbank’s current internal control procedures to allow Parent to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the receipt of all necessary regulatory approvals and approval by the Company’s shareholders as set forth in this Agreement, and shall be made only in the quarter within which Closing occurs, provided, further, that no modifications, changes, or divestitures of the type described in this Section 5.29(c) shall result in any change to the Company’s SEC filings, Consolidated Financial Statements for Bank Holding Companies, or Reports of Conditions and Statements of Income or call into question the validity of the filings made and certifications given under this Agreement.

(d) No accrual or reserve or change in policy or procedure made by the Company or any of its Subsidiaries pursuant to this Section 5.29 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

(e) Subject to Section 5.29(b) of this Agreement, Parent and the Company shall reasonably cooperate (i) to minimize any potential adverse impact to Parent under ASC 805, and (ii) to maximize potential benefits to Parent and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Law.

ARTICLE VI

COVENANTS OF PARENT

Section 6.01 Commercially Reasonable Efforts. Parent shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings.

(a) Parent, at its own expense, with the cooperation of the Company, at its own expense, shall promptly file (and in any event within forty-five (45) calendar days after the date hereof) applications for all regulatory approvals required to be obtained by Parent in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger, the Second Merger and the Bank Merger by the Federal Reserve, the OCC, the IDOI and the Arizona Department of Insurance and Financial Institutions (“AZDIFI”).

(b) Prior to filing such applications, Parent shall provide the Company drafts of the public portions of the applications for the Company to review and comment upon, and Parent shall use its commercially reasonable efforts to incorporate into such applications and other documents any reasonable comments or changes suggested by the Company; provided, however, that the Company shall have no more than five (5) Business Days to review and provide comments upon such applications.

(c) If Parent becomes aware prior to the Effective Time of any information that would cause any of the statements in the applications and filings contemplated by this Section 6.02 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Parent shall promptly inform the Company thereof and take the necessary steps to correct such applications and filings.

(d) Parent shall keep the Company reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.03 Information Furnished by Parent. Parent shall promptly following receipt of a written request from the Company furnish or cause to be furnished to the Company, all information concerning Parent and Merger Sub required for inclusion in any statement or application made or filed by the Company to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement, including, but not limited to the Proxy Statement. Parent represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Parent shall otherwise reasonably cooperate with the Company in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 6.04 Untrue Representations. Parent shall promptly notify the Company in writing if Parent becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to the Company or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Parent to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.05 Litigation and Claims. Parent shall promptly notify the Company of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Parent or any Subsidiary of Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.06 Material Adverse Changes. Parent shall promptly notify the Company in writing if any change or development shall have occurred or, to the Knowledge of Parent, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Parent, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.07 Disclosure Schedules. At least ten (10) days prior to the Closing, Parent agrees to provide the Company with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.08 Employee Benefit Plans and Employee Matters.

(a) Following the Closing Date, Parent may choose to maintain any or all of the Employee Plans in its sole discretion, subject to the next sentence of this Section 6.08(a). For any Employee Plan terminated for which there is a comparable Parent or Servbank benefit plan of general applicability (the “Parent Benefit Plans”), any current or former employee of the Company or any of its Subsidiaries who remains in the active employment of Parent or Servbank after the Closing Date (the “Continuing Employees”) shall be entitled to participate in such Parent Benefit Plan (excluding any severance, defined benefit pension, deferred compensation, equity-based, change-in-control, retention and/or transaction-based plans, programs or arrangements) to the same extent as similarly-situated employees of Parent or Servbank (it being understood that inclusion of Continuing Employees in Parent Benefit Plans may occur, if at all, at different times). The Company shall be solely responsible, and Parent and Servbank shall have no obligations whatsoever, for any bonus compensation (earned or otherwise) payable to any current or former employee of the Company or any of its Subsidiaries for any period on or prior to the Closing Date.

(b) Continuing Employees (other than those who are parties to an employment, change of control, retention or other similar type of agreement or arrangement which provides for severance or other payments or benefits upon termination) whose employment is terminated by Parent (absent termination for cause as determined by the employer) during the two-year period after the Effective Time shall, subject to the execution by each Continuing Employee of a standard release in favor of Parent and Servbank, receive severance in accordance with the Iroquois Federal Savings and Loan Association Officer and Employee Change in Control Severance Plan as in effect immediately prior to the Effective Time.

(c) The provisions of this Section 6.08 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.08) under or by reason of any provision of this Agreement. Nothing in this Section 6.08 amends, or shall be deemed to amend (or prevent the amendment or termination of), any Employee Plan or any employee benefit plan of Parent or any of its Affiliates.

Section 6.09 No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of the Company or the Bank prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Bank.

Section 6.10 Appointment to Board of Directors of Servbank. Parent shall cause Servbank to, effective as of the Effective Time, take all actions required to appoint at least one (1) director of the Company to the board of directors of Servbank to serve until the next annual meeting of Servbank’s shareholders. For avoidance of doubt, such director(s) shall be determined by Parent in its sole discretion.

Section 6.11 Retention Agreements. Parent shall use commercially reasonable efforts to negotiate and execute Retention Agreements with the persons set forth on Confidential Schedule 5.12(b) prior to the Closing Date, but shall have no responsibility or obligation if such persons elect not to enter into the Retention Agreements. Notwithstanding the foregoing, the failure for any Retention Agreement to be executed shall not be deemed a Material Adverse Change with respect to either party hereto and shall not serve as a basis for the termination of this Agreement.

Section 6.12 Incorporation and Organization of Merger Sub.

(a) As soon as practicable after the date hereof, but in any event prior to the Effective Time, Parent shall incorporate, or shall cause the incorporation of, Merger Sub under the laws of the State of Maryland.

Before the Effective Time, Parent shall cause Merger Sub not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby.

(b) As soon as practicable after the date hereof, but in any event prior to the Effective Time, Parent shall cause Merger Sub to join in and become party this Agreement pursuant to terms and conditions to be mutually agreed upon by Parent and the Company, and Parent shall cause Merger Sub to perform all of its obligations under this Agreement. Upon formation, Merger Sub shall issue all authorized shares of its common stock to Parent, and Parent, as the sole shareholder of Merger Sub, shall vote all the outstanding shares of common stock of Merger Sub in favor of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by the Company:

Section 7.01 Representations and Warranties. The representations and warranties of Parent set forth in (i) Section 4.15 (after giving effect to the lead-in to Article IV) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Section 4.01 and Section 4.02 of this Agreement (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Change on Parent. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an appropriate executive officer Parent to the foregoing effect.

Section 7.02 Performance of Obligations. Parent shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an appropriate executive officer of Parent to that effect.

Section 7.03 Shareholder Approval. Each of this Agreement and the Merger shall have been approved by the Requisite Company Approval and to the extent required by the MGCL and the Company Constituent Documents.

Section 7.04 Government and Other Approvals. The Company and the Bank having received all approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities, the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all

applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject the Company or its Subsidiaries or any officer, director, shareholder or employee of the Company or its Subsidiaries to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. The Company shall have received all documents required to be received from Parent on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to the Company.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to, or material liability of Parent since June 30, 2025.

Section 7.08 Delivery of Total Cash Consideration. Parent shall have delivered the Total Cash Consideration to the Exchange Agent pursuant to Section 1.08(a) hereof, and the Exchange Agent shall provide a certificate evidencing such delivery.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT

All obligations of Parent under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.03, 3.10 and 3.45 of this Agreement (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.03 of this Agreement, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Sections 3.01, 3.02, 3.32 and 3.44 of this Agreement (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Change on the Company. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by an appropriate executive officer of the Company to the foregoing effect.

Section 8.02 Performance of Obligations. The Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by an appropriate executive officer of the Company to that effect.

Section 8.03 Shareholder Approvals. Each of this Agreement and the Merger shall have been approved by the Requisite Company Approval.

Section 8.04 Government and Other Approvals. Parent having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(l), the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Parent or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Parent or any officer, director, shareholder or employee of the Company to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 No Material Adverse Change. There shall not have been a Material Adverse Change to the Company since June 30, 2025.

Section 8.07 Tail Coverage. The Company shall have procured and paid for the Tail Coverage prior to Closing in accordance with the terms and subject to the conditions of Section 5.19.

Section 8.08 Delivery of Closing Documents. Parent shall have received all documents required to be received from the Company on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to Parent.

Section 8.09 Employment Agreements. The Existing Employment Agreements shall have terminated immediately prior to the Effective Time as contemplated by Section 5.12(a).

Section 8.10 Ancillary Agreements.

(a) Each of the Director Support Agreements shall be and remain in full force and effect.

(b) Each of the Releases duly executed by the directors and executive officers of the Company of the Bank set forth on Confidential Schedule 8.10(b) shall be and remain in full force and effect.

Section 8.11 Director Resignations. On or prior to the Closing Date, Parent having received resignations from each of the members of the boards of directors of the Company and the Bank.

Section 8.12 Termination of ESOP. The Company shall have taken all action necessary to terminate the ESOP effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, associated with the termination prior to the Effective Time and repaid all outstanding ESOP loans prior to the Effective Time in accordance with Section 5.22.

Section 8.13 Termination of Specified Employee Plans. The Company shall have taken all action necessary to terminate the Specified Employee Plans effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, in accordance with Section 5.23.

Section 8.14 No Appraisal Rights. The Company Board shall have not authorized appraisal rights for holders of Company Stock as provided for under Title 3, Subtitle 2 of the MGCL.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of the Company, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of Parent and the Company;

(b) by either the Company or Parent:

(i) as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein, if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by August 31, 2026 (“End Time”); provided, however, that if such conditions precedent have not been met or waived solely because approval to consummate the transactions contemplated by this Agreement has not been received from a Governmental Entity, then such End Time may be extended by either party without the consent of the other parties to this Agreement for a period not to exceed sixty (60) days; provided further, that such End Time or extension thereof may be further extended to such later date as mutually agreed upon by the parties hereto; provided further, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before such date;

(ii) if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby, including an instruction or request to withdraw any regulatory application contemplated by Section 6.05 of this Agreement, and such disapproval, Order, decree, ruling, withdrawal or other action is final and nonappealable, and in the case of a withdrawal was not made solely to facilitate application processing on delegated authority or otherwise to achieve a more expeditious processing of any regulatory application; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such disapproval, Order, decree, ruling or other action;

(iii) if there has been any Material Adverse Change with respect to the other party; or

(iv) if this Agreement and the Merger are not approved by the required vote of shareholders of the Company at the Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 9.01(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in the Company’s case in a manner that caused the failure to obtain the approval of the Company shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof.

(c) by Parent:

(i) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of the Company or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Parent desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(c), then it must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured; or

(ii) if the Company Board shall have effected a Company Adverse Recommendation Change or willfully breached its obligations under Sections 5.02 or 5.16 in any material respect;

(d) by the Company:

(i) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Parent or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If the Company desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(d), then it must notify Parent in writing of its intent to terminate stating the reason therefor. Parent shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured; or

(ii) if terminated prior to obtaining the Requisite Company Approval, and subject to the terms and conditions of Sections 7, in order to accept a Superior Proposal.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.07 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement shall have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud; and

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.05) shall survive any such termination; and

(b) If this Agreement is terminated:

(i) by Parent pursuant to Section 9.01(c)(ii), then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee equal to the sum of: (A) $2,694,000, plus (B) the total amount of any documented costs incurred by Parent in connection with the transactions contemplated by this Agreement, up to, but not to exceed, $898,000 ((A) and (B) together, the “Termination Fee”), within two (2) Business Days of receipt of such written notice of termination from Parent;

(ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, (A) the Company shall have received a bona fide Acquisition Proposal from any Person (other than the parties hereto), and (B) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.01(b)(i), (2) by Parent pursuant to Section 9.01(c)(i) or (3) by Parent or Company pursuant to Section 9.01(b)(iv), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to such Acquisition Proposal, then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that, solely for the purposes of this Section 9.03(b)(ii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.11, except that all references in such definition to 15% shall be changed to 50%; or

(iii) by either Party pursuant to Section 9.01(b)(iv), then the Company shall pay to Parent, by wire transfer of same day funds, the total amount of any documented costs incurred by Parent in connection with the transactions contemplated by this Agreement within two (2) Business Days of receipt of written notice of such termination; provided, that, the amount payable by the Company pursuant to this Section 9.03(b)(iii) shall be capped at $400,000 (the “Expense Reimbursement”), and the Company shall have no obligation pursuant to this Section 9.03(b)(iii) to pay any amount in excess thereof.

(c) Each party acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.03(b), then (i) the Company shall reimburse the Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the paying party shall pay to the non-paying party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. For the avoidance of doubt, in the event both the Expense Reimbursement and the Termination Fee are due and payable, the Company shall pay the Termination Fee, but not the Expense Reimbursement. In no event shall the Company be required to pay both the Termination Fee and the Expense Reimbursement.

(d) Except as set forth in Section 9.03(a)(i), the fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03 and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time.

Section 10.02 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Entire Agreement. This Agreement, the Second Merger Agreement, the Bank Merger Agreement, the Voting Agreement, the Director Support Agreements, the Releases, the Parent Confidential Schedules, the Company Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.04 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 10.04 shall be null and void.

Section 10.05 Further Cooperation. The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.06 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.07 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to the Company:

IF Bancorp, Inc.

Attention: Walter H. Hasselbring III

201 East Cherry Street

Watseka, Illinois 60970

Email: whasselbring@iroquoisfed.com

With a copy (which shall not constitute notice) to:

Luse Gorman

Attention: Larry Spacassi

5335 Wisconsin Avenue NW, Suite 780

Washington, DC 20015

Email: lspaccasi@luselaw.com

If to Parent:

Servbanc Holdco, Inc.

Attention: Stavros Papastavrou

3138 East Elwood Street

Phoenix, Arizona 85034

Email: stavros.papastavrou@servbank.com

Frank Giglio, Esq.

Chief Legal Officer, Servbank NA

3138 East Elwood Street

Phoenix, Arizona 85034

frank.giglio@servbank.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Attention:	Peter G. Weinstock

Beth A. Whitaker

E-mail:	pweinstock@HuntonAK.com

bwhitaker@HuntonAK.com

Section 10.08 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT SHALL LIE IN ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.11 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Accounting Firm” shall have the meaning set forth in Section 1.06(b).

“ACL” shall have the meaning set forth in Section 3.05(b).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving the Company, whether in a transaction or series of transaction, (ii) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal or greater than a 15% voting or economic interest in the Company or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its Subsidiaries taken as a whole (including stock of such Subsidiaries).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the preamble.

“Articles of Incorporation” shall have the meaning set forth in Section 1.03.

“AZDIFI” shall have the meaning set forth in Section 6.02(a).

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Banking Laws” shall have the meaning set forth in Section 3.04(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHC Act” shall have the meaning set forth in the preamble.

“Book-Entry Share” shall have the meaning set forth in Section 1.05(d).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Oswego, Illinois are authorized or required by Law to be closed.

“Bylaws” shall have the meaning set forth in Section 1.03.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iii).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(e).

“Cannabis Business” shall have the meaning set forth in Section 3.46(a).

“Certificate” shall have the meaning set forth in Section 1.10(c).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in Section 1.08(e).

“Company” shall have the meaning set forth in the preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.02(a).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 5.02(a).

“Company Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Company Disclosure Schedules” shall have the meaning set forth in the Article III preamble.

“Company Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Company IT Systems” shall have the meaning set forth in Section 3.33.

“Company Recommendation” shall have the meaning set forth in Section 3.02.

“Company Reports” shall have the meaning set forth in Section 3.32(a).

“Company Stock” shall have the meaning set forth in Section 1.05(c).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“Conversion Date” shall have the meaning set forth in Section 1.06(a)(ii).

“CRA” shall have the meaning set forth in Section 3.34.

“Customary Servicing Procedure” means, with respect to each Mortgage Loan, those mortgage servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business of prudent mortgage servicers that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with (a) the terms of the related Mortgage Note and Mortgage, and (b) applicable Law.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.38.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“End Time” shall have the meaning set forth in Section 9.01(b)(i).

“Designated Representatives of Parent” shall have the meaning set forth in Section 5.05(gg).

“Environmental Laws” means any Law, any judicial or administrative order, decree, or any agency requirement relating to: (a) pollution, public or worker health or safety, or the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Material. The term Environmental Law includes: (a) the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (b) common law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material.

“Environmental Reports” shall have the meaning set forth in Section 3.19(a).

“Equity Plans” shall have the meaning set forth in Section 1.09.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“ESOP” means the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.08(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 1.08(i).

“Exchange Fund” shall have the meaning set forth in Section 1.08(a).

“Existing Employment Agreements” shall have the meaning set forth in Section 5.12(a).

“Expense Reimbursement” shall have the meaning set forth in Section 9.03(b)(iii).

“FDIA” shall have the meaning set forth in Section 2.02(f).

“FDIC” shall have the meaning set forth in Section 2.02(f).

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall have the meaning set forth in Section 1.06(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any and all substances, materials and wastes (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect (or for which liability or standards of conduct may be imposed) under any Environmental Law or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substance, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“HCERA” shall have the meaning set forth in Section 3.28(g)(i).

“Healthcare Reform Laws” shall have the meaning set forth in Section 3.28(g)(i).

“Hemp Business” shall have the meaning set forth in Section 3.46(a).

“Holders” shall have the meaning set forth in Section 1.08(c).

“IDFPR” shall mean the Illinois Department of Financial and Professional Regulation.

“IDOI” shall have the meaning set forth in Section 3.08.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.19(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.19(a).

“Insurance Amount” shall have the meaning set forth in Section 5.19(b).

“Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Superior Proposal), but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Approval; provided, that none of the following shall be considered or taken into account in determining whether a Company Intervening Event has occurred: (1) changes in the trading price or trading volume of the Company Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or (2) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Company may be taken into account to the extent not otherwise excluded by this definition).

“IRS” shall have the meaning set forth in Section 3.12.

A person has “Knowledge” of a particular fact or other matter if any individual who is presently serving as a director, the president, the chief executive officer, chief financial officer, chief trust officer, chief credit officer, chief technology officer or compliance officer, after reasonable inquiry, is actually aware of such fact or other matter. Any reference in this Agreement to the Company’s Knowledge shall also include the Bank’s Knowledge, and vice-versa.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“LCI” shall have the meaning set forth in Section 3.01(c).

“LCI Stock” shall have the meaning set forth in Section 3.03(c).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 1.08(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Loan” shall have the meaning set forth in Section 3.17(a).

“Marijuana Business” shall have the meaning set forth in Section 3.46(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, including without limitation, with respect to the Company, a decrease in the Bank’s year-to-date earnings (excluding Transaction Costs) of 15% or more as compared to the average earnings over the same period of time during the three fiscal years of the Company ended June 30, 2025, 2024 and 2023, a decrease in the Bank’s Loans by 15% or more compared to June 30, 2025, or a decrease in the Bank’s noninterest bearing deposits and savings, NOW and money market accounts by 15% or more, taken as a whole (but excluding the effect of any change in the deposits listed on Confidential Schedule 10.11), compared to June 30, 2025, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism) or general economic or market conditions in the United States or the State of Illinois, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) general changes in the credit markets or general downgrades in the credit markets; or (v) changes proximately caused by the public disclosure or consummation of the transactions contemplated hereby or actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; provided, that, with respect to clauses (i) through (iv) such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 5.11.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(c).

“Merger Sub” shall have the meaning set forth in the Recitals.

“MGCL” shall have the meaning set forth in Section 1.01.

“Minimum Allowance Amount” shall have the meaning set forth in Section 1.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(iv).

“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.

“Mortgage Loans” shall have the meaning set forth in Section 3.40.

“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.

“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.

“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 3.05(a).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“Notice Period” shall have the meaning set forth in Section 5.16(d).

“OCC” shall have the meaning set forth in Section 2.02(b).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Parent” shall have the meaning set forth in the preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” means the 10,000,000 shares of common stock, no par value per share, of Parent.

“Parent Disclosure Schedules” shall have the meaning set forth in the Article IV preamble.

“Parent Organizational Documents” shall have the meaning set forth in Section 4.04(b).

“Parent Stock” shall have the meaning set forth in Section 1.05(a).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.06(a)(v).

“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties, (ii) Liens for taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Phase I Assessment” shall have the meaning set forth in Section 5.05(z).

“PPACA” shall have the meaning set forth in Section 3.28(g)(i).

“Property” or “Properties” shall include all real property currently owned or leased by the Company, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of the Company.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement” means the proxy statement for the Company Shareholders’ Meeting.

“RAP” shall have the meaning set forth in Section 3.05(b).

“Recognized Environmental Condition” shall have the meaning set forth in Section 5.05(z).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the OCC, (iv) the AZDIFI, (v) the IDFPR or (vi) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Release” means the Release Agreements in the form attached hereto as Exhibit “E”.

“Representatives” shall have the meaning set forth in Section 5.16(a).

“Requisite Company Approval” shall have the meaning set forth in Section 7.03.

“Retention Agreements” shall have the meaning set forth in Section 5.12(b).

“SEC” shall have the meaning set forth in Section 3.08(a).

“Second Merger” shall have the meaning set forth in Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Special Dividend” shall have the meaning set forth in Section 1.07.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of the Company or substantially all of the assets of the Company that is (a) on terms which the board of directors of the Company determines in good faith (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any written proposal by Parent to adjust the terms and conditions of this Agreement)), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the good faith judgment of the board of directors of the Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Coverage” shall have the meaning set forth in Section 5.19(b).

“Tangible Common Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall have the meaning set forth in Section 9.03(b)(i).

“Total Cash Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Transaction Costs” shall have the meaning set forth in Section 1.06(a)(ii).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Voting Agreement” shall have the meaning set forth in the Recitals.

Section 10.12 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.13 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.14 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.15 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein.

Section 10.16 Public Disclosure. Except for the Joint Press Release in the form set forth as Confidential Schedule 10.16 to be issued upon date that this Agreement becomes effective, neither Parent nor the Company, or any Affiliate or Subsidiary of the same, shall make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) Parent and the Company are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) Parent may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in Parent that are bound by a confidentiality agreement.

Section 10.17 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action shall be evidenced by a signed written notice given in the manner provided in Section 10.07. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 10.07) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.18 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.19 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except in accordance with Section 5.12(b).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

SERVBANC HOLDCO, INC.

By:	/s/ Stavros Papastavrou
Stavros Papastavrou, Chairman

IF BANCORP, INC.

By:	/s/ Walter H. Hasselbring III
Walter H. Hasselbring III, Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

October 29, 2025

The Board of Directors

IF Bancorp, Inc.

201 East Cherry St.

Watseka, IL 60970

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of IF Bancorp, Inc. (“IF”), collectively as a group, of the Aggregate Consideration (as defined below) to be received by such shareholders in the proposed merger of a to-be-formed wholly-owned subsidiary (“Merger Sub”) of ServBanc Holdco, Inc. (“Servbank”) with and into IF (the “Transaction”), pursuant to the Agreement and Plan of Merger to be entered into by and between Servbank, Merger Sub and IF (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Transaction, and without any further action by Servbank, Merger Sub, IF or any holder of record of securities of Servbank, Merger Sub or IF, each share of common stock, par value $0.01 per share, of IF (“IF Common Stock”) that is issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined in the Agreement), shall be converted into the right to receive cash in an amount equal to the quotient of (i) $89,800,000 (the “Aggregate Consideration”), subject to adjustment as provided in the Agreement (as to which adjustment we express no opinion), divided by (ii) the number of shares of IF Common Stock outstanding immediately prior to the Effective Time. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to IF and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of banking company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, IF and Servbank and their respective affiliates. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of IF. We have acted exclusively for the board of directors of IF (the “Board”) in rendering this opinion and will receive a fee from IF for our services. A portion of our fee is payable concurrently with the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, IF has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years KBW has not provided investment banking or financial advisory services to IF. In the past two years, KBW has not provided investment banking or financial advisory services to Servbank. We may in the future provide investment banking and financial advisory services to IF or Servbank and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of IF and bearing upon the Transaction, including among other things, the

The Board of Directors – IF Bancorp, Inc.

October 29, 2025

following: (i) a draft of the Agreement dated October 28, 2025 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended June 30, 2025 of IF; (iii) certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of IF (provided by IF); (iv) certain regulatory filings of IF and its subsidiaries, including, as applicable, the semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended June 30, 2025; (v) certain other interim reports and other communications of IF to its shareholders; and (vi) other financial information concerning the business and operations of IF that was furnished to us by IF or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of IF; (ii) the assets and liabilities of IF; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for IF with similar information for certain other companies the securities of which are publicly traded; and (v) financial and operating forecasts and projections of IF that were prepared by IF management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the management of IF regarding the past and current business operations, regulatory relations, financial condition and future prospects of IF and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by IF, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with IF.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of IF as to the reasonableness and achievability of the financial and operating forecasts and projections of IF referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management.

It is understood that the forecasts and projections provided to us and used and relied upon by us were not prepared with the expectation of public disclosure and that such information is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such forecasts and projections. We have assumed, based on discussions with IF management and with the consent of the Board, that the forecasts and projections of IF that were prepared and provided to us by IF management provide a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of IF since the date of the last financial statements that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for IF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any

The Board of Directors – IF Bancorp, Inc.

October 29, 2025

evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of IF, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of IF or Servbank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by IF of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the financial statements of IF, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transaction will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us referred to above) with no adjustments to the Aggregate Consideration and with no other payments in respect of IF Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the Transaction or the future results of operations or financial condition of IF. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by IF that IF has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to IF, Servbank, Merger Sub, the Transaction and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters. We have assumed, at the direction of IF and without independent verification, that, on the Calculation Date (as defined in the Agreement), IF’s Tangible Common Equity (as defined in the Agreement) will not be less than the Minimum Equity (as defined in the Agreement). Furthermore, with your consent, we have given no regard for purposes of this opinion to the Special Dividend (as defined in the Agreement), if any.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of IF Common Stock, collectively as a group, of the Aggregate Consideration to be received by such holders in the Transaction. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the actions relating to the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan to be taken on or before the Effective Time), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any such related transaction to IF, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, release, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can

The Board of Directors – IF Bancorp, Inc.

October 29, 2025

be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of IF to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by IF or the Board, (iii) the fairness of the amount or nature of the compensation to any of IF’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of IF Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of any consideration to be received by, holders of any class of securities of IF (other than the holders of IF Common Stock (solely with respect to the Aggregate Consideration, as described herein and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the Agreement, (v) whether Servbank has sufficient cash, available lines of credit or other sources of funds to enable the Aggregate Consideration to be paid to the holders of IF Common Stock at the closing of the Transaction, (vi) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (vii) any legal, regulatory, accounting, tax or similar matters relating to IF or its shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of IF Common Stock as to how to vote in connection with the Transaction, or to any holder of IF Common stock or any shareholder or stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ or similar agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of IF Common Stock in the Transaction is fair, from a financial point of view, to such holders, collectively as a group.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommend a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain	For	Against	Abstain

1.  The approval of the Agreement and Plan of Merger, dated as of October 29, 2025 (the “Merger Agreement”), by and between ServBanc Holdco, Inc. (“Parent”) and IF Bancorp, Inc. (the “Company”), pursuant to which (i) the Company will merge with and into SBHI Holdings, Inc., a newly formed subsidiary of Parent, with the Company as the surviving corporation (the “Merger”), (ii) the Company will be merged with and into Parent, with Parent as the surviving corporation, and (iii) Iroquois Federal Savings and Loan Association, a wholly owned subsidiary of the Company, will merge with and into Servbank, National Association, a wholly owned subsidiary of Parent (“Servbank”), with Servbank as the surviving entity.

	☐	☐	☐

2.  A proposal to approve a non-binding advisory proposal regarding the compensation to be paid to the named executive officers of the Company in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation”).

				☐	☐	☐

3. A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890		J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
1 U P X	6 7 2 2 4 1		MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

REVOCABLE PROXY — IF BANCORP, INC.

Special Meeting of Stockholders

February 3, 2026

2:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) signing the reverse side of this card hereby appoints the Board of Directors, with full power of substitution in each, to act as proxy for the stockholder(s), and to vote all shares of common stock of IF Bancorp, Inc. (the “Company”) which the stockholder(s) is entitled to vote only at the Special Meeting of Stockholders to be held on February 3, 2026 at 2:00 p.m., local time, at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois 60970, and at any and all adjournments or postponements thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting as indicated on the reverse side of this proxy card.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2, and 3.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.